                                                                [INTERIM COPY)


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                                   CREDIT AGREEMENT


                                        among


                           BIG FLOWER PRESS HOLDINGS, INC.,

                      TREASURE CHEST ADVERTISING COMPANY, INC.,

                                    VARIOUS BANKS,


                               BANK OF AMERICA NT & SA,
                                 THE INDUSTRIAL BANK
                                OF JAPAN, LIMITED AND
                                  NATIONSBANK, N.A.,
                                    as CO-AGENTS,


                                    CREDIT SUISSE,
                               as DOCUMENTATION AGENT,

                                         and

                                BANKERS TRUST COMPANY,
                               as ADMINISTRATIVE AGENT


                  -------------------------------------------------

                            Dated as of November 28, 1995
                                         and
                      Amended and Restated as of March 19, 1996

                  -------------------------------------------------


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

                                  TABLE OF CONTENTS

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                                                                           ----

SECTION 1.   Amount and Terms of Credit. . . . . . . . . . . . . . . . .     1
    1.01   The Commitments . . . . . . . . . . . . . . . . . . . . . . .     1
    1.02   Minimum Amount of Each Borrowing. . . . . . . . . . . . . . .     4
    1.03   Notice of Borrowing . . . . . . . . . . . . . . . . . . . . .     4
    1.04   Disbursement of Funds . . . . . . . . . . . . . . . . . . . .     5
    1.05   Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
    1.06   Conversions . . . . . . . . . . . . . . . . . . . . . . . . .     7
    1.07   Pro Rata Borrowings . . . . . . . . . . . . . . . . . . . . .     8
    1.08   Interest. . . . . . . . . . . . . . . . . . . . . . . . . . .     8
    1.09   Interest Periods. . . . . . . . . . . . . . . . . . . . . . .     9
    1.10   Increased Costs, Illegality, etc. . . . . . . . . . . . . . .    10
    1.11   Compensation. . . . . . . . . . . . . . . . . . . . . . . . .    13
    1.12   Change of Lending Office. . . . . . . . . . . . . . . . . . .    13
    1.13   Replacement of Banks. . . . . . . . . . . . . . . . . . . . .    13

SECTION 2.   Letters of Credit . . . . . . . . . . . . . . . . . . . . .    15
    2.01   Letters of Credit . . . . . . . . . . . . . . . . . . . . . .    15
    2.02   Minimum Stated Amount . . . . . . . . . . . . . . . . . . . .    18
    2.03   Letter of Credit Requests . . . . . . . . . . . . . . . . . .    18
    2.04   Letter of Credit Participations . . . . . . . . . . . . . . .    18
    2.05   Agreement to Repay Letter of Credit Drawings. . . . . . . . .    21
    2.06   Increased Costs . . . . . . . . . . . . . . . . . . . . . . .    22

SECTION 3.   Commitment Commission; Fees; Reductions of Commitment . . .    23
    3.01   Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    3.02   Voluntary Termination of Unutilized Commitments . . . . . . .    24
    3.03   Mandatory Reduction of Commitments. . . . . . . . . . . . . .    25

 SECTION 4.  Prepayments; Payments; Taxes. . . . . . . . . . . . . . . .    26
    4.01   Voluntary Prepayments . . . . . . . . . . . . . . . . . . . .    26
    4.02   Mandatory Repayments, Commitment Reductions and Cash
            Collateralizations . . . . . . . . . . . . . . . . . . . . .    28
    4.03   Method and Place of Payment . . . . . . . . . . . . . . . . .    34
    4.04   Net Payments; Taxes . . . . . . . . . . . . . . . . . . . . .    34



                                         (i)

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SECTION 5.   Certain Conditions Precedent to Restatement Effective Date.    36
    5.01   Execution of Agreement; Notes . . . . . . . . . . . . . . . .    37
    5.02   Officer's Certificate . . . . . . . . . . . . . . . . . . . .    37
    5.03   Fees, etc . . . . . . . . . . . . . . . . . . . . . . . . . .    37
    5.04   Opinions of Counsel . . . . . . . . . . . . . . . . . . . . .    37
    5.05   Corporate and Partnership Documents; Proceedings; etc.. . . .    37
    5.06 Employee Benefit Plans; Shareholders' Agreements; Management Agreements; Employment Agreements; Collective Bargaining
            Agreements; Debt Agreements; Material Contracts. . . . . . .    38
    5.07   Solvency Certificate; Insurance Certificates. . . . . . . . .    40
    5.08   Consummation of the Transaction . . . . . . . . . . . . . . .    40
    5.09   Receivables Facility. . . . . . . . . . . . . . . . . . . . .    44
    5.10   Subsidiaries Guaranty . . . . . . . . . . . . . . . . . . . .    44
    5.11   Pledge and Security Agreement . . . . . . . . . . . . . . . .    44
    5.12   Adverse Change; Governmental Approvals; etc.. . . . . . . . .    45
    5.13   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .    46
    5.14   Existing Indebtedness . . . . . . . . . . . . . . . . . . . .    47
    5.15   Pro Forma Balance Sheet; Financial Statements; Projections. .    47
    5.16   Amended Tax Sharing Agreement . . . . . . . . . . . . . . . .    48
    5.17   Management Services Agreement . . . . . . . . . . . . . . . .    48

SECTION 6.   Conditions Precedent to All Credit Events . . . . . . . . .    48
    6.01   No Default; Representations and Warranties. . . . . . . . . .    48
    6.02   Adverse Change, etc.. . . . . . . . . . . . . . . . . . . . .    49
    6.03   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .    49
    6.04   Notice of Borrowing; Letter of Credit Request . . . . . . . .    49
    6.05   Compliance with Indentures. . . . . . . . . . . . . . . . . .    49

SECTION 7.   Representations and Warranties. . . . . . . . . . . . . . .    50
    7.01   Corporate or Partnership Status . . . . . . . . . . . . . . .    51
    7.02   Power and Authority . . . . . . . . . . . . . . . . . . . . .    51
    7.03   No Violation. . . . . . . . . . . . . . . . . . . . . . . . .    51
    7.04   Governmental Approvals. . . . . . . . . . . . . . . . . . . .    52
    7.05   Financial Statements: Financial Condition; Undisclosed
            Liabilities; Projections; etc. . . . . . . . . . . . . . . .    52
    7.06   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .    54
    7.07   True and Complete Disclosure. . . . . . . . . . . . . . . . .    54
    7.08   Use of Proceeds; Margin Regulations . . . . . . . . . . . . .    54
    7.09   Tax Returns and Payments. . . . . . . . . . . . . . . . . . .    55
    7.10   Compliance with ERISA . . . . . . . . . . . . . . . . . . . .    55

                                         (ii)

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    7.11   Pledge and Security Agreement . . . . . . . . . . . . . . . .    56
    7.12   Representations and Warranties in Documents . . . . . . . . .    56
    7.13   Properties. . . . . . . . . . . . . . . . . . . . . . . . . .    56
    7.14   Capitalization. . . . . . . . . . . . . . . . . . . . . . . .    57
    7.15   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .    58
    7.16   Compliance with Statutes, etc.. . . . . . . . . . . . . . . .    58
    7.17   Investment Company Act. . . . . . . . . . . . . . . . . . . .    59
    7.18   Public Utility Holding Company Act. . . . . . . . . . . . . .    59
    7.19   Environmental Matters . . . . . . . . . . . . . . . . . . . .    59
    7.20   Labor Relations . . . . . . . . . . . . . . . . . . . . . . .    60
    7.21   Patents, Licenses, Franchises and Formulas. . . . . . . . . .    60
    7.22   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .    60
    7.23   Transaction . . . . . . . . . . . . . . . . . . . . . . . . .    60
    7.24   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .    61
    7.25   Treatment of Certain Extensions of Credit Under Indentures. .    61
    7.26   Special Purpose Corporation . . . . . . . . . . . . . . . . .    61

SECTION 8.   Affirmative Covenants . . . . . . . . . . . . . . . . . . .    62
    8.01   Information Covenants . . . . . . . . . . . . . . . . . . . .    62
    8.02   Books, Records and Inspections. . . . . . . . . . . . . . . .    67
    8.03   Maintenance of Property; Insurance. . . . . . . . . . . . . .    67
    8.04   Corporate Franchises. . . . . . . . . . . . . . . . . . . . .    68
    8.05   Compliance with Statutes, etc.. . . . . . . . . . . . . . . .    68
    8.06   Compliance with Environmental Laws. . . . . . . . . . . . . .    69
    8.07   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .    70
    8.08   End of Fiscal Years; Fiscal Quarters. . . . . . . . . . . . .    71
    8.09   Performance of Obligations. . . . . . . . . . . . . . . . . .    71
    8.10   Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . .    71
    8.11   Additional Security; Further Assurances . . . . . . . . . . .    71
    8.12   Working Capital Facility. . . . . . . . . . . . . . . . . . .    72
    8.13   Ownership of Subsidiaries . . . . . . . . . . . . . . . . . .    72
    8.14   Permitted Transactions. . . . . . . . . . . . . . . . . . . .    73
    8.15   Maintenance of Corporate Separateness . . . . . . . . . . . .    75
    8.16   Foreign Subsidiaries Security . . . . . . . . . . . . . . . .    75
    8.17   Completion of Refinancing Transactions. . . . . . . . . . . .    76
    8.18   Payments with respect to Non-Cash Pay Permitted Unsecured
            Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .    77
    8.19   Certain Provisions with respect to Receivables Facility . . .    77

SECTION 9.   Negative Covenants. . . . . . . . . . . . . . . . . . . . .    78
    9.01   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .    78


                                        (iii)

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    9.02   Consolidation, Merger, Purchase or Sale of Assets, etc. . . .    81
    9.03   Restricted Payments . . . . . . . . . . . . . . . . . . . . .    83
    9.04   Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .    87
    9.05   Investments; etc. . . . . . . . . . . . . . . . . . . . . . .    90
    9.06   Transactions with Affiliates and Unrestricted Subsidiaries. .    94
    9.07   Capital Expenditures. . . . . . . . . . . . . . . . . . . . .    95
    9.08   Consolidated Net Interest Coverage Ratio. . . . . . . . . . .    96
    9.09   Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . .    96
    9.10   Limitation on Modifications of and Payments on Indebtedness and
            Preferred Stock; Modifications of Certificate of Incorporation,
            By-Laws and Certain Other Agreements . . . . . . . . . . . .    96
    9.11   Limitation on Creation or Acquisition of Subsidiaries and
            Unrestricted Subsidiaries. . . . . . . . . . . . . . . . . .    98
    9.12   Limitation on Issuance of Capital Stock . . . . . . . . . . .    99
    9.13   Business. . . . . . . . . . . . . . . . . . . . . . . . . . .   100
    9.14   Limitation on Certain Restrictions on Subsidiaries. . . . . .   101
    9.15   Limitation on Receivables Subsidiary and Receivables Facility   101

SECTION 10.   Events of Default. . . . . . . . . . . . . . . . . . . . .   102
    10.01  Payments. . . . . . . . . . . . . . . . . . . . . . . . . . .   102
    10.02  Representations, etc. . . . . . . . . . . . . . . . . . . . .   102
    10.03  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .   102
    10.04  Default Under Other Agreements. . . . . . . . . . . . . . . .   102
    10.05  Bankruptcy, etc . . . . . . . . . . . . . . . . . . . . . . .   103
    10.06  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .   103
    10.07  Security Documents. . . . . . . . . . . . . . . . . . . . . .   104
    10.08  Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . .   104
    10.09  Judgments . . . . . . . . . . . . . . . . . . . . . . . . . .   104
    10.10  Change of Control . . . . . . . . . . . . . . . . . . . . . .   104
    10.11  Receivables Facility. . . . . . . . . . . . . . . . . . . . .   104

SECTION 11.   Definitions and Accounting Terms . . . . . . . . . . . . .   105
    11.01  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . .   105

SECTION 12.   The Agents . . . . . . . . . . . . . . . . . . . . . . . .   154
    12.01  Appointment . . . . . . . . . . . . . . . . . . . . . . . . .   154
    12.02  Nature of Duties. . . . . . . . . . . . . . . . . . . . . . .   155

    12.03  Lack of Reliance on the Agent, the Documentation Agent and the
            Co-Agents. . . . . . . . . . . . . . . . . . . . . . . . . .   155
    12.04  Certain Rights of the Agent, the Documentation Agent and the
            Co-Agents. . . . . . . . . . . . . . . . . . . . . . . . . .   155


                                         (iv)

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    12.05  Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . .   156
    12.06  Indemnification . . . . . . . . . . . . . . . . . . . . . . .   156
    12.07  The Agent, Documentation Agent and the Co-Agents in their
            Individual Capacities. . . . . . . . . . . . . . . . . . . .   156
    12.08  Holder. . . . . . . . . . . . . . . . . . . . . . . . . . . .   157
    12.09  Resignation by the Agent. . . . . . . . . . . . . . . . . . .   157

SECTION 13.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . .   158
    13.01  Payment of Expenses, etc. . . . . . . . . . . . . . . . . . .   158
    13.02  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . .   159
    13.03  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   159
    13.04  Benefit of Agreement. . . . . . . . . . . . . . . . . . . . .   160
    13.05  No Waiver; Remedies Cumulative. . . . . . . . . . . . . . . .   161
    13.06  Payments Pro Rata . . . . . . . . . . . . . . . . . . . . . .   162
    13.07  Calculations; Computations. . . . . . . . . . . . . . . . . .   162
    13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE;
           WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . .   163
    13.09  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .   165
    13.10  Effectiveness . . . . . . . . . . . . . . . . . . . . . . . .   165
    13.11  Headings Descriptive. . . . . . . . . . . . . . . . . . . . .   165
    13.12  Amendment or Waiver; etc. . . . . . . . . . . . . . . . . . .   165
    13.13  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .   167
    13.14  Domicile of Loans . . . . . . . . . . . . . . . . . . . . . .   167
    13.15  Confidentiality . . . . . . . . . . . . . . . . . . . . . . .   167
    13.16  Register. . . . . . . . . . . . . . . . . . . . . . . . . . .   168
    13.17  Compliance With Certain Existing Indebtedness . . . . . . . .   168
    13.18  Limitation on Additional Amounts, etc.. . . . . . . . . . . .   169
    13.19  Addition of New Banks; Obligation to Pay Certain Amounts
            Owing Pursuant to Original Credit Agreement. . . . . . . . .   170
    13.20  Certain Agreement for the Mutual Benefit of the Banks . . . .   170

SECTION 14.   Parent Guaranty. . . . . . . . . . . . . . . . . . . . . .   171
    14.01  The Parent Guaranty . . . . . . . . . . . . . . . . . . . . .   171
    14.02  Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . . .   171
    14.03  Nature of Liability . . . . . . . . . . . . . . . . . . . . .   172
    14.04  Independent Obligation. . . . . . . . . . . . . . . . . . . .   172
    14.05  Authorization . . . . . . . . . . . . . . . . . . . . . . . .   172
    14.06  Reliance. . . . . . . . . . . . . . . . . . . . . . . . . . .   172
    14.07  Subordination . . . . . . . . . . . . . . . . . . . . . . . .   173
    14.08  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . .   174
    14.09  Maximum Liability . . . . . . . . . . . . . . . . . . . . . .   175


                                         (v)

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                                                                           Page
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SCHEDULE I    Commitments
SCHEDULE II   Bank Addresses
SCHEDULE III  Existing Letters of Credit
SCHEDULE IV   Projections
SCHEDULE V    Subsidiaries
SCHEDULE VI   Scheduled Existing Indebtedness
SCHEDULE VII  Insurance
SCHEDULE VIII Existing Liens
SCHEDULE IX   Existing Investments
SCHEDULE X    Existing Transactions
SCHEDULE XI   Certain Restrictions on Subsidiaries
SCHEDULE XII  Litigation

EXHIBIT A     Form of Notice of Borrowing
EXHIBIT B-1   Form of Term Note
EXHIBIT B-2   Form of Revolving Note
EXHIBIT B-3   Form of Swingline Note
EXHIBIT C     Form of Letter of Credit Request
EXHIBIT D     Form of Section 4.04(b)(ii) Certificate
EXHIBIT E-I   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom, Special
              Counsel to Credit Parties
EXHIBIT E-2   Form of Opinion of Lowenstein, Sandier, Kohl, Fisher & Boylan,
              Special Counsel to WTI and its Subsidiaries
EXHIBIT F     Form of Officers' Certificate
EXHIBIT G     Form of Solvency Certificate
EXHIBIT H     Form of Amended and Restated Subsidiaries Guaranty
EXHIBIT I     Form of Amended and Restated Pledge and Security Agreement
EXHIBIT J     Form of Assignment and Assumption Agreement
EXHIBIT K     Form of Subordinated Intercompany Note
EXHIBIT L-1   Form of WTI Working Capital Note
EXHIBIT L-2   Form of WTI Swingline Note
EXHIBIT M-1   Form of WTI Intercompany Note
EXHIBIT M-2   Form of Laser Tech - WTI Intercompany Note
EXHIBIT N     Form of Holdings Intercompany Note
EXHIBIT O     Form of Permitted Acquisition Note


                                         (vi)

          CREDIT AGREEMENT, dated as of November 28, 1995, and amended and restated as of March 19, 1996, among BIG FLOWER PRESS HOLDINGS, INC., a Delaware corporation ("Holdings"), TREASURE CHEST ADVERTISING COMPANY, INC., a Delaware corporation (the "Borrower"), the Banks from time to time party hereto, BANK OF AMERICA NT & SA, THE INDUSTRIAL BANK OF JAPAN, LIMITED AND NATIONSBANK, N.A, as Co-Agents (collectively, the "Co-Agents," and each, a "Co-Agent"), CREDIT SUISSE, as Documentation Agent, and BANKERS TRUST COMPANY, as Administrative Agent (all capitalized terms used herein and defined in Section 11 are used herein as therein defined).

                                     WITNESSETH:
                                     -----------

          WHEREAS, the Borrower, Holdings, the Original Banks, the Co-Agents, the Documentation Agent and the Administrative Agent are party to a Credit Agreement, dated as of November 28, 1995 (as in effect immediately prior to the Restatement Effective Date, the "Original Credit Agreement");

          WHEREAS, as part of the Acquisition, Holdings is acquiring Webcraft Technologies, Inc. ("WTI") and its Subsidiaries pursuant to the Merger Agreement;

          WHEREAS, the Borrower, Holdings, the Banks, the Co-Agents, the Documentation Agent and the Administrative Agent desire to amend and restate the Original Credit Agreement in the form of this Agreement to, INTER ALIA, permit the Acquisition and the financing therefor on the terms and subject to the conditions provided herein and make available to the Borrower the respective credit facilities provided for herein;

          NOW, THEREFORE, the parties hereto agree that the Original Credit Agreement shall be and hereby is amended and restated in its entirety as follows:

          SECTION l.  AMOUNT AND TERMS OF CREDIT.

          1.01 THE COMMITMENTS. (a) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Final Maturity Date, to make a revolving loan or revolving loans (each, a "Revolving Loan" and collectively, the "Revolving Loans") to the Borrower, which Revolving Loans(i) shall, at the option of the Borrower, be Base Rate Loans or Eurodollar Loans, PROVIDED that, except as otherwise specifically provided in Section 1.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to the product of (x) such Bank's Adjusted Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and
(II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Bank at such time, and
(iv) shall not exceed for all Banks at any time outstanding that aggregate principal amount which, when added to (x) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Total Available Revolving Loan Commitment at such time.

          (b) Subject to and upon the terms and conditions herein set forth, BTCo agrees to make at any time and from time to time on and after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a "Swingline Loan" and, collectively, the "Swingline Loans") to the Borrower, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans made by Non-Defaulting Banks then outstanding and the Letter of Credit Outstandings at such time, an amount equal to the Adjusted Total Available Revolving Loan Commitment at such time (after giving effect to any reductions to the Adjusted Total Available Revolving Loan Commitment on such date), and (iv) shall not exceed at any time outstanding the Maximum Swingline Amount.

          (c) On any Business Day, BTCo may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (PROVIDED that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Banks with a Revolving Loan Commitment (without giving effect to any reductions thereto pursuant to the last paragraph of Section 10) PRO RATA based on each Bank's Adjusted Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10) and the proceeds thereof shall be applied directly to BTCo to repay BTCo for such outstanding Swingline Loans. Each such Bank hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment, the Total Available Revolving Loan Commitment, the Adjusted Total Revolving Loan Commitment or the Adjusted Total Available Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from BTCo such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective Adjusted Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 10), PROVIDED that (x) all interest payable on the Swingline Loans shall be for the account of BTCo until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay BTCo interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

          (d) Subject to and upon the terms and conditions set forth herein, each Bank with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a "Term Loan" and, collectively, the "Term Loans") to the Borrower, which Term Loans:

               (i) shall be incurred pursuant to a single drawing on the Restatement Effective Date (such date of drawing of Term Loans, the "Term Loan Borrowing Date");

               (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, PROVIDED that (A) except as otherwise specifically provided in
          Section 1.100), all Term Loans comprising the same Borrowing shall at all times be of the same Type and (B) unless the Term Loan Syndication Date has theretofore occurred, no more than two Borrowings of Term Loans to be maintained as Eurodollar Loans may be incurred prior to the 60th day after the Restatement Effective Date or, if later, the last day of the Interest Period applicable to any Borrowing of Term Loans which began before, but expires after, said 60th day (which Borrowings of Eurodollar Loans may only have an Interest Period of one month, and the first of which Borrowings may only be made on, or within 3 Business Days after, the Restatement Effective Date and the second of which Borrowings may only be made on the last day of the Interest Period of the first such Borrowing); and

               (iii) shall equal for each Bank, in initial principal amount for the Term Loans being made by such Bank on the Term Loan Borrowing Date, that amount which equals the Term Loan Commitment of such Bank as in effect on the Term Loan Borrowing Date (before giving effect to any reductions thereto on such date pursuant to Section 3.03(b)(i) but after giving effect to any reductions thereto prior to such date pursuant to Section 3.03(b)(ii).

Once repaid, Term Loans incurred hereunder may not be reborrowed.

          1.02 MINIMUM AMOUNT OF EACH BORROWING. The aggregate principal amount of each Borrowing shall not be less than $1,000,000; PROVIDED that Mandatory Borrowings shall be made in the amounts required by Section 1.01(c). The aggregate principal amount of each Borrowing of Swingline Loans shall not be less than $500,000. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than twelve Borrowings of Eurodollar Loans.

          1.03 NOTICE OF BORROWING. (a) Whenever the Borrower desires to make a Borrowing hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), an Authorized Representative of the Borrower shall give the Administrative Agent at its Notice Office at least one Business Day's prior written (or telephonic notice promptly confirmed in writing) notice of each Base Rate Loan and at least three Business Days' prior written (or telephonic notice promptly confirmed in writing) notice of each Eurodollar Loan to be made hereunder, PROVIDED that any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M.(New York time) on such day. Each such written notice or written confirmation of telephonic notice (each, a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the Borrower in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day), whether the Loans being made pursuant to such Borrowing shall constitute Term Loans or Revolving Loans and whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

          (b)(i) Whenever the Borrower desires to make a Borrowing of Swingline Loans hereunder, an Authorized Representative of the Borrower shall give BTCo not later than 2:00 P.M. (New York time) on the date that a Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business
Day) and (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

          (ii) Mandatory Borrowings shall be made upon the notice specified in
Section 1.01(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in
Section 1.01(c).

          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from an Authorized Representative of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice of such Borrowing of Loans.

          1.04 DISBURSEMENT OF FUNDS. Not later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 2:00 P.M. (New York time) on the date specified pursuant to Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(c)), each Bank with a Commitment of the respective Tranche will make available its PRO RATA portion (determined in accordance with Section 1.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, BTCo shall make available the full amount thereof). All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Banks (prior to 1:00 P.M. (New York time)) on such day, to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent such Bank's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corre-sponding amount is not in fact made available to the Administrative Agent by such Bank, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower to immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Bank, the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Bank from its obligation to make Revolving Loans hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any failure by such Bank to make Revolving Loans hereunder.

          1.05 NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-l, with blanks appropriately completed in conformity herewith (each, a "Term Note" and, collectively, the "Term Notes"), (ii) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (iii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the "Swingline Note").

          (b) The Term Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the date of the issuance thereof, (iii) be in a stated principal amount equal to the principal amount of outstanding Term Loans of such Bank on the date of the issuance of such Term Note and be payable in the principal amount of Term Loans evidenced thereby, (iv) mature on the Term Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section
4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) The Revolving Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank or its registered assigns and be dated the date of the issuance thereof, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (d) The Swingline Note issued to BTCo shall (i) be executed by the Borrower, (ii) be payable to the order of BTCo or its registered assigns and be dated the date of the issuance thereof, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby and
(vi) be entitled to the benefits of this Agreement and the other Credit
Documents.

          (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower's obligations in respect of such Loans.

          1.06 CONVERSIONS. The Borrower shall have the option to convert, on any Business Day occurring after the Initial Borrowing Date, all or a portion equal to at least $1,000,000 of the outstanding principal amount of Loans made to the Borrower pursuant to one or more Borrowings under a single Tranche into a Borrowing or Borrowings of another Type of Loan under such Tranche, PROVIDED that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000,
(ii) unless the Required Banks otherwise specifically agree in writing, Base Rate Loans may only be converted into Eurodollar Loans if no Specified Default and no Event of Default is in existence on the date of the conversion, (iii) prior to the earlier to occur of (x) the Term Loan Syndication Date and (y) the 60th day after the Restatement Effective Date or, if later, the last day of the Interest Period applicable to any Borrowing of Term Loans which began before, but expires after, said 60th day, conversions of Term Loans of any Type into Eurodollar Loans may only be made if such conversion is effected on the first day of the first or second Interest Period referred to in clause (B) of Section 1.01(d)(ii) and so long as such conversion does not result in a greater number of Borrowings of Eurodollar Loans than are permitted under Section 1.01(d)(ii),
(iv) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02 and (v) Swingline Loans may not be converted pursuant to this Section 1.06.
Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office prior to 1:00 P.M. (New York time) at least three Business

Days' prior notice (each, a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Bank prompt notice of any such proposed con- version affecting any of its Loans.

          1.07 PRO RATA BORROWINGS. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Banks PRO RATA on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be; PROVIDED that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the Banks PRO RATA on the basis of their Adjusted Percentages. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to make its Loans hereunder.

          1.08 INTEREST. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Base Rate in effect from time to time plus the relevant Applicable Margin.

          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Eurodollar Rate for such Interest Period plus the relevant Applicable Margin.

          (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of
(x) 2% per annum in excess of the rate otherwise applicable to Base Rate Loans from time to time and (y) the rate which is 2% in excess of the rate then borne by such Loans, in each case with such interest to be payable on demand.

          (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each

Loan. on any repayment or prepayment (on the amount repaid or prepaid), and in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

          (e) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the Borrower and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 INTEREST PERIODS. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by having an Authorized Representative of the Borrower give the Administrative Agent notice thereof, the interest period (each, an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period or, to the extent approved by all Banks with a Commitment or outstanding Loans, as the case may be, of the respective Tranche, a nine or twelve-month period; PROVIDED that:

          (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

          (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) unless the Required Banks otherwise specifically agree in writing, no Interest Period may be selected at any time when a Specified Default or any Event of Default is then in existence;

          (vi) no Interest Period in respect of any Borrowing of any Tranche shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans;

          (vii) no Interest Period in respect of any Borrowing of Revolving Loans shall be selected which extends beyond any date upon which a Scheduled Commitment Reduction will be required to be made under Section 3.03(c) if the aggregate principal amount of such Revolving Loans which have Interest Periods which will expire after such date, when added to the Stated Amount of all Letters of Credit which by their terms expire after such date, will be in excess of the Total Revolving Loan Commitment as same will be in effect after giving effect to the respective Scheduled Commitment Reduction; and

          (viii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.02(c) if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

          If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that any
Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of (x) any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Bank of the principal of or interest on such Eurodollar Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Bank, or any franchise tax based on the net income or net profits of such Bank, in either case pursuant to the laws of the United States of America, the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04(a), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances since the date of this Agreement affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

          (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Bank in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks), Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(a) upon the subsequent receipt of such notice) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law. Each of the Administrative Agent and each Bank agrees that if it gives notice to the Borrower of any of the events described in clause (i) or (iii) above, it shall promptly notify the Borrower and, in the case of any such Bank, the Administrative Agent, if such event ceases to exist. If any such event described in clause (iii) above ceases to exist as to a Bank, the obligations of such Bank to make Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans on the terms and conditions contained herein shall be reinstated.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in
Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Bank or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate Loan, PROVIDED that, (i) any unaffected Bank shall continue to be obligated to extend its portion of the respective Borrowing as Eurodollar Loans (unless the respective Borrowing is canceled or the Borrower elects to convert same into Base Rate Loans) and (ii) if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If at any time after the date of this Agreement any Bank determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitment or Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank or such other corporation for the increased cost to such Bank or such other corporation or the reduction in the rate of return to such Bank or such other corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, PROVIDED that such Bank's reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give written notice thereof to the Borrower (a copy of which shall be sent by such Bank to the Administrative Agent), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

          1.11 COMPENSATION.  The Borrower agrees, subject to the provisions of
Section 13.18. to compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding any loss of anticipated profit) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.02 or as a result of an acceleration of the Loans pursuant to
Section 10 or as a result of the replacement of a Bank pursuant to Section 1.13,
4.01 or 13.12(b)) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of
(x)any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Note held by such Bank or (y) any election made pursuant to Section 1.10(b). A Bank's basis for requesting compensation pursuant to this Section 1.11 and a Bank's calculation of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.12 CHANGE OF LENDING OFFICE. Each Bank agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, PROVIDED that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Bank provided in Sections 1.10, 2.06 and 4.04.

          1.13 REPLACEMENT OF BANKS. If any Bank (x) becomes a Defaulting Bank, (y) refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 4.01 or 13.12(b), or (z) is owed increased costs under any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), Section 1.10(c), Section 2.06 or Section 4.04 in a material amount in excess of those being generally charged by the other Banks, the Borrower shall have the right, in accordance with the requirements of
Section 13.04(b), if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Bank (the "Replaced Bank") with one or more Eligible Transferee or Eligible Transferees (collectively, the "Replacement Bank"), none of whom shall constitute a Defaulting Bank at the time of such replacement and each of whom shall be reasonably acceptable to the Administrative Agent or, at the option of the Borrower, to replace only (a) the Revolving Loan Commitment (and outstandings pursuant thereto) of the Replaced Bank with an identical Revolving Loan Commitment provided by the Replacement Bank or (b) in the case of a replacement as provided in Sections 4.01 and/or 13.12(b) where the consent of the respective Bank is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Loans of such Bank in respect of each Tranche where the consent of such Bank would otherwise be individually required, within identical Commitments and/or Loans of the respective Tranche provided by the Replacement Bank; PROVIDED that:

         (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and all outstanding Loans of, and participations in Letters of Credit by (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings or (b) the Term Loans, the outstanding Term Loans), the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or, in the case of the replacement of only (I) the Revolving Loan Commitment, the outstanding Revolving Loans or
    (II) the Term Loans, the outstanding Term Loans) of the Replaced Bank, (B) except in the case of the replacement of only the outstanding Term Loans of a Replaced Bank, an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings) that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Bank) pursuant to Section 3.01, (y) except in the case of replacement of only the outstanding Term Loans of a Replaced Bank, the respective Issuing Bank an amount equal to such Replaced Bank's Adjusted Percentage (in each case for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replaced Bank) of any Unpaid Drawing (which at such time remains an Unpaid Drawing) with respect to Letters of Credit issued by such

    Issuing Bank to the extent such amount was not theretofore funded by such Replaced Bank and (z) in the case of any replacement of Revolving Loan Commitments, BTCo an amount equal to such Replaced Bank's Adjusted Percentage (in each case for this purpose, determined as if the adjustment described in clause (y) of the immediately succeeding sentence had been made with respect to such Replacement Bank) of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Bank; and

         (ii) all obligations of the Borrower owing to the Replaced Bank (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Bank which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Bank concurrently with such replacement.

    Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to
Section 13.16 and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the Borrower,
(x) the Replacement Bank shall become a Bank hereunder and, unless the respective Replaced Bank continues to have outstanding Term Loans or a Revolving Loan Commitment hereunder, the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such
Replaced Bank and (y) except in the case of the replacement of only outstanding Term Loans, in the case of a replacement of a Defaulting Bank with a Non-Defaulting Bank, the Adjusted Percentages of the Banks shall be automatically adjusted at such time to give effect to such replacement (and to give effect to the replacement of a Defaulting Bank with one or more Non-Defaulting Banks).

    SECTION 2.  LETTERS OF CREDIT.

    2.01 LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request an Issuing Bank, at any time and from time to time on and after the Initial Borrowing Date and prior to the tenth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the Final Maturity Date to issue, (x) for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness, irrevocable standby letters of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such standby letter of credit, a "Standby Letter of Credit") in support of such L/C Supportable Indebtedness and (y) for the account of the Borrower and for the benefit of sellers of goods to the Borrower, any Subsidiary Guarantor or, at any time prior to the WTI Subsidiaries Guaranty Date,

WTI or any of its Wholly-Owned Subsidiaries in the ordinary course of business, irrevocable sight trade letters of credit in a form customarily used by such Issuing Bank or in such other form as has been approved by such Issuing Bank (each such trade letter of credit, a "Trade Letter of Credit", and each such Standby Letter of Credit and Trade Letter of Credit, a "Letter of Credit" and collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars.

         (b) Subject to and upon the terms and conditions set forth herein, each Issuing Bank hereby agrees that it will, at any time and from time to time on and after the Initial Borrowing Date and prior to the tenth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit, (x) in the case of Trade Letters of Credit, in support of trade obligations of the Borrower, any Subsidiary Guarantor or, at any time prior to the WTI Subsidiaries Guaranty Date, WTI or any of its Wholly-Owned Subsidiaries, that arise in the ordinary course of business or (y) in the case of Standby Letters of Credit, in support of such L/C Supportable Indebtedness as is permitted to remain outstanding without giving rise to a Default or Event of Default hereunder; provided that the respective Issuing Bank shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

         (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Bank as of the date hereof and which such Issuing Bank in good faith deems material to it;

       (ii) such Issuing Bank shall have received written notice from the Required Banks prior to the issuance of such Letter of Credit of the type described in the last sentence of Section 2.03(b); or

      (iii) a Bank Default exists, unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank's risk with respect to the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank's Percentage of the Letter of Credit Outstandings.

         (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $35,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans of Non-Defaulting Banks and all Swingline Loans then outstanding, an amount equal to the Adjusted Total Available Revolving Loan Commitment then in effect, (ii) no Letter of Credit shall be issued (including for this purpose all Existing Letters of Credit which also constitute WTI Letters of Credit as provided in clause (d)(ii) below) for the benefit of WTI and/or its Subsidiaries the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) in respect of WTI Letters of Credit at such time, would exceed 520,000,000 (iii) (x) each Standby Letter of Credit shall by its terms terminate on or before the date which occurs 12 months after the date of the issuance thereof (although any such Standby Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the tenth Business Day preceding the Final Maturity Date, on terms acceptable to the respective Issuing Bank) and (y) each Trade Letter of Credit shall by its terms terminate on or before the date occurring not later than 360 days after such Trade Letter of Credit's date of issuance and (iv) (x) no Standby Letter of Credit shall have an expiry date occurring later than the tenth Business Day preceding the Final Maturity Date and (y) no Trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the Final Maturity Date.

         (d) Schedule III hereto contains a description of all letters of credit issued pursuant to the Existing Credit Agreement or the WTI Credit Agreement and outstanding on the Effective Date. Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of Section 2.04(a), on (x) in the case of such letters of credit issued pursuant to the Existing Credit Agreement, the Initial Borrowing Date and (y) in the case of such letters of credit issued pursuant to the WTI Credit Agreement, the Restatement Effective Date. For purposes of this Agreement, (i) each Existing Letter of Credit shall be treated as if issued by BTCo, notwithstanding the fact that the issuer thereof is BT Commercial Corporation (with BTCo and BT Commercial Corporation to agree amongst themselves as to the distribution of payments made pursuant to this Agreement with respect to the Existing Letters of Credit) and (ii) each Existing Letter of Credit issued pursuant to the WTI Credit Agreement shall also constitute a "WTI Letter of Credit" for all purposes of this Agreement. With respect to each Existing Letter of Credit which constitutes a WTI Letter of Credit, the Borrower shall be fully obligated as the account party with respect to each such Letter of Credit as provided in this Section 2, without releasing any of the obligations of WTI as the original account party with respect to such letter of credit.

         2.02 MINIMUM STATED AMOUNT. The Stated Amount of each Letter of Credit upon issuance shall be not less than $50,000 or such lesser amount as is acceptable to the respective Issuing Bank.

         2.03 LETTER OF CREDIT REQUESTS. (a) Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the respective Issuing Bank at least 5 days' (or such shorter period as is acceptable to such Issuing Bank in any given case) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C (each, a "Letter of Credit Request") and, if given on or after the Restatement Effective Date, shall specify whether or not the respective Letter of Credit will constitute a TC Letter of Credit or a WTI Letter of Credit.

         (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c). Unless the respective Issuing Bank has received notice from the Required Banks before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 5 or 6, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate
Section 2.01(c), then such Issuing Bank may issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Bank's usual and customary practices.

         2.04 LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by any Issuing Bank of any Letter of Credit, such Issuing Bank shall be deemed to have sold and transferred to each Bank with a Revolving Loan Commitment, other than such Issuing Bank (each such Bank, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Adjusted Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or Adjusted Percentages of the Banks pursuant to
Section 1.13 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Adjusted Percentages of the assignor and assignee Bank or of all Banks with Revolving Loan Commitments, as the case may be.

         (b) In determining whether to pay under any Letter of Credit, such Issuing Bank shall have no obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrower or any Bank.

         (c) In the event that any Issuing Bank makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.05(a), such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Participant's Adjusted Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office of the Administrative Agent for the account of the respective Issuing Bank in Dollars such Participant's Adjusted Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Bank, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of the respective Issuing Bank its Adjusted Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Adjusted Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Bank such other Participant's Adjusted Percentage of any such payment.

         (d) Whenever any Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payments from the Participants pursuant to clause (c) above, such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay each Participant which has paid its Adjusted Percentage thereof, in Dollars and in same day funds an amount equal to such Participant's share (based on the proportionate aggregate amount funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

         (e) Immediately after the issuance of, or amendment to, a Standby Letter of Credit, each Issuing Bank shall immediately notify the Administrative Agent of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be.

         (f) Each Issuing Bank (other than BTCo) shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Trade Letters of Credit issued by such Issuing Bank for the previous week. The Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such period the aggregate daily Stated Amount available to be drawn under all outstanding Trade Letters of Credit during the preceding calendar month.

         (g) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Bank with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

         (i) any lack of validity or enforceability of this Agreement or any of the Credit Documents;

        (ii) the existence of any claim, setoff, defense or other right which any Credit Party or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Bank, any Issuing Bank, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

       (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

        (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

         (v) the occurrence of any Default or Event of Default;

PROVIDED, that the Participants shall not be obligated to reimburse such Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct shall not create for such Issuing Bank any resulting liability to the Participant.

    2.05 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse the respective Issuing Bank, by making payment to the Administrative Agent in immediately available funds at the Payment Office (or by making the payment directly to such Issuing Bank at such location as may otherwise have been agreed upon by the Borrower and such Issuing Bank), for any payment or disbursement made by such Issuing Bank under any Letter of Credit issued by it (each such amount so paid until reimbursed, an "Unpaid Drawing"), not later than the third Business Day after the Administrative Agent or the Issuing Bank notifies the Borrower of such payment or disbursement, with interest on the amount so paid or disbursed by such Issuing Bank, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Bank is reimbursed by the Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; PROVIDED, HOWEVER, to the extent such amounts are not reimbursed prior to 1:00P.M. (New York time) on the third Business Day following notice to the Borrower by the Administrative Agent or the respective Issuing Bank of such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Bank (and until reimbursed by the Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus 2%,in each such case, with interest to be payable on demand; PROVIDED
FURTHER, that it is understood and agreed, however, that the notices referred to above in this clause (a) and in the immediately preceding proviso shall not be required to be given if a Default or an Event of Default under Section
10.05 shall have occurred and be continuing (in which case the Unpaid
Drawings shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by each Credit Party) and shall bear interest at the rate provided in the foregoing provision and after the third Business Day following the respective Drawing). The respective Issuing Bank shall give the Borrower prompt notice of each Drawing under any Letter of Credit, PROVIDED that the failure to give any such notice shall in no way affect, impair or diminish the Borrower's obligations hereunder.

         (b) The obligation of the Borrower under this Section 2.05 to reimburse the respective Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which any Credit Party may have or have had against any Bank (including in its capacity as Issuing Bank or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each, a "Drawing") to conform to the terms of such Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; the respective Issuing Bank's only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with requirements of such Letter of Credit; PROVIDED, HOWEVER, that the Borrower shall not be obligated to reimburse such Issuing Bank for any wrongful payment made by such Issuing Bank under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct shall not create for such Issuing Bank any resulting liability to the Borrower.

    2.06 INCREASED COSTS. If at any time after the date of this Agreement any Issuing Bank or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Bank or participated in by any Participant, or (ii) impose on any Issuing Bank or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Bank or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrower by any Issuing Bank or any Participant (a copy of which demand shall be sent by such Issuing Bank or such Participant to the Administrative Agent), the Borrower shall pay to such Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Bank or such Participant (a copy of which certificate shall be sent by such Issuing Bank or such Participant to the Administrative Agent), setting forth the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Bank or such Participant, although failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this
Section 2.06. The certificate required to be delivered pursuant to this Section 2.06 shall, absent manifest error, be final, conclusive and binding on the Borrower.

         SECTION 3.  COMMITMENT COMMISSION; FEES; REDUCTIONS OF COMMITMENT.

         3.01 FEES. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Bank with a Revolving Loan Commitment a commitment commission (the "RL Commitment Commission") for the period from the Effective Date to but excluding the Final Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate for each day equal to the Applicable RL Margin on the daily average Unutilized Revolving Loan Commitment of such Non-Defaulting Bank as in effect from time to time. Accrued RL Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Final Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

         (b) The Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Non-Defaulting Bank with a Revolving Loan Commitment (based on their respective Adjusted Percentages) a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit through the termination of such Letter of Credit, computed at a rate per annum equal to the Applicable RL Margin for Eurodollar Loans, as in effect from time to time, on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

         (c) The Borrower agrees to pay to the respective Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit issued for its own account hereunder (the "Facing Fee") as may be agreed upon by the Borrower and the respective Issuing Bank. Facing Fees shall be payable at the times agreed upon between the Borrower and the respective Issuing Bank.

         (d) The Borrower agrees to pay to the respective Issuing Bank, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge (including reasonable expenses) which such Issuing Bank is generally imposing in connection with such occurrence with respect to letters of credit.

         (e) The Borrower agrees to pay to each Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Agents.

         3.02 VOLUNTARY TERMINATION OF UNUTILIZED COMMITMENTS. (a) Upon at least three Business Days' prior notice from an Authorized Representative of the Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions, PROVIDED that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Bank with such a Commitment, (ii) any reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the Revolving Loan Commitment of any Bank to be reduced (as required by preceding clause (i)) by an amount which exceeds the remainder of (x) the Unutilized Revolving Loan Commitment of such Bank as in effect immediately before giving effect to such reduction minus (y) such Bank's Adjusted Percentage of the aggregate principal amount of Swingline Loans then outstanding and (iii) any partial reduction to the Total Revolving Loan Commitment pursuant to this Section 3.02(a) shall apply to reduce the remaining Scheduled Commitment Reductions on a PRO RATA basis (based upon the then remaining amount of each such Scheduled Commitment Reduction).

         (b)  In the event of certain refusals by a Bank as provided in Section
4.01 or 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, subject to the applicable requirements of said Sections 4.01 and/or 13.12(b) (and with the specific consent of the Required Banks (determined before giving effect to the proposed action) unless all Commitments being terminated as described in this Section 3.02(b) are immediately replaced pursuant to Section 1.13), upon five Business Days' written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks) terminate all of the Revolving Loan Commitment of such Bank, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Bank (other than amounts owing in respect of Term Loans maintained by such Bank, if such Term Loans are not being repaid as provided in Section 4.01) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, unless the respective Bank continues to have outstanding Term Loans hereunder, such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, with-out limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such repaid Bank: Unless otherwise specifically agreed in writing by the Required Banks, any reduction to the Total Revolving Loan Commitment pursuant to this Section 3.02(b) shall apply to reduce the remaining Scheduled Commitment Reductions on a PRO RATA basis (based upon the then remaining amount of each such Scheduled Commitment Reduction after giving effect to all prior reductions thereto).

         3.03 MANDATORY REDUCTION OF COMMITMENTS. (a) The Total Commitment (and the Term Loan Commitment and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on June 3, 1996 unless the Restatement Effective Date shall have occurred on or prior to such date.

         (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Bank) shall (i) terminate in its entirety on the Term Loan Borrowing Date (after giving effect to the incurrence of Term Loans on such date) and (ii) prior to the termination of the Total Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 4.02.

         (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on the Final Maturity Date.

         (4) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on each date set forth below (each, a "Scheduled Commitment Reduction Date"), the Total Revolving Loan Commitment shall be reduced by the amount set forth opposite such Scheduled Commitment Reduction Date below (each such reduction, as the same may be reduced as provided in Sections 3.02, 3.03(f) and 4.02(i), a "Scheduled Commitment Reduction"):


  Scheduled Commitment
      Reduction Date                                          Amount
  --------------------                                        ------
December 31, 1998                                           $ 33,333,333
December 31, 1999                                           $ 33,333,333
December 31, 2000                                           $ 33,333,333
Final Maturity Date                                         $250,000,001

         (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall be reduced from time to time to the extent required by Section 4.02.

         (f) Any amount required to be applied to reduce the Total Revolving Loan Commitment pursuant to this Section 3.03 (or pursuant to Section 4.02) shall be applied to reduce the then remaining Scheduled Commitment Reductions PRO RATA based upon the then remaining amount of such Scheduled Commitment Reductions after giving effect to all prior reductions thereto.

         (g) Each reduction to the Total Term Loan Commitment or Total Revolving Loan Commitment pursuant to this Section 3.03 (or pursuant to Section 4.02) shall be applied proportionately to reduce the Term Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment

         SECTION 4.  PREPAYMENTS; PAYMENTS; TAXES.

         4.01 VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay the Loans, and the right to allocate such prepayments to Revolving Loans and/or Term Loans as the Borrower elects, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:

          (i) an Authorized Representative of the Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York time) at its Notice Office (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of the Borrower's intent to prepay Base Rate Loans (or same day notice in the case of Swingline Loans provided such notice is given prior to 12:00 Noon (New York time)) and (y) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Eurodollar Loans, whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Banks;

         (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000 (or $500,000 in the case of Swingline Loans), PROVIDED that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect;

        (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11;

         (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall, except as provided in clauses (v), (vi) and (vii) below, be applied PRO RATA among such Loans;

          (v)  in the event of certain refusals by a Bank as provided in
    Section 13.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, upon five Business Days' written notice by an

    Authorized Representative of the Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks) repay all Revolving Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Bank in accordance with, and subject to the requirements of, said Section 13.12(b) so long as (A) the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (v) have been obtained;

         (vi) in the event of certain refusals by a Bank as provided below in this Section 4.01 to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks, the Borrower may, upon five Business Days' written notice by an Authorized Representative of the Borrower to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks) repay all Term Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Bank in accordance with, and subject to the requirements of, this
    Section 4.01 so long as the consents required by this Section 4.01 in connection with the repayment pursuant to this clause (vi) have been obtained;

        (vii) at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to the prepayment of Revolving Loans of a Defaulting Bank; and


       (viii)  each prepayment of principal of Term Loans pursuant to this
    Section 4.01 shall be applied to reduce the then remaining Term Loan Scheduled Repayments on a PRO RATA basis (based upon the then remaining principal amount of Term Loan Scheduled Repayments after giving effect to all prior reductions thereto).

In connection with Section 1.13 and the foregoing clause (vi), the Banks and the Borrower acknowledge and agree that if, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to
Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose individual consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) repay in full such non-consenting Bank's outstanding Term

Loans (if such Bank's consent is required as a result of its Term Loans) and terminate its outstanding Term Loan Commitment, if any, at such time, PROVIDED that, unless the Term Loan Commitments terminated, and Term Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Term Loan Commitments and/or outstanding Term Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Banks (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Borrower shall not have the right to replace a Bank, terminate its Term Loan Commitment or repay its Term Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

         4.02 MANDATORY REPAYMENTS, COMMITMENT REDUCTIONS AND CASH COLLATERALIZATIONS. (a) (i) On any day on which the sum of the aggregate outstanding principal amount of the Revolving Loans made by Non-Defaulting Banks, Swingline Loans and the Letter of Credit Outstandings exceeds the Adjusted Total Available Revolving Loan Commitment as then in effect, the Borrower agrees to pay principal of Swingline Loans and, after the Swingline Loans have been repaid in full, Revolving Loans of Non-Defaulting Banks in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans of Non-Defaulting Banks, the aggregate amount of the Letter of Credit Outstandings exceeds the Adjusted Total Available Revolving Loan Commitment as then in effect, the Borrower agrees to pay to the Administrative Agent at the Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrower to Non-Defaulting Banks hereunder in a cash collateral account to be established by the Administrative Agent.

         (ii) On any day on which the aggregate outstanding principal amount of the Revolving Loans made by any Defaulting Bank exceeds the Revolving Loan Commitment of such Defaulting Bank, the Borrower shall prepay principal of Revolving Loans of such Defaulting Bank in an amount equal to such excess.

         (b) On any date, beginning 11 months after the Initial Borrowing Date, if a Clean-Down Period shall not have occurred during the immediately preceding eleven months, the Borrower shall repay outstanding Swingline Loans and/or Revolving Loans (which repayments shall be made in accordance with preceding Section 4.02(a)(i)) in an amount necessary to cause the Total Unutilized Revolving Loan Commitment to be equal to or greater than $40,000,000 for an entire Clean-Down Period which shall begin (or continue in existence, as the case may be) on or from such date and shall continue until a Clean-Down Period has occurred.

         (c) (i) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 3.02(b), 4.01 and 4.02(i), a "Term Loan Scheduled Repayment"):


Term Loan Scheduled
Repayment Date                           Amount
- --------------------                     ------
last Business Day in                    $750,000
December 1996
last Business Day in                    $750,000
December 1997
last Business Day in                    $750,000
December 1998
last Business Day in                    $750,000
December 1999
last Business Day in                    $750,000
December 2000
last Business Day in                    $750,000(1)
December 2001
last Business Day in                  $70,500,000(2)
December 2002                         -----------
                                      -----------


         (ii) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, if the aggregate principal amount of WTI Senior Subordinated Notes outstanding on the Term Loan Contingent Repayment Date exceeds $15,000,000, the Borrower shall be required to repay on such date that principal amount of Term Loans as is equal to the remainder of (x) the aggregate principal amount of WTI Senior Subordinated Notes outstanding on such date less (y) $15,000,000. The amount of any mandatory repayment pursuant to this clause (ii) shall apply to reduce the then remaining Term Loan Scheduled Repayments pro rata based upon the then remaining Term Loan Scheduled Repayments after giving effect to all prior reductions thereto.

         (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Holdings or any of its Subsidiaries (including, without limitation, the Borrower, WTI


- ---------------------
(1) If the Term Loan Maturity Date is the last Business Day of December, 2001, the payment due on such date shall instead be $71,250,000.

(2) If the Term Loan Maturity Date is the last Business Day of December, 2001, the payment due on the last Business Day of December, 2002 shall instead be $0.

and Laser Tech) receives any proceeds from any sale or issuance of its equity (excluding (v) Receivables Facility Assets and promissory notes received by the Receivables Subsidiary from Holdings or any of its Subsidiaries to the extent same constitute contributions to the capital of the Receivables Subsidiary, in each case to the extent such contributions are permitted pursuant to Section 9.05, (w) proceeds of issuances of Holdings Common Stock or Holdings Class B Common Stock (including as a result of the exercise of any options with regard thereto) to employees, officers and directors of Holdings and its Subsidiaries to the extent such proceeds do not exceed 52,500,000 in any calendar year, (x) any equity of Holdings directly issued by it as consideration in connection with a Permitted Transaction, where no cash proceeds are received by Holdings or any of its Subsidiaries from such equity issuance, (y) proceeds received by any Subsidiary of Holdings to the extent such proceeds were received from the issuance of equity to Holdings or a Wholly-Owned Subsidiary of Holdings and (z) proceeds from any issuance of Preferred Stock), an amount equal to 50% of the Net Cash Proceeds of the respective sale or issuance shall be applied as a mandatory repayment (and/or commitment reduction, as the case may be) of the outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j).

         (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Holdings or any of its Subsidiaries receives any proceeds from any incurrence by Holdings or any of its Subsidiaries of Indebtedness for borrowed money (including Attributed Receivables Facility Indebtedness incurred at any time pursuant to the Receivables Facility which in aggregate principal amount exceeds the Receivables Facility Threshold Amount as then in effect, but excluding other Attributed Receivables Facility Indebtedness and Indebtedness for borrowed money permitted to be incurred pursuant to Section
9.04 (i) through (x), inclusive, as such Section is in effect on the Restatement Effective Date) or from any issuance by Holdings or any of its Subsidiaries of any Preferred Stock (other than (x) WTI Intercompany Preferred Stock to the extent issued and (y) Qualified Preferred Stock to the extent the Net Cash Proceeds received from the issuance thereof are used to refinance Existing 10-3/4% Senior Subordinated Notes), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness or issuance of Preferred Stock shall be applied as a mandatory repayment (and/or commitment reduction, as the case may be) of the outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j); PROVIDED that so long as no Default or Event of Default then exists, Net Cash Proceeds of Indebtedness incurred pursuant to Section 9.04(xi) or (xiii) and/or Qualified Preferred Stock issued pursuant to Section 9.12 in an aggregate amount for all Net Cash Proceeds excluded pursuant to this proviso not to exceed the remainder of (x) $100 million minus (y) the greater of the aggregate liquidation preference and the fair market value (at the time of issuance) of all Qualified Preferred Stock directly issued as a component of the consideration in Permitted Transactions (to the extent Net Cash Proceeds have not been received in respect thereof), shall not be required to be so applied on the date of receipt thereof to the extent that Holdings has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are intended ultimately to be used to effect Permitted Transactions, in each case in accordance with the relevant requirements of this Agreement; PROVIDED FURTHER, that in no event shall there be a mandatory repayment and/or commitment reduction pursuant to this Section 4.02(e) to the extent such reduction would cause the sum of the Total Revolving Loan Commitment at such time, plus the then aggregate principal amount of outstanding Term Loans, to be less than $200,000,000 at such time.

         (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date after the Restatement Effective Date upon which Holdings or any of its Subsidiaries (other than the Receivables Subsidiary) receives proceeds from any sale or other disposition of assets (including capital stock and securities held thereby, but excluding (i) sales or transfers of inventory in the ordinary course of business, (ii) sales, contributions and other transfers of Receivables Facility Assets in accordance with the provisions of Section 9.02(x), (iii) the sale or transfer of all of the assets of Levelco to Holdings, the Borrower and/or one or more Wholly-Owned Subsidiaries of the Borrower in connection with the Levelco Dissolution and (iv) so long as no Default or Event of Default is in existence at the time of the respective sale or disposition and so long as no proceeds of the respective sale or disposition are used to make a Net Proceeds Offer under, and as defined in, the Existing 10-3/4% Senior Subordinated Note Indentures or to repay (or make any offer to repay, repurchase or redeem) any then outstanding Permitted Debt or Qualified Preferred Stock, the first $13,000,000 of Net Sale Proceeds generated from sales of assets in any calendar year which would otherwise be subject to the provisions of this Section 4.02(f)), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment (and/or commitment reduction, as the case may be) of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j).

         (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, if on any Excess Cash Flow Payment Date, the Leverage Ratio as determined on the last day of the respective Excess Cash Flow Payment Period exceeds 3.50:1, an amount equal to 25% of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period shall be applied as a mandatory repayment (and/or commitment reduction, as the case may be) of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j); PROVIDED that in no event shall there be a mandatory repayment and/or commitment reduction pursuant to this Section 4.02(g) to the extent such reduction would cause the sum of the Total Revolving Loan Commitment at such time, plus the then aggregate principal amount of outstanding Term Loans, to be less than $200,000,000 at such time.

    (h) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 10 days following each date on which Holdings or any of its Subsidiaries receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than (A) $100,000 per each Recovery Event and (B) with respect to any Recovery Event with proceeds in excess of the amount referred to in clause (A) above, $1,000,000 in the aggregate for all such Recovery Events in any calendar year), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs including, without limitation, legal costs and expenses, and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment (and/or commitment reduction, as the case may be) of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02(i) and (j); PROVIDED that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $10,000,000, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Representative of the Borrower has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $10,000,000, (b) the amount of such proceeds, together with other cash available to the Borrower, WTI or Laser Tech, as the case may be, and their respective Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period pursuant to Section 9.07, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such proceeds were paid as determined by the Borrower, WTI or Laser Tech, as the case may be, and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably request, (c) an Authorized Representative of the Borrower has delivered to the Administrative Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(h) in the form described in clause (x) above and also certifying its determination as required by preceding clause (b) and certifying the sufficiency of business interruption insurance as required by succeeding clause (4), and (d) an Authorized Representative of the Borrower has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that the Borrower, WTI or Laser Tech, as the case may be, has sufficient business interruption insurance and that the Borrower, WTI or Laser Tech, as the case may be, will receive payment thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of the Borrower, WTI and Laser Tech (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of respective properties or assets, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $10,000,000 shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative

Agent whereby such proceeds shall be disbursed to the Borrower, WTI or Laser Tech, as the case may be, from time to time as needed to pay actual costs incurred by them in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Administrative Agent), PROVIDED FURTHER, that at any time while an Event of Default has occurred and is continuing, the Required Banks may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower, WTI and Laser Tech to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder, and provided further, that if all or any portion of such proceeds not required to be applied to the repayment of Term Loans and/or reduction of the Total Revolving Loan Commitment pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either (A) not so used or committed to be so used within one year after the date of the respective Recovery Event or (B) if committed to be used within one year after the date of receipt of such Net Sale Proceeds and not so used within 18 months after the date of respective Recovery Event then, in either such case, such remaining portion not used or committed to be used in the case of preceding clause (A) and not used in the case of preceding clause (B) shall be applied on the date which is the first anniversary of the date of the respective Recovery Event in the case of clause (A) above or the date occurring 18 months after the date of the respective Recovery Event in the case of clause
(B) above as a mandatory repayment (and/or commitment reduction, as the case may be) of outstanding Term Loans and the Total Revolving Loan Commitment in accordance with the requirements of Sections 4.02 (i) and (j).

         (i)  Each amount required to be applied by Sections 4.02(4), (e),
(f), (g) and (h) in accordance with this Section 4.02(i) shall be applied as follows: (i) the Term Loan Sharing Percentage of such amount shall be applied to the repayment of principal of any outstanding Term Loans and (ii) the Revolving Loan Sharing Percentage of such amount shall be applied to reduce the Total Revolving Loan Commitment (it being understood and agreed that (i) the amount of any reduction to the Total Revolving Loan Commitment as provided above in this Section 4.02(i) shall be deemed to be an application of proceeds for purposes of this Section 4.02(i) even though cash is not actually applied and (ii) any cash received by Holdings or such Subsidiary will be retained by such Person except to the extent that such cash is otherwise required to be applied as provided in Section 4.02(a) as a result of any reduction to the Total Revolving Loan Commitment). All repayments (or commitment reductions, as the case may be) of (x) Term Loans, on the one hand, and (y) Revolving Loan Commitments, on the other hand, pursuant to Sections 4.02(d), (e), (f), (g) or (h) shall be applied to reduce the then remaining Term Loan Scheduled Repayments (in the case of preceding clause
(x)) or Scheduled Commitment Reductions (in the case of preceding clause (y)) pro rata based upon the then remaining Term Loan Scheduled Repayments or Scheduled Commitment Reductions, as the case may be, after giving effect to all prior reductions thereto.

         (j) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, PROVIDED that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of any Tranche of Loans made pursuant to a Borrowing shall, except as set forth in Section 4.02(a), be applied PRO RATA among such Tranche of Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

         (k) Notwithstanding anything to the contrary contained elsewhere in Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date and (ii) all other Loans then outstanding shall be repaid in full on the applicable Maturity Date.

         4.03 METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Bank or Banks entitled thereto not later this than 1:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent. Any payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

         4.04 NET PAYMENTS; TAXES. (a) All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imports, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which such bank is organized or in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such bank is organized or in which the principal office or applicable lending office of such Bank is located and for any withholding of income or similar taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

         (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal Income Tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Restatement Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section
1.13 or 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Bank shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in
Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and
(y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States (I) if such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this
Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section
4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Restatement Effective Date (or, if later, the date such Bank became party to this Agreement) in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

         (c)  If the Borrower pays any additional amount under this Section
4.04 to a Bank and such Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Bank shall pay to the Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such refund, reduction or credit.

         SECTION 5. CERTAIN CONDITIONS PRECEDENT TO RESTATEMENT EFFECTIVE DATE. The obligation of each Bank to make Loans, and the obligation of each Issuing Bank to issue Letters of Credit, on the Restatement Effective Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

         5.01 EXECUTION OF AGREEMENT; NOTES. On or prior to the Restatement Effective Date (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each of the Banks with a Term Loan Commitment the appropriate Term Note executed by the Borrower, and to BTCo the Swingline Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

         5.02 OFFICER'S CERTIFICATE. On the Restatement Effective date, the Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed on behalf of the Borrower by the President or any Vice President of the Borrower, stating all of the conditions in Sections 5.05, 5.08, 5.09, 5.12, 5.13, 5.14, 6.01, 6.02 and 6.03 have been satisfied on such date.

         5.03 FEES; ETC. On the Restatement Effective Date, the Borrower shall have paid to the Administrative Agent, the Documentation Agent and the Banks all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Administrative Agent, the Documentation Agent and the Banks to the extent then due.

         5.04 OPINIONS OF COUNSEL. On the Restatement Effective Date, the Administrative Agent shall have received from (i) Skadden, Arps, Slate, Meagher & Flom, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent and each of the Banks and dated the Restatement Effective Date in the form of Exhibit E-1 and (ii) Lowenstein, Sandier, Kohl, Fisher & Boylan, special counsel to WTI and its Subsidiaries, an opinion addressed to the Administrative Agent and each of the Banks and dated the Restatement Effective Date in the form of Exhibit E-2.

         5.05 CORPORATE AND PARTNERSHIP DOCUMENTS; PROCEEDINGS; ETC. (a) On the Restatement Effective Date, the Administrative Agent shall have received a certificate, dated the Restatement Effective Date, signed by the Chairman or an Authorized Representative of WTI and each Subsidiary of WTI, and attested to by the Secretary or any Assistant Secretary of WTI or the respective such Subsidiary, or, in the case of any such Subsidiary that is a partnership, signed by the general partner of such Subsidiary, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation and by-laws, the partnership agreement and the certificate of limited partnership of WTI or the respective such Subsidiary, and the resolutions, or such other administrative approval, of WTI or the respective such Subsidiary, referred to in such certificate, and the foregoing shall be reasonably acceptable to the Agents and the Required Banks.

         (b) On the Restatement Effective Date, the Administrative Agent shall have received bring-down certificates of all Credit Parties (other than WTI and its Subsidiaries)

(x) certifying that there were no changes, or providing the text of any changes, to the certificate of incorporation and by-laws or certificate of limited partnership and partnership agreement of such Credit Parties as delivered pursuant to Section 5.05 of the Original Credit Agreement, (y) to the effect that each such Credit Party is in good standing in its respective state of incorporation and in those states where each such Credit Party conducts business and (z) providing the resolutions adopted by such Credit Party with respect to the actions contemplated in this Agreement (including without limitation with respect to the Acquisition and the amendment and restatement of this Agreement, and the obligations of such Credit Party with respect to the increased extensions of credit pursuant hereto).

         (c) All corporate, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents and the Required Banks, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate and partnership proceedings, governmental approvals, good standing certificates and bring down telegrams or facsimiles, if any, which either Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, partnership or governmental authorities.

         (d) On the Restatement Effective Date and after giving effect to the Transaction, the capital structure (including, without limitation, the terms of any capital stock, options, warrants or other securities issued by Holdings or any of its Subsidiaries) and management of Holdings and its Subsidiaries shall be in form and substance satisfactory to the Agents and the Required Banks.

         5.06 EMPLOYEE BENEFIT PLANS; SHAREHOLDERS' AGREEMENTS; MANAGEMENT AGREEMENTS; EMPLOYMENT AGREEMENTS; COLLECTIVE BARGAINING AGREEMENTS;
DEBT AGREEMENTS; MATERIAL CONTRACTS. (a) On or prior to the Restatement Effective Date, there shall have been delivered to the Administrative Agent true and correct copies, certified as true and complete by an appropriate officer of the Borrower of:

         (i) all "employee benefit plans" as defined in Section 3(3) of ERISA, any profit sharing plans and deferred compensation plans, and any other material plans or arrangements for the benefit of employees of WTI or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.06(i) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06 (b), the "Employee Benefit Plans");

        (ii) all agreements (including, without limitation, shareholders' agreements, subscription agreements and registration rights agreements) entered into by WTI or any of its Subsidiaries governing the terms and relative rights of its capital stock and any agreements entered into by shareholders relating to any such entity with respect to its capital stock (collectively, together with any agreements referred to in Section 5.06(ii) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06(b), the "Shareholders' Agreements");

         (iii) all material agreements with members of, or with respect to, the management of WTI or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.06(iii) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06(b), the "Management Agreements");

         (iv) any material employment agreements entered into by WTI or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.06(iv) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06(b), the "Employment Agreements");

         (v) all collective bargaining agreements applying or relating to any employee of WTI or any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.06(v) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06(b), the "Collective Bargaining Agreements");

         (vi) all agreements evidencing or relating to Indebtedness of WTI or any of its Subsidiaries which is to remain outstanding after giving effect to the incurrence of Loans on the Restatement Effective Date (collectively, together with any agreements referred to in Section 5.06(vi) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06(b), the "Debt Agreements"); and

         (vii) all other material contracts and licenses of WTI and any of its Subsidiaries (collectively, together with any agreements referred to in Section 5.06(vii) of the Original Credit Agreement, and any amendments thereto referred in succeeding Section 5.06(b), the "Material Contracts");

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Debt Agreements, and Material Contracts shall, except to the extent such agreements are of no force or effect on the Restatement Effective Date, be in form and substance satisfactory to the Agents and the Required Banks; PROVIDED, that if Holdings or any of its Subsidiaries inadvertently fails to provide the Administrative Agent any immaterial agreement described in clauses (i) through (vii) above, such failure shall not constitute a violation of this
Section 5.06.

         (b) On or prior to the Restatement Effective Date, the Administrative Agents all have received (i) a certification from an Authorized Representative of the Borrower that all agreements and plans referenced in Section 5.06 of the Original Credit Agreement, previously delivered to the Administrative Agent by each Credit Party (other than WTI and its Subsidiaries), remain in full force and effect (or specifying which of such agreements and plans do not remain in full force and effect) and (ii) any amendments thereto or additional such agreements.

         5.07 SOLVENCY CERTIFICATE; INSURANCE CERTIFICATES. On or before the Restatement Effective Date, the Borrower shall cause to be delivered to the Administrative Agent:

         (i) a solvency certificate addressed to the Agents and each of the Banks and dated the Restatement Effective Date from the Chief Financial Officer of the Borrower, which solvency certificate shall be in the form of Exhibit G (appropriately completed) expressing opinions of value and other appropriate factual information regarding the solvency of Holdings and its Subsidiaries, and the Borrower and its Subsidiaries (each on a consolidated basis), after giving effect to the Transaction and the incurrence of all financings contemplated herein; and

         (ii)  evidence of insurance complying with the requirements of Section
    8.03 for the business and properties of Holdings and its Subsidiaries (including, without limitation, the Acquired Business), in scope, form and substance reasonably satisfactory to the Agents and the Required Banks and stating that such insurance shall not be canceled or revised without 30 days prior written notice by the insurer to the Administrative Agent.

         5.08 CONSUMMATION OF THE TRANSACTION. (a) On or prior to the Restatement Effective Date, (i) there shall have been delivered to the Agents and the Banks true and correct copies of all Acquisition Documents, certified as such by an officer of Holdings, and all terms and conditions of the Acquisition Documents shall be in form and substance satisfactory to the Agents and the Required Banks, (ii) the Acquisition, including all of the terms and conditions thereof, shall have been duly approved by the board of directors and (if required by applicable law) the shareholders of Holdings, the Borrower, Acquisition Corp. and WTI, and all Acquisition Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, (iii) the representations and warranties set forth in the Acquisition Documents shall be true and correct in all material respects as if made on and as of the Restatement Effective Date, (iv) each of the conditions precedent to Holdings' and Acquisition Corp.'s obligations to consummate the Acquisition as set forth in the Acquisition Documents shall have been satisfied to the satisfaction of the Agents and the Required Banks or waived with the consent of the Agents and the Required Banks, and (v) the Acquisition shall have been consummated in accordance with all applicable laws and the Acquisition Documents.

         (b) On the Restatement Effective Date and concurrently with the Credit Events then occurring, (i) the total commitments under the WTI Credit Agreement shall have been terminated, and all loans thereunder shall have been repaid in full, together with interest thereon, (ii) all other amounts owing pursuant to the WTI Credit Agreement shall have been repaid in full, (iii) the WTI Credit Agreement shall have been terminated and (iv) the Administrative Agent shall have received evidence in form, scope and substance satisfactory to it, the Documentation Agent and the Required Banks that the matters set forth in this Section 5.08(b) have been satisfied on such date. On the Restatement Effective Date and concurrently with the Credit Events then occurring, the creditors under the WTI Credit Agreement shall have terminated and released all security interests and Liens on the capital stock of WTI or any of its Subsidiaries, or any other assets owned by WTI or any of its Subsidiaries granted in connection with the WTI Credit Agreement. The Administrative Agent shall have received such releases of security interests in and Liens on the capital stock of WTI or any of its Subsidiaries, or any other assets owned by WTI and its Subsidiaries, as may have been requested by the Administrative Agent, the Documentation Agent or the Required Banks, which releases shall be in form and substance satisfactory to the Agents and the Required Banks. Without limiting the foregoing, there shall have been delivered (w) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the appropriate equivalent) was filed with respect to WTI or any of its Subsidiaries in connection with the security interests created with respect to the WTI Credit Agreement and the documentation related thereto, (x) termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of WTI or any of its Subsidiaries on which filings have been made, (y) terminations of all mortgages, leasehold mortgages and deeds of trust created with respect to property of WTI or any of its Subsidiaries, in each case, to secure the obligations under the WTI Credit Agreement, all of which shall be in form and substance satisfactory to the Agents and the Required Banks, and (z) all collateral owned by WTI or any of its Subsidiaries in the possession of BTCC, in its capacity as agent under the WTI Credit Agreement or collateral agent under any related security document or any other agent, collateral agent or trustee for the creditors under the WTI Credit Agreement.

         (c) On the Restatement Effective Date and concurrently with the Credit Events then occurring, the Borrower, as lender, shall have established a working capital facility (the "Replacement Working Capital Facility") for the benefit of WTI, as borrower. which Replacement Working Capital Facility shall
(i) provide for the making of intercompany loans to WTI for the general corporate and working capital purposes of WTI and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the remainder of (v) $45 million less (y) the sum of the Letter of Credit Outstandings at such time in respect of WTI Letters of Credit, (ii) require that the proceeds of loans made pursuant thereto on the Restatement Effective Date be used to refinance the WTI Credit Agreement and (iii) provide that each intercompany loan made pursuant thereto be evidenced by a WTI Working Capital Note and/or a WTI Swingline Note, in each case pledged pursuant to the Pledge and Security Agreement. All terms and conditions of the Replacement Working Capital Facility, and all documentation entered into connection therewith, shall be satisfactory to the Agents.

         (d) On or prior to the Restatement Effective Date and prior to the Credit Events then occurring, WTI shall have commenced a tender offer/consent solicitation with respect to the outstanding WTI Senior Subordinated Notes (the "WTI Tender Offer/Consent Solicitation"), pursuant to which (i) WTI shall offer, subject to the terms and conditions contained in the WTI Tender Offer/Consent Solicitation, to purchase all of the outstanding WTI Senior Subordinated Notes at a cash price equal to $1,030 per $1,000 principal amount, plus accrued and unpaid interest thereon and (ii) consents shall be solicited to a proposed amendment (the "WTI Senior Subordinated Notes Indenture Amendment") to the WTI Senior Subordinated Notes Indenture, on terms and conditions satisfactory to the Agents, which amendment shall provide for the substantial elimination of the covenants contained in the WTI Senior Subordinated Notes Indenture (including, without limitation, limitations on restricted payments, transactions with affiliates, indebtedness and guarantees by subsidiaries). All terms and conditions of the WTI Tender Offer/Consent Solicitation shall be satisfactory to the Agents, and the period for tendering WTI Senior Subordinated Notes pursuant thereto shall terminate on or prior to the Restatement Effective Date. If holders ("WTI Noteholders") of a majority of the outstanding WTI Senior Subordinated Notes provide their "Consent" pursuant to, and in accordance with the requirements of, the WTI Tender Offer/Consent Solicitation (with the "Consent" of such WTI Noteholders being herein called the "Requisite Consents"), then (i) on or prior to the Restatement Effective Date, (x) WTI shall have received sufficient consents to the WTI Senior Subordinated Notes Indenture Amendment to authorize the execution and delivery of the WTI Senior Subordinated Notes Indenture Supplement and (y) WTI and the trustee under the WTI Senior Subordinated Notes Indenture shall have duly executed and delivered the WTI Senior Subordinated Notes Indenture Supplement and (ii) on the Restatement Effective Date and concurrently with the Credit Events then occurring, WTI shall have repurchased the WTI Senior Subordinated Notes tendered, and not theretofore withdrawn, pursuant to the WTI Tender Offer/Consent Solicitation (the "WTI Tender Offer Repurchases") with funds made available to WTI by the Borrower by means of WTI Intercompany Loans (with the taking of the actions specified in preceding clause (i)(y) and clause (ii) on or prior to the Restatement Effective Date being herein called the "WTI Tender Offer/Consent Solicitation Consummation"). If less than a majority of the outstanding principal amount of WTI Senior Subordinated Notes are tendered pursuant to the WTI Tender Offer/Consent Solicitation, then the satisfaction of clauses (i) and (ii) in the immediately preceding sentence shall not be a condition precedent to the occurrence of the Term Loan Borrowing Date, although WTI Tender Offer Repurchases of the WTI Senior Subordinated Notes actually tendered may, but shall not be required to, be made on the Restatement Effective Date as provided in clause (ii) of the immediately preceding sentence.

         (e) On the Restatement Effective Date and concurrently with the Credit Events then occurring, (i) in the event that WTI Tender Offer/Consent Solicitation Consummation has not occurred for the reasons specified in the last sentence of Section 5.08(d), then (x) Holdings shall have contributed $20 million of cash to the capital of Acquisition Corp. as a common equity contribution in exchange for 100 shares, $.01 par value per share, of common stock of Acquisition Corp. and (y) Holdings shall have contributed $30 million of cash to the capital of Acquisition Corp. in exchange for shares of WTI Intercompany Preferred Stock with a like aggregate liquidation preference and
(ii) in the event that WTI Tender Offer/Consent Solicitation Consummation has occurred or will occur on the Restatement Effective Date (x) Holdings shall have contributed $20 million of cash to the capital of Acquisition Corp. as a common equity contribution in exchange for 100 shares, $.01 par value per share, of common stock of Acquisition Corp. and (y) Laser Tech (with the amount to be loaned by Laser Tech to equal the Laser Tech Initial Receivables Facility Amount less the amount of Holdings Intercompany Loan to be made by it on the Restatement Effective Date in accordance with the last sentence of this Section 5.08(e)) and the Borrower (with the amount to be loaned by the Borrower to equal the amount provided below less the amount to be loaned by Laser Tech as provided in the immediately preceding parenthetical) shall have loaned to Acquisition Corp. an additional $134,241,176.59, which loan shall be evidenced by a like principal amount of Laser Tech - WTI Intercompany Loans (to the extent loaned by Laser Tech) and/or WTI Intercompany Loans (to the extent loaned by the Borrower). All proceeds loaned or contributed to Acquisition Corp. as described in preceding clause (i) or (ii), as the case may be, shall have been used to pay the Merger Consideration in connection with the consummation of the Acquisition in accordance with the provisions of Section 5.08(a). All amounts to be invested by Holdings as equity contributions to Acquisition Corp.
pursuant to preceding Section 5.08(e)(i)(x) or (ii)(x), as the case may be, shall be paid to Holdings by the Borrower as a Dividend on the Restatement Effective Date, and all amounts to be invested by Holdings as equity contributions to Acquisition Corp. pursuant to preceding Section 5.08(e)(i)(y) shall be loaned to Holdings by Laser Tech (to the extent the amount to be so invested by Holdings does not exceed the Laser Tech Initial Receivables Facility Amount) and, to the extent the amount to be so invested by Holdings exceeds the Laser Tech Initial Receivables Facility Amount, the Borrower, in each case pursuant to Holdings Intercompany Loans; provided that to the extent that the respective investment to be made in accordance with Section 5.08(e)(i)(y), exceeds $20 million, such excess may instead be paid to Holdings as a Dividend on the Restatement Effective Date (with the amount to be paid as a Dividend to be allocated first to the amount being advanced to Holdings by Laser Tech and, to the extent in excess thereof, to the amount to be advanced to Holdings by the Borrower).

         (f) On the Restatement Effective Date and concurrently with the Credit Events then occurring, in the event that the WTI Tender Offer/Consent Solicitation Consummation has not occurred for the reason specified in the last sentence of Section

5.08(d), then WTI may, but shall not be obligated to, effect Optional WTI Note Repurchases in accordance with the definition thereof contained in this Agreement.

         (g) All obligations of Holdings and its Subsidiaries with respect to the Indebtedness being repaid or satisfied in the Refinancing Transactions on the Restatement Effective Date shall be terminated to the satisfaction of the Agents. All terms and conditions of the Refinancing Transactions and the documentation in connection therewith, and the amount and type of consideration payable in connection therewith, shall be required to be satisfactory to the Agents.

         5.09 RECEIVABLES FACILITY. On or prior to the Restatement Effective Date, (i) the initial sale of receivables (including receivables originated by WTI and its Subsidiaries if, but only if, WTI Tender Offer/Consent Solicitation Consummation has occurred in accordance with the provisions of Section 5.08(d)) shall have been effected pursuant to the Receivables Facility, (ii) such sale shall have generated net cash proceeds to the Borrower and Laser Tech of at least $62 million and, only if WTI Tender Offer/Consent Solicitation Consummation has occurred, to the Borrower, Laser Tech and WTI and its Subsidiaries of at least $95 million, and (iii) there shall have been delivered to the Agents true and correct copies of all Receivables Documents, which shall be in full force and effect and shall be in form and substance satisfactory to the Agents, and all conditions set forth in the Receivables Documents shall have been satisfied and not waived (unless waived with the consent of the Agents).

         5.10 SUBSIDIARIES GUARANTY. On the Restatement Effective Date, each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower, the Receivables Subsidiary, RGP, Treasure Chest of Nevada and, unless the WTI Tender Offer/Consent Solicitation Consummation has occurred, WTI and its Wholly-Owned Subsidiaries) shall have duly authorized, executed and delivered the Amended and Restated Subsidiaries Guaranty in the form of Exhibit H hereto (as modified, supplemented or amended from time to time, the "Subsidiaries Guaranty"), and the Subsidiaries Guaranty shall be in full force and effect.

         5.11 PLEDGE AND SECURITY AGREEMENT. On the Restatement Effective Date, each of Holdings, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered an Amended and Restated Pledge and Security Agreement in the form of Exhibit I (as modified, supplemented or amended from time to time, the "Pledge and Security Agreement") and the Pledge and Security Agreement and the following other documents shall be delivered to the Collateral Agent, as Pledgee and be in full force and effect:

         (i) all the Pledged Securities referred to in the Pledge and Security Agreement then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledged Securities and (y) together with executed and undated stock powers, in the case of capital stock constituting Pledged Securities;

        (ii) proper Financing Statements (Form UCC-1) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Pledge and Security Agreement;

       (iii)  certified copies of Requests for Information or Copies (Form UCC-
11), or equivalent reports, listing all effective financing statements that name each Credit Party as debtor and that are filed in the jurisdictions referred to in clause (ii) above, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law);

        (iv) evidence of the completion of all other recordings and filings of, or with respect to, the Pledge and Security Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Pledge and Security Agreement;

         (v) executed copies of the Partnership Notice delivered to the Pledged Partnership and executed copies of the Partnership Acknowledgment executed by the Pledged Partnership, together with evidence that such other actions have been taken as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Pledge and Security Agreement (including, without limitation, evidence that the Pledged Partnership has duly recorded the security interest created by the Pledge and Security Agreement on the partnership books and records of the Pledged Partnership); and

        (vi) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Pledge and Security Agreement have been taken.

         5.12 ADVERSE CHANGE; GOVERNMENTAL APPROVALS; ETC. (a) Since January 31, 1996, nothing shall have occurred (and the Banks shall have become aware of no facts, conditions or other information not previously known) which either Agent or the Required Banks shall reasonably determine could have a material adverse effect on (i) the Refinancing Transactions, (ii) the Transaction, (iii) the rights or remedies of the Agents or the Banks, or the ability of the Credit Parties to perform their respective obligations to the Agents and the Banks or
(iv) the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Acquired Business, the

Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         (b) On the Restatement Effective Date, there shall not have occurred and be continuing any material adverse change to the syndication market for credit facilities similar in nature to this Agreement and there shall not have occurred and be continuing a material disruption of or a material adverse change in financial, banking or capital markets that would have a material adverse effect on the syndication, in each case as determined by either Agent in its sole discretion.

         (c) On or prior to the Restatement Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and third party approvals in connection with the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, (ii) all necessary material governmental (domestic and foreign) and third party approvals in connection with any Existing Indebtedness which is to remain outstanding after the Restatement Effective Date, the Transaction, the transactions contemplated by the Documents (other than the Credit Documents) and otherwise referred to therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and (iii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Refinancing Transactions or the Transaction, the making of the Loans, the issuance of Letters of Credit and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Refinancing Transactions or the Transaction or the making of the Loans, the issuance of Letters of Credit or the transactions contemplated by the Documents.

         5.13 LITIGATION. Except as disclosed on Schedule XII, on the Restatement Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened in writing with respect to (i) the Transaction or any documentation executed in connection therewith (including any Credit Document) or the transactions contemplated thereby or with respect to any Existing Indebtedness or (ii) which either Agent or the Required Banks shall reasonably determine could have a materially adverse effect on (x) the Transaction or on the rights or remedies of the Administrative Agent, the Documentation Agent or the Banks, or on the ability of the Credit Parties to perform their respective obligations to the Administrative Agent, the Documentation Agent and the Banks or (y) the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Acquired Business, the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         5.14 EXISTING INDEBTEDNESS. On the Restatement Effective Date and after giving effect to the Loans incurred on the Restatement Effective Date, neither Holdings nor any of its Subsidiaries shall have any Preferred Stock or Indebtedness outstanding except for (i) the Loans, (ii) Indebtedness of Holdings in an aggregate principal amount not to exceed $126,700,000 represented by the Existing 10-3/4% Senior Subordinated Notes, (iii) Indebtedness of WTI in an aggregate principal amount not to exceed 590,000,000 represented by the WTI Senior Subordinated Notes, (iv) the intercompany Indebtedness incurred by WTI from the Borrower as required pursuant to Section 5.08, (v) WTI Intercompany Preferred Stock issued by WTI to Holdings in accordance with the provisions of
Section 5.08, (vi) Indebtedness outstanding pursuant to the Receivables Facility and (vii) certain other intercompany indebtedness and other indebtedness as is listed on Schedule VI (with the Indebtedness described in this clause (vii) being herein called "Scheduled Existing Indebtedness" and, together with the Indebtedness described in clauses (ii) and (iii) above being herein called the "Existing Indebtedness"). On and as of the Restatement Effective Date, all of the Existing Indebtedness (except to the extent refinanced as part of the Refinancing Transactions or as otherwise permitted hereunder) shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby without any default or event of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby (except to the extent amended or waived by the parties thereto on terms and conditions satisfactory to the Agents and the Required Banks), and there shall not be any amendments or modifications to the Debt Agreements other than as requested or approved by the Agents or the Required Banks. On and as of the Restatement Effective Date, the Agents and the Required Banks shall be satisfied with the amount of and the terms and conditions of all Existing Indebtedness.

         5.15 PRO FORMA BALANCE SHEET; FINANCIAL STATEMENTS; PROJECTIONS. (a) On or prior to the Restatement Effective Date, there shall have been delivered to the Administrative Agent an unaudited PRO FORMA consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 1995 and after giving effect to the Transaction and prepared in accordance with GAAP, together with (w) pro forma financial statements for Holdings and its Subsidiaries for the one year period ended on the last day of the fiscal quarter of the Borrower last ended, assuming the Transaction was effected on the first day of such one year period,
(x) historical consolidated financial statements of Holdings and its Subsidiaries for the last fiscal quarter ending before the Restatement Effective Date, (y) historical consolidated financial statements of Holdings and its Subsidiaries for the two fiscal years preceding such fiscal quarter referred to in the foregoing clause (x), which historical statements shall be audited and
(z) historical consolidated financial statements of WTI and its Subsidiaries for the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995 and the consolidated balance sheets of WTI and its Subsidiaries as of December 31, 1994 and December 31, 1995.

         (b) On or prior to the Restatement Effective Date there shall have been delivered to the Administrative Agent detailed projected consolidated financial statements of Holdings and its Subsidiaries, which include the projected results of the Acquired Business, certified by the chief financial officer or treasurer of the Borrower for the period from December 31, 1995 to June 30, 2000 (the "Projections"), which Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of Holdings and its Subsidiaries after giving affect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be satisfactory inform and substance to the Agents.

         (c) The Administrative Agent and the Banks shall have received such other accountants' certificates, calculations and PRO FORMA financial data as shall be reasonably required by the Agents in order for them to determine compliance with any applicable covenants contained in the Existing 10-3/4% Senior Subordinated Note Indentures, the WTI Senior Subordinated Notes Indenture (but only if the WTI Tender Offer/Consent Solicitation Consummation does not occur on or prior to the Restatement Effective Date) and the other outstanding issues of Existing Indebtedness, all of which shall be in form and substance satisfactory to the Agents and the Required Banks.

         5.16 AMENDED TAX SHARING AGREEMENT. On or prior to the Restatement Effective Date, Holdings, the Borrower, WTI and Laser Tech shall have duly authorized, executed and delivered an amended tax sharing agreement in form and substance satisfactory to the Agents and the Required Banks (the "Amended Tax Sharing Agreement"), which shall supersede any existing tax sharing or similar agreements theretofore in effect.

         5.17 MANAGEMENT SERVICES AGREEMENT. On or prior to the Restatement Effective Date, the Agents and the Banks shall have received true and correct copies of the Management Services Agreement (if same is to be entered into), certified as such by an officer of Holdings, which Management Services Agreement shall have been duly authorized, executed and delivered and shall be in full force and effect and in form and substance satisfactory (including all terms and conditions thereof) to the Agents and the Required Banks.

         SECTION 6. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligation of each Bank to make Loans (including Loans made on the Restatement Effective Date but excluding Mandatory Borrowings made thereafter, which shall be made as provided in Section 1.01(c)), and the obligation of an Issuing Bank to issue any Letter of Credit is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

         6.01 NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

         6.02 ADVERSE CHANGE; ETC. At the time of each such Credit Event and also after giving effect thereto, nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Administrative Agent or the Required Banks shall determine (i) has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Banks, the Documentation Agent or the Administrative Agent, or on the ability of the Borrower or any other Credit Party to perform its obligations to the Administrative Agent, the Documentation Agent or the Banks under this Agreement or any other Credit Document or (ii) has, or could reasonably be expected to have, a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         6.03 LITIGATION. At the time of each such Credit Event and also after giving effect thereto, no litigation by any entity (private or governmental) shall be pending or threatened in writing with respect to this Agreement, any other Document or any documentation executed in connection herewith or the transactions contemplated hereby or thereby, or which the Administrative Agent or the Required Banks shall determine could reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         6.04 NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. (a) Prior to the making of each Loan (excluding Swingline Loans and Mandatory Borrowings), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of any Swingline Loan, BTCo shall. have received the notice required by Section 1.03(b)(i).

         (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 2.03(a).

         6.05 COMPLIANCE WITH INDENTURES. If at any time after the Restatement Effective Date and prior to the repayment in full of the Existing 10-3/4% Senior Subordinated Notes, the Total Revolving Outstandings are, or are reduced to an amount which is less than, $275,000,000, then as a condition to any Credit Event which would cause the Total Outstandings to exceed the Lowest Outstanding Amount then in effect by more than the Threshold Amount, the Banks shall have received the certificate last required to be delivered pursuant to Section 8.01(m), and such certificate shall establish that such Credit Event may be incurred without violating the terms of the Existing 10-3/4% Senior Subordinated Notes Indentures. So long as any Existing 10-3/4% Senior Subordinated Note remains outstanding, each Credit Event shall comply with the requirements of Section 4.9 of the Existing 10-3/4% Senior Subordinated Note Indentures and, if requested by any Agent or the Required Banks (which request shall only be made by the respective Agent or the Required Banks if such Person or Persons has or have reasonable doubts as to whether the respective Credit Event would conform with the applicable requirements of the Indentures as described below), the Banks shall have received at the time of any Credit Event such updated information with respect to the certificate last required to be delivered pursuant to Section 8.01(m) as may have been reasonably requested, and any opinion of counsel (which opinion of counsel required to be reasonably satisfactory to the respective Agent or Required Banks requesting same) as may have been reasonably requested to assure the Banks that the requirements of this Section 6.05 and Section 4.9 of the Existing 10-3/4% Senior Subordinated Note Indentures (so long as any Existing 10-3/4% Senior Subordinated Notes remain outstanding) are satisfied and that the Indebtedness incurred pursuant to such Credit Event constitutes "Senior Indebtedness" and"Designated Senior Indebtedness" thereunder.

         The occurrence of the Restatement Effective Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent, the Documentation Agent and each of the Banks that all the conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified. shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be in form and substance reasonably satisfactory to the Banks.

         SECTION 7. REPRESENTATIONS AND WARRANTIES. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction (but, in the case of the Refinancing Transactions, giving effect to the components thereof which are effected on the date any representation or warranty is made pursuant to this
Section 7 or any time prior thereto), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of the Restatement Effective Date and each Credit Event on or after the Restatement Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct on and as of the Restatement Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only of such specified date).

         7.01 CORPORATE OR PARTNERSHIP STATUS. Holdings and each of its Subsidiaries (i) is a duly organized and validly existing corporation or partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate or partnership power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualifications except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         7.02 POWER AND AUTHORITY. Each Credit Party has the power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is a party and has taken all necessary partnership or corporate action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         7.03 NO VIOLATION. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by it with the terms and provisions thereof, nor consummation of the transactions contemplated therein (i) will contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, con-ditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Credit Documents) upon any of the material properties or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject (including, without limitation, the Existing Indebtedness) or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of limited partnership or limited partnership agreement of Holdings or any of its Subsidiaries.

         7.04 GOVERNMENTAL APPROVALS. (a) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

         (b) No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the Transaction, (ii) the execution, delivery and performance of any Document (other than any Credit Document) or
(iii) the legality, validity, binding effect or enforceability of any such Document (other than any Credit Document).

         7.05 FINANCIAL STATEMENTS; FINANCIAL CONDITION; UNDISCLOSED LIABILITIES; PROJECTIONS; ETC. (a) (i) The consolidated statements of financial condition of Holdings and its Subsidiaries, in each case at June 30, 1995 and December 31, 1995 and the related consolidated statements of income and cash flow and changes in shareholders' equity of Holdings and its Subsidiaries, in each case for the fiscal year ended June 30, 1995 and six-month period ended December 31, 1995, as the case may be, and furnished to the Banks prior to the Restatement Effective Date, (ii) the consolidated balance sheet of Holdings and its Subsidiaries as of the end of each calendar month of Holdings ended after December 31, 1995 and the related consolidated statement of income and statement of cashflows of Holdings and its Subsidiaries for each such month, and furnished to the Banks prior to the Restatement Effective Date and (iii) the consolidated balance sheet of Holdings and its Subsidiaries as of the end of each fiscal quarter of Holdings ended after June 30, 1995, and the related consolidated statements of earnings, shareholder's equity and cashflows of Holdings and its Subsidiaries for such quarterly periods, and furnished to the Banks prior to the Restatement Effective Date, in each case, present fairly the financial condition of Holdings and its Subsidiaries at the date of such statements of financial condition and the results of the operations of Holdings and its Subsidiaries for the respective fiscal year, six-month period, fiscal quarter or calendar month, as the case may be (subject, in the case of unaudited financial statements, to normal year-end adjustments). All such financial statements have been prepared in accordance with GAAP and practices consistently applied, except, in the case of six-month, quarterly and monthly statements, for the omission of footnotes, and certain reclassifications and ordinary end of period adjustments and accruals (all of which are of a recurring nature and none of which individually, or in the aggregate, would be material). After giving effect to the Transaction, since December 31, 1995, there has been no material adverse change in the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the

Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         (b) Each of (x) the audited statements of income and cash flow of WTI and its Subsidiaries for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, and (y) the audited consolidated balance sheets of WTI and its Subsidiaries as of December 31, 1994, and December 31, 1995, together with the notes thereto and the reports thereon of Ernst & Young, LLP, presents fairly the financial position of, and the results of operations for, the entities reported on and is consistent with the books and records of WTI and its Subsidiaries and has been prepared in accordance with GAAP and practices consistently applied. The books and records upon which the foregoing financial statements are based are true and complete, to the best knowledge of the Borrower.

         (c) After giving effect to the Transaction and all other transactions contemplated by the Documents and to all Indebtedness (including the Loans) being incurred or assumed, and Liens created by each Credit Party in connection therewith, with respect to Holdings, individually, the Borrower, individually, the Borrower and its Subsidiaries and Holdings and its Subsidiaries, (x) the sum of the assets, at a fair valuation, of Holdings, individually, the Borrower, individually, the Borrower and its Subsidiaries and Holdings and its Subsidiaries will exceed its or their debts; (y) it has not incurred and does not intend to incur, nor believes that it will incur, debts beyond its ability to pay such debts as such debts mature; and (2) it will have sufficient capital with which to conduct its business. For purposes of this Section 7.05(c), "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of perfor-mance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         (d) As of the Restatement Effective Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fully disclosed in the financial statements delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, is reasonably likely to be material to the Borrower, to the Borrower and its Subsidiaries taken as a whole or to Holdings and its Subsidiaries taken as a whole.

         (e) On and as of the Restatement Effective Date, the Projections set forth on Schedule IV hereto, which include the projected results of the Acquired Business and which have been delivered to the Agents and the Banks on or prior to the Restatement Effective Date, have been prepared on a basis consistent with the financial statements referred to in Sections 7.05(a) and (b), and are based on good faith estimates and assumptions made by management of Holdings and the Borrower and there are no statements or conclusions in any of the Projections which are based upon or include information known to Holdings or any of its Subsidiaries to be misleading or which fail to take into account material information regarding the matters reported therein. On the Restatement Effective Date, each of Holdings and the Borrower believes that the Projections were reasonable and attainable.

         7.06 LITIGATION. There are no actions, suits or proceedings pending or threatened in writing (excluding actions, suits or proceedings under Environmental Laws, which matters are covered in Section 7.19)(i) with respect to any Credit Document or (ii) that could reasonably be expected to materially and adversely affect the performance, business, operations, property, assets, nature of the assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         7.07 TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Agents or any Bank (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such information (taken as a whole) hereafter furnished by or on behalf of any such person in writing to the Agents or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

         7.08 USE OF PROCEEDS; MARGIN REGULATIONS. (a) All proceeds of the Term Loans shall be used by the Borrower solely (x) to make WTI Intercompany Loans in accordance with the requirements of, and for the purposes provided in,
Section 5.08(d), (e) and (f) and clauses (iii) and (iv) of Section 8.17, (y) to make Holdings Intercompany Loans (and/or to pay Dividends to Holdings) in accordance with the requirements of, and for the purposes provided in, Section 5.08(e) and (z) to make any loans to be made on the Restatement Effective Date pursuant to the Replacement Working Capital Facility.

         (b) Proceeds of Revolving Loans shall be used (x) for the same purposes as Term Loans may be used pursuant to Section 7.08(a) and (y) to pay fees and expenses in connection with the Transaction. All other proceeds of Loans made pursuant to this Agreement shall be utilized for Permitted Transactions (made in accordance with Section 8.14) and general corporate and working capital purposes of the Borrower and its Subsidiaries and, to the extent otherwise permitted by this Agreement, Laser Tech and WTI and their respective Subsidiaries; PROVIDED that $40,000,000 of the revolving credit facility made available pursuant to this Agreement shall at all times be utilized only for working capital purposes, it being understood and agreed that, at any time, the sum of (x) the Total

Unutilized Revolving Loan Commitment and (y) the amount of outstanding Revolving Loans incurred for working capital purposes, shall equal or exceed $40,000,000.

         (c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         7.09 TAX RETURNS AND PAYMENTS. All Federal, state and other material returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of Holdings and/or any of its Subsidiaries have been timely filed with the appropriate taxing authority. The Returns accurately reflect all liability for taxes of Holdings and its Subsidiaries, as the case may be, for the periods covered thereby. Each of Holdings and its Subsidiaries have paid all material taxes payable by them other than taxes which are not yet due and payable, and other than those contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles. There is no material action, suit, proceeding, investigation, audit, or claim now pending or threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Restatement Effective Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. None of Holdings or any of its Subsidiaries has provided, with respect to themselves or property held by them, any consent under
Section 341 of the Code.

         7.10 COMPLIANCE WITH ERISA. (a) Each Plan is insubstantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to each Plan and each Foreign Pension Plan have been timely made; neither Holdings nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability to or on account of any Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
Section 401(a)(29), 4971, 4975 or 4980 of the Code or reasonably expects to incur any material liability (including any indirect, contingent, or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan; no condition exists which presents a material risk to Holdings or any of its Subsidiaries or any ERISA Affiliate of incurring a material liability to or on account of any Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of Holdings or any of its Subsidiaries or any ERISA Affiliate exists or is reasonably likely to arise on account of any Plan; and Holdings and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

         (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that has not been accrued or otherwise properly reserved on Holdings' or such Subsidiary's balance sheet in accordance with GAAP. With respect to each Foreign Pension Plan that is required to be funded through a separate funding vehicle, the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the latest valuation date for such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

         7.11 PLEDGE AND SECURITY AGREEMENT. The security interests created in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors under the Pledge and Security Agreement constitute first priority perfected security interests in the Pledged Securities described in the Pledge and Security Agreement, subject to no security interests of any other Person. No filings or recordings (other than the filing of Form UCC-1 financing statements or the appropriate equivalent, which filing, if this representation is being made more than 10 days after the Restatement Effective Date, has been made) are required in order to perfect (or maintain the perfection or priority
of) the security interests created in the Pledged Securities thereof or the proceeds thereof under the Pledge and Security Agreement.

         7.12 REPRESENTATIONS AND WARRANTIES IN DOCUMENTS. All representations and warranties by Holdings, the Borrower and their respective Subsidiaries set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Restatement Effective Date as if such representations or warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations or warranties shall be true and correct in all material respects as of such earlier date.

         7.13 PROPERTIES. Holdings and each of its Subsidiaries have good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by them, including all property reflected in the balance sheets referred to in Sections 7.05(a) and (b) and in the pro forma balance sheet referred to in
Section 5.15 (except as sold or otherwise disposed of since the date of such balance sheets in the ordinary course of business), free and clear of all Liens, other than (i) as referred to in the balance sheets or in the notes thereto or
(ii) Permitted Liens.

         7.14 CAPITALIZATION. (a) On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of Holdings shall consist of (i) 50,000,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings,the "Holdings Common Stock"), of which 14,715,745 shares are issued and outstanding, (ii) 2,500,000 shares of Class B Stock, $.01 par value per share (such authorized Shares of Class B Stock the "Holdings Class B Stock"), of which 1,738,692 shares are issued and outstanding and (iii) 10,000,000 shares of preferred stock (250,000 shares of which are designated Series A Junior Preferred Stock), none of which will be issued and outstanding (such authorized shares of preferred stock the "Holdings Preferred Stock"). All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights. As of the Restatement Effective Date, Holdings does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock, other than as described in the Registration Statement in (x) the second paragraph of the section entitled "Shares Eligible For Future Sale" and (y) the section entitled "Description of Capital Stock" under the caption "Rights Plan."

         (b) On the Restatement Effective Date and after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of 1,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the Borrower, the "Borrower Common Stock"), of which 1 share shall be issued and outstanding and delivered for pledge pursuant to the Pledge and Security Agreement. All such outstanding shares of common stock have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights. The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

         (c) On the Restatement Effective Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of WTI shall consist of (i) 1,000 shares of common stock, $.01 par value per share, of which 100 shares shall be issued and outstanding and owned by Holdings and (ii) 1,000 shares of preferred stock (x) none of which shall be issued or outstanding if WTI Tender

Offer/Consent Solicitation Consummation occurs on the Restatement Effective
Date and (y) if the WTI Tender Offer/Consent Solicitation Consummation does not occur on the Restatement Effective Date, shares of such preferred stock constituting WTI Intercompany Preferred Stock as required to be issued pursuant to Section 5.08(e)(i) shall be issued an4 outstanding and owned by Holdings. All such outstanding shares have been duly and validly issued, and are fully paid and nonassessable. WTI does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

         7.15 SUBSIDIARIES.  (a) Prior to the consummation of the Transaction,
(i) Holdings has no Subsidiaries other than Acquisition Corp., Laser Tech, the Borrower and the Subsidiaries of the Borrower, (ii) the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V and (iii) Acquisition Corp. and Laser Tech have no Subsidiaries.

         (b) On and as of the Restatement Effective Date and after giving effect to the consummation of the Transaction, Holdings has no Subsidiaries other than WTI, Laser Tech, the Borrower and their respective Subsidiaries, and the Receivables Subsidiary, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule V, WTI has no Subsidiaries other than those Subsidiaries listed on Schedule V and Laser Tech has no Subsidiaries. Schedule V correctly sets forth, as of the Restatement Effective Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Holdings, WTI and the Borrower in each class of capital stock of each of their respective Subsidiaries and also identifies the direct owner thereof. All outstanding shares of capital stock of each Subsidiary of Holdings, WTI and the Borrower have been duly and validly issued, are fully paid and nonassessable and have been issued free of preemptive rights. No Subsidiary of Holdings, WTI or the Borrower has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

         7.16 COMPLIANCE WITH STATUTES; ETC. Holdings and each of its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.19), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         7.17 INVESTMENT COMPANY ACT. Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company, "within the meaning of the Investment Company Act of 1940, as amended.

         7.18 PUBLIC UTILITY HOLDING COMPANY ACT. Neither Holdings nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         7.19 ENVIRONMENTAL MATTERS. Notwithstanding anything to the contrary in this Section 7.19, the representations made in this Section 7.19 shall only be untrue if the aggregate effect of all failures and noncompliance of the types described herein could reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole, or Holdings and its Subsidiaries taken as a whole:

         (a) each of Holdings and its Subsidiaries is in compliance with all applicable Environmental Laws and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines, or forfeitures for failure to comply with any of the foregoing, and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of Holdings, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences on any Real Property at any time owned or operated by Holdings or any of its Subsidiaries or, to the knowledge of Holdings, on any property adjoining or in the vicinity of any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Real Property currently owned or operated by Holdings or any of its Subsidiaries, or (ii) to cause any such currently owned Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law; and

         (b) Holdings and its Subsidiaries have not at any time generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, or Released Hazardous Materials on or from any Real Property owned or operated by Holdings or any of its Subsidiaries except in compliance with all applicable Environmental Laws and as reasonably required in connection with the operation, use and maintenance of any such Real Property by Holdings' or such Subsidiary's business.

         7.20 LABOR RELATIONS. Neither Holdings nor any of its subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets,liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole. There is (i) no unfair labor practice complaint pending or threatened against Holdings or any of its Subsidiaries before the National Labor Relations Board and no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened against Holdings or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage is pending or threatened against Holdings or any of its Subsidiaries and (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         7.21 PATENTS, LICENSES, FRANCHISES AND FORMULAS. Each of holdings and its subsidiaries owns all patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, reasonably necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         7.22 INDEBTEDNESS. Schedule VI sets forth a true and complete list of all Indebtedness (exclusive of Indebtedness pursuant to this Agreement or represented by the Existing 10-3/4% Senior Subordinated Notes, the WTI Senior Subordinated Notes, the Replacement Working Capital Facility, the WTI Intercompany Loans or the Holdings Intercompany Loans) of Holdings and its Subsidiaries as of the Restatement Effective Date and which is to remain outstanding after giving effect to the Transaction and the incurrence of Loans on such date, in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

         7.23 TRANSACTION. At the time of consummation thereof, each element of the Transaction shall have been consummated in accordance with the terms of the Doc-uments and all applicable laws. At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate the Transaction in accordance with the terms of the Documents and all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained). All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority, which restrains, prevents, or imposes material adverse conditions upon the consummation of any element of the Transaction. Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the consummation of any element of the Transaction, the occurrence of any Credit Event, or the performance by any Credit Party of their respective obligations under the Documents and all applicable laws.

         7.24 INSURANCE. Set forth on Schedule VII hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Restatement Effective Date, with the amounts insured set forth therein.

         7.25 TREATMENT OF CERTAIN EXTENSIONS OF CREDIT UNDER INDENTURES. (a) From and after the Initial Borrowing Date, this Agreement (as same may be amended, modified or supplemented from time to time) constitutes the "New Credit Agreement" under, and as defined in, the Existing 10-3/4% Senior Subordinated
Note Indenture, dated as of August 1, 1993, and the "Credit Agreement" under, and as defined in, the Existing 10-3/4% Senior Subordinated Note Indenture, dated as of April 15, 1994. All Obligations pursuant to this Agreement constitute "Senior Indebtedness" and "Designated Senior Indebtedness" under, and as defined in, the Existing 10-3/4% Senior Subordinated Note Indentures and are entitled to the benefits of the subordination provisions contained in Article 10 of the Existing 10-3/4% Senior Subordinated Note Indentures.

         (b) All extensions of credit pursuant to the Replacement Working Capital Facility and pursuant to any WTI Intercompany Loans shall constitute "Senior Debt" under, and as defined in, the WTI Senior Subordinated Notes Indenture.

         7.26 SPECIAL PURPOSE CORPORATION. (a) Acquisition Corp. was formed to effect the Acquisition. Prior to the consummation of the Transaction, Acquisition Corp. had no significant assets or liabilities (other than those liabilities under the Acquisition Documents).

         (b) The Receivables Subsidiary was formed for the purpose of purchasing, and receiving contributions of, receivables from the Borrower and any Subsidiary Guarantor and selling such receivables to, or obtaining secured loans from, the Receivables Purchasers (or to the Master Trust created pursuant to the Receivables Facility), pursuant to the Receivables Facility and except in connection with the foregoing (and activities rea-sonably incidental thereto), the Receivables Subsidiary engages in no business activities and has no significant assets or liabilities and shall in no event purchase receivables from any Unrestricted Subsidiary.

         SECTION 8. AFFIRMATIVE COVENANTS. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

         8.01 INFORMATION COVENANTS. The Borrower will furnish to the Administrative Agent (with sufficient copies for all the Banks), and the Administrative Agent will promptly forward to each Bank:

         (a) MONTHLY REPORTS. Within 35 days after the end of each calendar month of Holdings (or within 45 days after the end of the last month of each fiscal year), (i) the combined balance sheets of Holdings and its Subsidiaries (except that combined financial statements shall not be required at any time when Holdings has no Unrestricted Subsidiaries) and
    (ii) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, in each case, as at the end of such month and the related combined, consolidated and consolidating statements of income and retained earnings and statement of cash flows for such month and for the elapsed portion of the calendar year ended with the last day of such month, in each case setting forth comparative figures for the corresponding month in the prior calendar year and the budgeted figures for such month as set forth in the respective budget delivered pursuant to Section 8.01(e), all of which shall be certified by an Authorized Representative of Holdings, subject to normal year-end audit adjustments and the absence of footnotes.


         (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 50 days after the close of each of the first three quarterly accounting periods in each fiscal year, (i) the combined balance sheets of Holdings and its Subsidiaries (except that combined financial statements shall not be required at any time when Holdings has no Unrestricted Subsidiaries) and (ii) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, in each case, as at the end of such quarterly period and the related combined, consolidated and consolidating statements of income and retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and setting forth comparative figures for the related periods in the prior fiscal year and the budgeted figures for such quarterly period as set forth in the respective budget delivered pursuant to Section 8.01(e) and (iii) management's discussion and analysis of the important operational and financial developments during such quarterly period; PROVIDED that for any quarterly accounting period during

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

    which Holdings is a Reporting Company under the Exchange Act, the furnishing of (w) Holdings' Form 10-Q Report filed with the SEC for such quarterly accounting period, (x) the combined financial statements required above (to the extent same are required for such quarterly accounting period), (y) the consolidating financial statements required above and (z) a comparison of actual results to budgeted figures as required above, shall satisfy the requirements of this Section 8.01(b) for the respective fiscal quarter, all of which shall be certified by an Authorized Representative of Holdings, subject to normal year-end audit adjustments and the absence of footnotes.

         (c) ANNUAL FINANCIAL STATEMENTS. Within 95 days (or by May 15, 1996 in the case of the fiscal year ended on December 31, 1995) after the close of each fiscal year (including the fiscal year ended December 31, 1995),
    (i) the combined balance sheets of Holdings and its Subsidiaries (except that combined financial statements shall not be required at any time when Holdings has no Unrestricted Subsidiaries) and (ii) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, in each case, as at the end of such fiscal year and the related combined, consolidated and consolidating statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year (or, in the case of the fiscal year ended December 31, 1995, for the preceding calendar year ended December 31, 1994) and (A) certified, in the case of such consolidated financial statements and (B) confirmed by a letter, in the case of the combined and consolidating statements, delivered in substantially the form of the auditor's letter delivered to Holdings on June 30, 1995, in each case by Deloitte & Touche or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default with respect to the covenants set forth in Sections 9.02 through 9.15, inclusive, has occurred and is continuing, a statement as to the nature thereof and (iii) management's discussion and analysis of the important operational and financial developments during such fiscal year; provided that for any fiscal year for which Holdings is a Reporting Company under the Exchange Act, the furnishing of (x) Holdings' Form 10-K Report filed with the SEC for such annual accounting period, (y) the combined financial statements required above (to the extent same are required for such quarterly accounting period) and (z) the consolidating financial statements required above, shall satisfy the requirements of this Section 8.01(c) for the respective fiscal year.

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

         (d) MANAGEMENT LETTERS. Promptly after the receipt thereof by Holdings or any of its Subsidiaries, a copy of any "management letter" received by such Person from their certified public accountants and the management's non-privileged responses thereto.

         (e) BUDGETS. No later than 90 days (or earlier, if available) following the commencement of the first day of each fiscal year, a budget in form satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Holdings for (x) each of the twelve months of such fiscal year prepared in detail and (y) each of the four fiscal years immediately following such fiscal year prepared in summary form, in each case, on a consolidated and consolidating basis, for Holdings and its Subsidiaries.

         (f) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Section 8.01(a), (b) and (c), a certificate of an Authorized Representative of Holdings or the Borrower to the effect that, to the best of such Authorized Representative's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall, in the case of any such financial statements delivered in respect of a period ending on the last day of a fiscal quarter or year of Holdings, (x) set forth the calculations required to establish whether the Credit Parties were in compliance with the provisions of Sections 3.03, 4.02 (excluding Section 4.02(g)), 9.02, 9.03, 9.04, 9.05 and 9.07 through 9.09, inclusive, at the end of such fiscal quarter or year, as the case may be, and (y) if delivered with the financial statements required by Section 8.01(c)(other than those provided for the fiscal year ended December 31, 1995 or December 31, 1996), set forth the amount of Excess Cash Flow for the respective Excess Cash Flow Payment Period.

         (g) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days after an officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing (x) against Holdings or any of its Subsidiaries which could reasonably be expected to materially and adversely affect the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole, (y) with respect to any material Indebtedness of Holdings or any of its Subsidiaries taken as a whole or (z) with respect to any Document and
    (iii) any other event which could reasonably be expected to materially and adversely affect the performance, operations, property, business assets, liabilities, condition (financial or otherwise) or prospects of Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         (h) OTHER REPORTS AND FILINGS. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which Holdings or any of its Subsidiaries shall file with the Securities and Exchange Commission or any successor thereto (the "SEC") and copies of all notices and reports which Holdings or any of its Subsidiaries shall deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor).

         (i) ENVIRONMENTAL MATTERS. Promptly, and in any event within 15 Business Days after an officer of Holdings or the Borrower obtains knowledge thereof, notice of any of the following environmental matters, unless the respective matter relates to WTI and is specifically described in the Bank Book or unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to (x) materially and adversely affect the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole (including all reasonably related claims or liabilities) or (y) result in a remedial cost to Holdings or any of its Subsidiaries in excess of $2,000,000:

              (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

              (ii) any condition or occurrence on or arising from any Real Property owned or operated by Holdings or any of its Subsidiaries that
         (a) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

              (iii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or any of its subsidiaries of such Real Property under any Environmental Law; and

              (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency.

    All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action, and Holdings' or such Subsidiary's response or proposed response thereto. In addition, Holdings will provide the Administrative Agent with copies of all communications regarding matters reasonably likely to result in environmental liabilities in excess of $2,000,000 between Holdings or any of its Subsidiaries and any government or governmental agency relating to Environmental Laws, all communications regarding matters reasonably likely to result in environmental liabilities in excess of $2,000,000 between Holdings or any of its Subsidiaries and any Person (other than its attorneys) relating to Environmental Claims, and such non-privileged detailed reports of any Environmental Claim as may be requested by the Administrative Agent or the Required Banks.

         (j) ANNUAL MEETINGS WITH BANKS. At the request of the Administrative Agent, the Borrower shall within 120 days after the close of each fiscal year of Holdings (beginning with its fiscal year ended December 31, 1996) hold a meeting (at a mutually agreeable location and time) with all of the Banks at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of the Borrower and its Subsidiaries.

         (k) NOTICE OF COMMITMENT REDUCTIONS AND MANDATORY REPAYMENTS. On or prior to the date of any reduction to the Total Commitment or any mandatory repayment of outstanding Term Loans pursuant to any of Sections 4.02(c)(ii) and 4.02(d) through (j), inclusive, the Borrower shall provide written notice of the amount of the respective reduction or repayment, as the case may be, to each of the Total Revolving Credit Commitment or the outstanding Term Loans, as applicable, and the calculations thereof (in reasonable detail).

         (l) CERTAIN WTI SENIOR SUBORDINATED NOTE REPURCHASES. Promptly, and in any event within 10 Business Days, after any Optional WTI Note Repurchase or any WTI Change of Control Offer Repurchase are effected after the Restatement Effective Date, the Borrower shall provide the Administrative Agent written notice thereof.

         (m) INDENTURE CALCULATIONS. As long as any Existing 10-3/4% Senior Subordinated Notes are outstanding and after the occurrence of the first Credit Event which would cause the Total Revolving Outstandings to exceed the Lowest Outstanding Amount then in effect by more than the Threshold Amount, then, at the time of (i) the delivery of the financial statements provided for in Section

    8.01(b) or (c), (ii) the consummation of any Permitted Transaction, (iii) the incurrence of any Permitted Debt and (iv) the issuance of any Qualified Preferred Stock, a certificate of the chief financial officer or treasurer of the Borrower containing calculations required to establish the Fixed Charge Coverage Ratio (as such term is defined in the Existing 10-3/4% Senior Subordinated Note Indentures) and showing the maximum amount of Loans which may be incurred by the Borrower under this Agreement during the following fiscal quarter while remaining in compliance with the first paragraph of Section 4.9 of the Existing 10-3/4% Senior Subordinated Note Indentures, in each case as determined on the last day of the immediately preceding fiscal quarter (and on a PRO FORMA BASIS, in accordance with the relevant requirements of the Existing 10-3/4% Senior Subordinated Note Indentures).

         (n) OTHER INFORMATION. From time to time, such other information or documents (financial or otherwise) with respect to Holdings or its Subsidiaries as the Administrative Agent or any Bank (through the Administrative Agent) may reasonably request.

Notwithstanding anything to the contrary contained in Sections 8.01(a) and
(b), the Borrower shall not be required to furnish to the Administrative Agent the consolidating balance sheets and financial statements referred to in this Section 8.01 for any monthly or quarterly period ending prior to August 1, 1996.

         8.02 BOOKS, RECORDS AND INSPECTIONS. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect, at the Administrative Agent's or such other Bank's own expense, as the case may be (or, if a Default or Event of Default is in existence, at the Borrower's expense), during regular business hours, upon reasonable advance notice and under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings and any of its Subsidiaries, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to any reasonable extent as the Administrative Agent or any Bank may reasonably request.

         8.03 MAINTENANCE OF PROPERTY; INSURANCE. (a) Schedule VII sets forth a true and complete listing of all insurance maintained by Holdings, the Borrower and their respective Subsidiaries as of the Restatement Effective Date.
Holdings will, and will cause each of its Subsidiaries to (i) keep all property necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (iii) furnish to the Administrative Agent and each Bank, upon written request, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, Holdings will at all times cause insurance of the types described in Schedule VII to be maintained (with the same scope of coverage as that described in Schedule VII) at levels which are at least as great as the respective amount described opposite the respective type of insurance on Schedule VII under the column headed "Minimum Amount Required to be Maintained." Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis, covering the full repair and replacement costs of all such property and business interruption insurance for the actual loss sustained.

         (b) Holdings will, and will cause each of its Subsidiaries to, at all times keep the respective property insured, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, Holdings or any of its Subsidiaries) shall state that such insurance policies shall not be cancelled or materially changed without at least 30 days' prior written notice thereof by the respective insurer to the Administrative Agent.

         (c) If Holdings or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, the Administrative Agent shall have the right (but shall be under no obligation) after giving notice to Holdings (but not requiring any consent from Holdings) to procure such insurance and the Credit Parties agree to jointly and severally reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

         8.04 CORPORATE FRANCHISES. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; PROVIDED, HOWEVER, that nothing in this
Section 8.04 shall prevent (i) transactions permitted in accordance with the applicable requirements of Section 9.02 or (ii) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         8.05 COMPLIANCE WITH STATUTES, ETC. Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole, Holdings or of Holdings and its Subsidiaries taken as a whole or a material adverse effect on the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

         8.06 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws.
Neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned or operated by Holdings or any of its subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property except for Hazardous Materials used or stored at any such Real Properties in compliance (excluding non-compliance which, individually and in the aggregate, could not reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole) with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of any such Real Property.

         (b) At the written request of the Administrative Agent or the Required Banks, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, Holdings will provide, where reasonably available, any non-privileged environmental site assessment reports concerning any Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent or, if no such reports are available, environmental assessment reports prepared at Holdings' sole cost and expense by an environmental consulting firm reasonably approved by the Administrative Agent, addressing the matters in clause (i), (ii) or (iii) below which gives rise to such request (or, in the case of a request pursuant to following clause (i), addressing such matter as may be requested by the Administrative Agent or the Required Banks) and estimating the range of the potential costs of any removal, remedial or other corrective action in connection with any such matter, provided that in no event shall such request be made unless (i) an Event of Default has occurred and is continuing, (ii) the Banks receive notice under Section 8.01(i) for any event for which notice is required to be delivered for any such Real Property or (iii) the Administrative Agent or the Required Banks reasonably believe that there was a breach of any representation, warranty, or covenant contained in Section 7.19 or 8.06(a). If Holdings fails to provide the same within a reasonable time after such request was made.

the Administrative Agent may order the same, and Holdings shall grant and hereby grant to the Administrative Agent and the Banks and their agents reasonable access to such Real Property for the purpose of conducting any such assessments.

         8.07 ERISA. As soon as possible and, in any event, within 10 days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Banks a certificate of the chief financial officer or treasurer of the Borrower setting forth details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan or Foreign Pension Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may reasonably be expected to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or otherwise under
Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a
Plan or otherwise under Section 401(a)(29), 4971, 4975 or 4980 of the Code or
Section 409 or 502(i) or 502(l) of ERISA; or that Holdings or any Subsidiary of Holdings may reasonably be expected to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or pursuant to any employee pension benefit plan (as defined in Section 3(2) of ERISA) in addition to any liability existing on the Restatement Effective Date pursuant to any such welfare or pension plan or plans. Holdings will deliver to each of the Banks a complete copy of the annual report (Form 5500) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan shall be delivered to the Banks no later than 10 days after the date such report has been filed with the Internal Revenue Service or such notice has been received by Holdings, such Subsidiary or such ERISA Affiliate, as applicable.

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

         8.08 END OF FISCAL YEARS; FISCAL QUARTERS. Holdings shall cause (i) each of its, and each of its Subsidiaries', fiscal years (for accounting and SEC disclosure purposes) to end on December 31, and (ii) itself, and each of its Subsidiaries, to maintain fiscal quarters consistent therewith. Notwithstanding anything to the contrary contained in the Original Credit Agreement, Holdings shall, not later than May 15, 1996, change its, and its Subsidiaries', fiscal years to December 31, from its fiscal year as previously ended on June 30, with the period from July 1, 1995 to December 31, 1995 constituting a short fiscal year for purposes of making such transition.

         8.09 PERFORMANCE OF OBLIGATIONS. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument, by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the performance, business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, the Borrower and its Subsidiaries taken as a whole or Holdings and its Subsidiaries taken as a whole.

         8.10 PAYMENT OF TAXES. Each of Holdings and the Borrower will pay and discharge or cause to be paid and discharged, and Holdings will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims for sums that have become due and payable which, if unpaid, might become a lien or charge upon any properties of Holdings, the Borrower or any of their respective Subsidiaries; PROVIDED that none of Holdings, the Borrower or any of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto in accordance with GAAP.

         8.11 ADDITIONAL SECURITY; FURTHER ASSURANCES. (a) Holdings agrees to cause each Wholly-Owned Domestic Subsidiary established or created in accordance with Section 9.11 and, on the WTI Subsidiaries Guaranty Date, WTI and each Wholly-Owned Domestic Subsidiary of WTI which has not theretofore become a Subsidiary Guarantor, to execute and deliver a guaranty of all Obligations and all obligations under Interest Rate Protection Agreements in substantially the form of the Subsidiaries Guaranty, or by becoming a party to the Subsidiaries Guaranty. Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, the Receivables Subsidiary shall not be required to become a Subsidiary Guarantor, although 100% of the capital stock of the Receivables Subsidiary shall be pledged pursuant to the Pledge and Security Agreement.

         (b) Holdings and the Borrower agree to pledge, and to cause each Subsidiary Guarantor to pledge, (i) the capital stock of each new Subsidiary and Unrestricted Subsidiary (except to the extent the capital stock of any such Subsidiary or

Unrestricted Subsidiary is not owned by a Credit Party) established or created in accordance with Section 9.11 and (ii) on and after the WTI Subsidiaries Guaranty Date, any theretofore unpledged capital stock owned by WTI or any of its Wholly-Owned Domestic Subsidiaries, in each case to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge and Security Agreement.

         (c) Holdings will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral covered by the Pledge and Security Agreement as the Collateral Agent may reasonably require pursuant to this
Section 8.11. Furthermore, Holdings shall cause to be delivered to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section
8.11 has been complied with.

         (d) Each of the Credit Parties agrees that each action required above by Section 8.11(a) or (b) shall be completed contemporaneously with the creation of the respective new Subsidiary or Unrestricted Subsidiary or the WTI Subsidiaries Guaranty Date, as applicable; PROVIDED that if the respective Subsidiary or Unrestricted Subsidiary whose capital stock is required to be pledged is a Foreign Subsidiary or Foreign Unrestricted Subsidiary, the perfection of the pledge of stock of such Subsidiary or Unrestricted Subsidiary shall not be required to be completed until 30 days after the creation or acquisition of such Foreign Subsidiary or Foreign Unrestricted Subsidiary or the WTI Subsidiaries Guaranty Date, as applicable. Furthermore, each of the Credit Parties further agrees that each action required by Section 8.11(c) shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent or the Required Banks.

         8.12 WORKING CAPITAL FACILITY. The Borrower shall at all times comply with the second sentence of Section 7.08(b).

         8.13 OWNERSHIP OF SUBSIDIARIES. Holdings shall at all times directly own 100% of the outstanding capital stock of the Borrower, WTI and Laser Tech. The Borrower shall at all times directly own 100% of the outstanding capital stock of the Receivables Subsidiary. Except to the extent otherwise expressly consented in writing by the Required Banks and except as set forth in Schedule V, the Credit Parties (and WTI and its Wholly-Owned Subsidiaries) shall directly or indirectly own 100% of the capital stock or partnership interests of each of their Subsidiaries (other than as permitted pursuant to the definition of Permitted Acquisition).

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

         8.14 PERMITTED TRANSACTIONS.  (a) Subject to the provisions of this
Section 8.14 and the requirements contained in the definition of Permitted Acquisition or Permitted Unrestricted Subsidiary Investment, as the case may be, each of the Borrower, Laser Tech and WTI (but, in the case of WTI, only if the WTI Subsidiaries Guaranty date has theretofore occurred) may from time to time after the Restatement Effective Date effect Permitted Acquisitions and Holdings may from time to time after the Restatement Effective Date effect Permitted Unrestricted Subsidiary Investments, so long as: (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Transaction or immediately after giving effect thereto; (ii) the Borrower shall have given the Administrative Agent and the Banks at least 10 Business Days' prior written notice of any Permitted Transaction; (iii) calculations are made by the Borrower of compliance with the covenants contained in Sections 9.08 and 9.09 for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Transaction (each, a "Calculation Period"), on a PRO FORMA Basis as if the respective Permitted Transaction (as well as all other Permitted Transactions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Transaction had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Restatement Effective Date, calculated as if the covenants contained in said Sections 9.08 and 9.09 had been applicable from the first day of the Calculation Period); (iv) based on good faith projections prepared by the Borrower for the period from the date of the consummation of the Permitted Transaction to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.08 and 9.09 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 and 9.09 of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the consummation of the respective Permitted Transaction; (v) the Administrative Agent shall have been satisfied in its reasonable discretion that the proposed Permitted Transaction could not reasonably be expected to result in materially increased tax, ERISA, environmental or other contingent liabilities with respect to Holdings or any of its Subsidiaries; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Transaction (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) Holdings provides to the Administrative Agent and the Banks as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Transaction;
(viii) in the case of Permitted Unrestricted Subsidiary Investments only, the aggregate amount invested (including, without limitation, the amount of all cash investments, the greater of the aggregate liquidation preference and the fair

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

market value (at the time of issuance) of all Preferred Stock directly issued as a component of the consideration, and the fair market value of any other consideration paid or invested in connection with any such Permitted Unrestricted Subsidiary Investment, but excluding any Holdings Common Stock directly issued as the consideration in connection with any Permitted Unrestricted Subsidiary Investment, so long as no Net Cash Proceeds are received by Holdings or any of its Subsidiaries in connection therewith) in all such Permitted Unrestricted Subsidiary Investments occurring on or after the Restatement Effective Date shall not exceed the Permitted Unrestricted Subsidiary Amount as in effect on the date of the making of the respective Permitted Unrestricted Subsidiary Investment; (ix) so long as any Existing 10-3/4% Senior Subordinated Notes remain outstanding, Holdings would, on a PRO FORMA basis calculated in a manner provided in the Existing 10-3/4% Senior Subordinated Note Indentures, remain in compliance with the requirements of
Section 4.9 of the Existing 10-3/4% Senior Subordinated Note Indentures, and shall have furnished the certificate required to be delivered at the time of the consummation of the respective Permitted Transaction pursuant to Section 8.01(m); (x) in the case of any Permitted Acquisition to be effected by WTI, the WTI Subsidiaries Guaranty Date shall theretofore have occurred and the Borrower shall have certified to the Agents, and the Agents in their reasonable discretion shall agree with such certification, that the business, division or product line being acquired pursuant to the respective Permitted Acquisition more closely relates to the business then being conducted by WTI than the business then being conducted by the Borrower; (xi) in the case of any Permitted Acquisition to be effected by Laser Tech, (I) the Borrower shall have certified to the Agents, and the Agents in their reasonable discretion shall agree with such certification, that the business, division or product line being acquired pursuant to the respective Permitted Acquisition more closely relates to the business then being conducted by Laser Tech than the business then being conducted by the Borrower and (II) the sum of (x) the aggregate consideration (including the aggregate principal amount of any Permitted Acquired Debt assumed in connection therewith) for any such Permitted Acquisition plus (y) the aggregate consideration for all such other Permitted Acquisitions previously effected by Laser Tech shall not exceed $20,000,000 and (xii) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Representative of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through
(iv), inclusive, (vi), (ix) and (in the case of a Permitted Unrestricted Subsidiary Investment) (viii) and (in the case of a Permitted Acquisition effected by Laser Tech) (xi)(II) and containing the calculations required by the preceding clauses (iii), (iv) and (ix) and (in the case of a Permitted Unrestricted Subsidiary Investment) showing the calculation of the Permitted Unrestricted Subsidiary Amount at such time.

         (b) At the time of each Permitted Transaction involving the creation or acquisition of a Subsidiary or Unrestricted Subsidiary, or the acquisition of capital stock or other equity interest of any Person, all capital stock or other equity interests thereof created or acquired in connection with such Permitted Transaction (except capital stock of an

Unrestricted Subsidiary owned by another Unrestricted Subsidiary) shall be pledged for the benefit of the Secured Creditors pursuant to the Pledge and Security Agreement.

         (c) Holdings shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Transaction to comply with, and to execute and deliver, all of the documentation required by, Sections 8.11 and 9.11, to the satisfaction of the Administrative Agent.

         (d) The consummation of each Permitted Transaction shall be deemed to be a representation and warranty by Holdings and the Borrower that the certifications by the Borrower (or by one or more of its Authorized Representatives) pursuant to Section 8.14(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.

         8.15 MAINTENANCE OF CORPORATE SEPARATENESS. Holdings will, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to, satisfy customary corporate formalities, including the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. Neither Holdings nor any of its Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiaries in respect of any liability of any Unrestricted Subsidiaries, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of Holdings or any of its Subsidiaries. Any financial statements distributed to any creditors of any Unrestricted Subsidiaries shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from Holdings and its Subsidiaries. Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Holdings or any of its Subsidiaries or Unrestricted Subsidiaries being ignored, or in the assets and liabilities of Holdings or any of its Subsidiaries being substantively consolidated with those of any other such Person or any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding. Notwithstanding anything to the contrary contained elsewhere in the Agreement, until such time as the WTI Senior Subordinated Notes Indenture Supplement has become effective, WTI and its Subsidiaries shall be deemed to be Unrestricted Subsidiaries of Holdings for purposes, and only for purposes, of the foregoing provisions of this Section 8.15.

         8.16 FOREIGN SUBSIDIARIES SECURITY. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower acceptable to the Administrative Agent and the Required Banks does not within 30 days after a request from the Administrative Agent or the Required Banks deliver evidence, in form and substance satisfactory to the Administrative Agent and the Required Banks, with respect to any

Foreign Subsidiary (for purposes of this Section 8.16, the term "Foreign Subsidiary" shall include any Foreign Unrestricted Subsidiary) which has not already had all of its stock pledged pursuant to the Pledge and Security Agreement that a pledge (x) of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, or (y) of any promissory note issued by such Foreign Subsidiary to Holdings or any of its Domestic Subsidiaries, in any such case would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case to the extent owned by a Credit Party and not theretofore pledged pursuant to the Pledge and Security Agreement, shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Pledge and Security Agreement (or another pledge agreement in substantially similar form, if needed), to the extent that the entering into such Pledge and Security Agreement is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.16 to be in form and substance reasonably satisfactory to the Administrative Agent and the Required Banks.

         8.17 COMPLETION OF REFINANCING TRANSACTIONS.  Holdings and the
Borrower shall take all actions as may be required so that (i) the Refinancing Transaction described in clause (i) of the definition thereof contained in this Agreement shall be completed on the Restatement Effective Date, (ii) the Refinancing Transaction described in clause (ii) of the definition thereof contained in this Agreement shall be completed, but only if the Requisite Consents have been obtained, on or prior to the Restatement Effective Date,
(iii) if any Refinancing Transactions as described in clause (iii) of the definition thereof contained in this Agreement are effected, same shall be completed on or prior to Term Loan Contingent Repayment Date in accordance with the definition of Optional WTI Note Repurchase contained herein and (iv) only if the WTI Senior Subordinated Notes Indenture Supplement is not executed and delivered because the Requisite Consents were not obtained, or if the WTI Senior Subordinated Notes Indenture Supplement has been executed and delivered but Holdings and WTI nonetheless determine to make the Change of Control Offer to Purchase described below, then in either such case on or prior to the Term Loan Contingent Repayment Date, WTI shall make and consummate an offer to purchase the WTI Senior Subordinated Notes which remain outstanding, as a result of the "Change of Control" occurring with respect thereto as a result of the consummation of the Acquisition, at 101% of the principal amount thereof in accordance with the terms of the WTI Senior Subordinated Notes Indenture (with the foregoing called the "Change of Control Offer to Purchase" and any purchases pursuant thereto, "WTI Change of Control Offer Repurchases"). In the case of the Refinancing Transaction described in the preceding clause (iv), (x) WTI shall consummate the Change of Control Offer to Purchase in accordance with all applicable law, the WTI Senior Subordinated Notes Indenture and the WTI Change of Control Offer Documents, (y) WTI shall purchase the WTI Senior

Subordinated Notes tendered pursuant to the Change of Control Offer to Purchase with funds made available to WTI by the Borrower by means of WTI Intercompany Loans (which WTI Intercompany Loans may be made with proceeds of Loans borrowed hereunder) and (z) at the time of the consummation thereof, WTI will deliver to the Administrative Agent evidence in form, scope and substance satisfactory to the Administrative Agent that the matters set forth in this sentence and the preceding clause (iv) have been satisfied at such time. All Indebtedness repaid, repurchased or redeemed pursuant to any Refinancing Transaction shall be permanently retired (and shall not thereafter be reissued).

         8.18 PAYMENTS WITH RESPECT TO NON-CASH PAY PERMITTED UNSECURED INDEBTEDNESS. Holdings shall take all action which is necessary so that no cash payments are owing in respect of any issue of Non-Cash Pay Permitted Unsecured Indebtedness at any time while this covenant remains in effect in accordance with the introductory language of this Section 8.

         8.19 CERTAIN PROVISIONS WITH RESPECT TO RECEIVABLES FACILITY. The Borrower and the other Receivables Sellers shall be permitted to transfer Receivable Facility Assets to the Receivables Subsidiary from time to time in accordance with the requirements of Section 9.02(x), and in connection therewith may make the Investments as contemplated by Section 9.05(xvii). In connection therewith, it is acknowledged and agreed that, at any time when additional capital contributions are required to be made to the Receivables Subsidiary, such contributions may be made through the transfer by the Borrower of additional Receivables Facility Assets to the Receivables Subsidiary, through the contribution of promissory notes in accordance with Section 9.05(xx) or through a reduction in the principal amount of any intercompany note then payable to the Borrower by the Receivables Subsidiary. In addition, intercompany loans may be made by the Borrower and the other Receivables Sellers as a result of the transfer of their Receivables Facility Assets to the Receivables Subsidiary, in accordance with the provisions of Section 9.05(xvii). In connection with the financing being obtained pursuant to the Receivables Facility, Holdings and the Borrower agree that, on at least a monthly basis, there shall be calculated the amount of Receivables Facility Assets at such time which are outstanding and have been transferred to the Receivables Subsidiary by the various Receivables Sellers, and there shall also be a calculation of the payments received by the various Receivables Sellers in connection with the transferred Receivable Facility Assets. To the extent that the Borrower and its Subsidiaries which are Receivables Sellers have received disproportionately less cash from such transfers of Receivables Facility Assets than the other Receivable Sellers, then (at the time of each such calculation), intercompany loans (which shall be subordinated to the Obligations hereunder on a basis satisfactory to the Agents) of cash shall be made to the Borrower by the Receivables Sellers which are not Subsidiaries of the Sellers in such amounts as shall be necessary so that the cash received by the Borrower and its Subsidiaries which are Receivables Sellers is proportionate (relative to the amount of Receivables Facility Assets transferred by them) to the amount of cash received by the other Receivables

Sellers (relative to the amount of Receivables Facility Assets transferred by them). After the initial such intercompany loan is made, on an ongoing basis as the monthly calculations are made as required as above, adjustments shall be made to the amount of such intercompany loans (with repayments to be made by the Borrower or additional loans to be made by the Receivables Sellers which are not Subsidiaries of the Borrower) at times and in amounts as is necessary to cause the various Receivables Sellers to realize a like percentage of cash on the Receivables Facility Assets transferred by them. All intercompany loans made as described above in this Section 8.19 shall be evidenced by promissory notes (which may be global notes) in form and substance satisfactory to the Agents, which notes shall be pledged pursuant to the Pledge and Security Agreement.

         SECTION 9. NEGATIVE COVENANTS. Holdings and the Borrower hereby covenant and agree that on and after the Restatement Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder, are paid in full:

         9.01 LIENS. Holdings and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Holdings or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; PROVIDED, that the provisions of this Section 9.01 shall not prevent the creation, incurrence, filing, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

         (i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

         (ii) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of Holdings' or such Subsidiary's property or assets or materially impair the use thereof in the operation of the business of Holdings or such Subsidiary or (y) which are being contested in good faith by appropriate pro-ceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

         (iii) Liens in existence on the Restatement Effective Date which are listed, and the property subject thereto described, in Schedule VIII, but only to the respective date, if any, set forth in such Schedule VIII for the removal and termination of any such Liens, plus renewals and extensions of such Liens, PROVIDED that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal or extension and (y) any such renewal or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

         (iv) Liens created pursuant to the Security Documents;

         (v) licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of Holdings and its Subsidiaries taken as a whole;

         (vi) Liens upon assets subject to Capitalized Lease Obligations of Holdings and its Subsidiaries to the extent permitted by Section 9.04(vii), PROVIDED that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any Subsidiary of Holdings;

         (vii) Liens placed upon assets used in the ordinary course of business of Holdings or any of its Subsidiaries at the time of acquisition thereof by Holdings or any such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, or Liens securing Permitted Acquired Debt, PROVIDED that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (vii) shall not at any time exceed the amount permitted by Section 9.04(vii) and (y) in all events, the Lien encumbering the assets so acquired does not encumber any other asset of Holdings or such Subsidiary;

         (viii) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies, in each case whether now or hereafter in existence, not securing Indebtedness and not materially interfering with the conduct of the business of Holdings or any of its Subsidiaries;

         (ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

         (x) Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 10.09, PROVIDED that no cash or property is deposited or delivered to secure the respective judgment or award (or any appeal bond in respect thereof, except as permitted by following clause (xii));

         (xi) statutory and contractual landlords' liens under leases to which Holdings or any of its Subsidiaries are a party;

         (xii) Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of Holdings and its Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance by Holdings and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by Holdings and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, PROVIDED that the aggregate amount of deposits at any time pursuant to sub-clause (y) and sub-clause (z) shall not exceed $6,500,000 in the aggregate;

         (xiii) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement permitted by this Agreement;

         (xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

         (xv) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Holdings or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of Holdings and its Subsidiaries prior to the Effective Date;

         (xvi) additional Liens (which in no event shall be permitted to apply to any Collateral) created, incurred, assumed or suffered to exist by Holdings and its Subsidiaries so long as (i) neither the fair market value of the assets subject to such Liens at any time, nor the aggregate amount of Indebtedness and other obligations secured thereby, shall exceed $50,000,000 in the aggregate at any time and (ii)

    Liens permitted pursuant to this clause (xvi) shall be permitted to be incurred and remain in existence only so long as Holdings at such time has long-term senior unsecured debt outstanding which, at such time, has a rating which constitutes a Required Investment Grade Rating; and

         (xvii) Liens on Receivables Facility Assets transferred (A) by the Receivables Sellers to the Receivables Subsidiary or (B) by the Receivables Subsidiary to the Receivables Purchasers (or to the Master Trust created pursuant to the Receivables Facility), and the filing of financing statements in connection therewith, created by, and as set forth in, the Receivables Documents.

         9.02 CONSOLIDATION, MERGER, PURCHASE OR SALE OF ASSETS, ETC. Holdings will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than the liquidation of Cash Equivalents in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, furniture, fixtures, and intangible assets in the ordinary course of business) of any Person, except that:

         (i) Capital Expenditures by Holdings and its Subsidiaries shall be permitted to the extent not in violation of Section 9.07;

         (ii) each of Holdings and its Subsidiaries may (x) in the ordinary course of business, sell, lease or otherwise dispose of any assets which, in the reasonable judgment of such Person, are obsolete, worn out or otherwise no longer useful in the conduct of such Person's business, (y) sell, lease or otherwise dispose of any other assets (excluding, for purposes of the following provisos, assets sold, transferred or disposed of pursuant to the Receivables Facility or the Levelco Dissolution), PROVIDED that each such sale, lease or disposition shall be for fair market value (other than with respect to sales, leases or dispositions in an aggregate amount not to exceed $100,000 per calendar year) and at least 85% of the consideration therefor shall be in the form of cash, and PROVIDED FURTHER, that the aggregate Net Sale Proceeds of all assets subject to sales or other dispositions pursuant to clauses (x) and (y) shall not exceed $20,000,000 in the aggregate in any calendar year and (z) enter into transactions permitted under Section 9.01(v);

         (iii) Investments may be made to the extent permitted by Section 9.05;

         (iv) each of the Borrower, Laser Tech, WTI and their respective Subsidiaries may lease (as lessee) real or personal property (so long as any such lease does not create a Capitalized Lease Obligation except to the extent permitted by
    Section 9.04);

         (v) each of the Borrower, Laser Tech, WTI and their respective Subsidiaries may make sales or transfers of inventory in the ordinary course of business;

         (vi) the Borrower, Laser Tech and WTI shall be permitted to make Permitted Acquisitions so long as (i) such Permitted Acquisitions are effected in accordance with the requirements of Section 8.14 and (ii) with respect to each Permitted Acquisition, no Default or Event of Default is in existence at the time of the consummation of such Permitted Acquisition or would exist after giving effect thereto;

         (vii) Holdings shall be permitted to make Permitted Unrestricted Subsidiary Investments so long as (i) such Permitted Unrestricted Subsidiary Investments are effected in accordance with the requirements of
    Section 8.14 and (ii) with respect to each Permitted Unrestricted Subsidiary Investment, no Default or Event of Default is in existence at the time of the consummation thereof or would exist after giving effect thereto;

         (viii) Holdings and its Subsidiaries may sell or otherwise dispose of any shares of capital stock of any Unrestricted Subsidiaries owned by them;

         (ix) so long as no Default or Event of Default then exists or would result therefrom, (x) WTI (but only after the WTI Subsidiaries Guaranty Date has occurred), Laser Tech or any Wholly-Owned Subsidiary of the Borrower may be merged into the Borrower (so long as the Borrower is the surviving corporation of such merger) or any other Wholly-Owned Subsidiary of the Borrower (so long as, in the case of a merger involving WTI or Laser Tech with or into any such Wholly-Owned Subsidiary, the surviving corporation is a Wholly-Owned Subsidiary of the Borrower after giving effect to such merger) and (y) any Wholly-Owned Subsidiary of WTI may be merged into WTI (so long as WTI is the surviving corporation of such merger);

         (x) sales, contributions and other transfers by the Receivables Sellers of Receivables Facility Assets to the Receivables Subsidiary and sales and other transfers of Receivables Facility Assets by the Receivables Subsidiary to the Receivables Purchasers (or to the Master Trust created pursuant to the Receivables Facility), and purchases and acquisitions of Receivables Facility Assets by the Receivables Subsidiary, in each case pursuant to the Receivables Facility shall be permitted;

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         (xi) the Acquisition shall be permitted in accordance with the requirements of Section 5.08 and the component definitions contained therein;

         (xii) Levelco may sell, transfer or otherwise dispose of all of its assets to Holdings, the Borrower and/or one or more Wholly-Owned Subsidiaries of the Borrower and dissolve its affairs (the "Levelco Dissolution"), and Holdings, the Borrower and/or one or more of its Wholly-Owned Subsidiaries may purchase or otherwise acquire any or all of the assets disposed of in connection with the Levelco Dissolution; provided that any assets acquired by Holdings pursuant to the Levelco Dissolution shall be immediately contributed by Holdings to the capital of the Borrower;

         (xiii) WTI may purchase 30% of the capital stock of Suncraft pursuant to, and in accordance with the terms of, the option exercised by WTI prior to the Restatement Effective Date (with the acquisition described in this clause (xiii) being herein called the "Suncraft Option Exercise"), so long as the aggregate consideration paid to effect same (I) consists solely of cash and (II) does not exceed $2,000,000;

         (xiv) so long as no Default or Event of Default then exists or would result therefrom, at any time after the consummation of the Suncraft Option Exercise in accordance with preceding clause (xiii), WTI may effect the Suncraft Acquisition so long as either (A) (x) the aggregate consideration for such acquisition consists solely of (I) cash in an amount not to exceed $5,000,000 and (II) the assumption of Permitted Acquired Debt to the extent permitted by Section 9.04(vii) and (y) all actions required to be taken pursuant to Section 9.11 have been taken in connection therewith or (B) the Suncraft Acquisition is made as a Permitted Acquisition in accordance with preceding clause (vi); and

         (xv) (x) the Borrower and Treasure Chest Advertising Company of Texas, Inc. may transfer electronic pre-press equipment to Holdings, so long as
    (I) Holdings promptly contributes such equipment to Laser Tech and (II) the aggregate fair market value of all such equipment does not exceed $5,000,000 and (y) Holdings may contribute to Laser Tech the equipment transferred to it pursuant to the preceding clause (x).

         9.03 RESTRICTED PAYMENTS. Holdings shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to Holdings or any of its Subsidiaries or make any other Restricted Payment, except that the following shall be permitted (subject to adjustment as provided in Section 9.05):

         (i) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and any Subsidiary

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    of WTI may make Restricted Payments to WTI or any Wholly-Owned
    Subsidiary of WTI:

        (ii) so long as there shall exist no Default or Event of Default (both before and after giving effect to the payment thereof) WTI, Laser Tech or the Borrower may pay cash Dividends to Holdings, so long as the proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of business and other similar corporate overhead costs and expenses, PROVIDED that the aggregate amount of cash Dividends paid pursuant to this clause (ii) shall in no event exceed (x) in calendar year 1996, $5,000,000 or (y) in any calendar year thereafter, the amount permitted to be paid pursuant to this proviso for the immediately preceding calendar year, increased by 10% of the amount permitted for such immediately preceding calendar year, PROVIDED FURTHER, that Holdings may at any time maintain cash and Cash Equivalents not to exceed $3,000,000 at any time, although any amounts paid to Holdings after the Restatement Effective Date to replenish such balances by any of its Subsidiaries shall be deemed to constitute Restricted Payments pursuant to this clause (ii) and shall only be made if there exists no Default or Event of Default (both before and after giving effect to the payment thereof);

        (iii) WTI, Laser Tech or the Borrower may make cash
    Restricted Payments to Holdings which in turn shall utilize the full amount of such cash Restricted Payments for the purpose of paying interest, and so long as Holdings promptly, and in any event by the immediately succeeding Business Day, utilizes the full amount of such cash Restricted Payments to pay interest as and when due with respect to the Existing 10-3/4% Senior Subordinated Notes then outstanding or any Subordinated Permitted Unsecured Indebtedness then outstanding, to the extent required to be made in accordance with the terms of the Existing 10-3/4% Senior Subordinated Note Indenture or the documentation governing the respective Subordinated Permitted Unsecured Indebtedness, PROVIDED that (x) the amount of such cash Restricted Payments shall not exceed the amount necessary to make such required interest payment in accordance with the terms of the Existing 10-3/4% Senior Subordinated Note Indenture or the documentation governing the respective issue of Subordinated Permitted Unsecured Indebtedness, as the case may be, (y) no such payment shall be made at any time when the payment of cash interest on the respective issue of Indebtedness is not permitted to be made pursuant to the subordination provisions applicable thereto and (z) no such payments may be made at any time following the occurrence and during the continuance of any Event of Default under Section 10.01,
    10.03 (due to a breach of Section 9.03, 9.08, 9.09 or  9.10),
    10.04, 10.05, or 10.10 hereof;

        (iv) WTI may make Restricted Payments to Holdings, so long as Holdings immediately uses all proceeds thereof to (x) make payments owing by it in respect

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    of Holdings Intercompany Loans or (y) otherwise contribute the amount thereof to the capital of the Borrower;

         (v) additional Restricted Payments may be made at any time, PROVIDED that the amount of any such Restricted Payment, when added to the aggregate amount of all Restricted Payments theretofore made pursuant to this clause (v) after the Restatement Effective Date, shall not exceed 25% of Cumulative Consolidated Net Income determined at the time of the making thereof (it being understood that, in determining the amount of Restricted Payments paid pursuant to this clause (v), amounts paid as a Restricted Payment by WTI, Laser Tech or the Borrower or their respective Subsidiaries to Holdings, and which are then utilized by such Person to make Restricted Payments shall be counted as a single Restricted Payment, but if Holdings utilizes the Restricted Payment made by WTI, Laser Tech or the Borrower or their respective Subsidiaries for other purposes, Holdings shall not thereafter be permitted to use the amount received by it as a further Restricted Payment); PROVIDED that no Default or Event of Default shall exist at the time of the making of any Restricted Payment pursuant to this clause (v) or immediately after giving effect thereto;

         (vi) at any time when Holdings is permitted to make a Permitted Unrestricted Subsidiary Investment in accordance with the relevant provisions of Section 8.14 (except that, to the extent the amount to be invested is based on a utilization of the amount described in clause (ii) of the definition of Permitted Unrestricted Subsidiary Amount contained herein, such amount shall be paid to Holdings pursuant to preceding clause (v) and may not be paid pursuant to this clause (vi)), WTI, Laser Tech or the Borrower shall be permitted to make a Restricted Payment to Holdings in the amount to be expended by Holdings pursuant to such Permitted Unrestricted Subsidiary Investment (other than any amount permitted to be expended pursuant to clause (ii) of the definition of Permitted Unrestricted Subsidiary Amount, which amount shall only be paid pursuant to the preceding clause (v)), PROVIDED that no Default or Event of Default shall exist at the time of the making of any Restricted Payment pursuant to this clause (vi) and Holdings shall utilize any payment received by it pursuant to this clause
    (vi) to make the respective Permitted Unrestricted Subsidiary Investment within one Business Day after receiving such funds;

        (vii) so long as WTI, Laser Tech or the Borrower, as the case may be, is a member of the same consolidated group as Holdings for federal income tax purposes, payments required by such Person pursuant to the Amended Tax Sharing Agreement as in effect on the Restatement Effective Date and delivered to the Administrative Agent pursuant to Section 5.16 and as entered into by each newly acquired or created Unrestricted Subsidiary in accordance with the requirements of Section 9.11 shall be permitted;

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        (viii)  WTI, Laser Tech or the Borrower may make, and WTI,
    Laser Tech or the Borrower may pay cash Dividends to Holdings to enable Holdings to make, payments to repurchase Holdings Common Stock and/or options to purchase Holdings Common Stock held by directors, executive officers, members of management or employees of Holdings or any of its Affiliates upon the death, disability, retirement or termination of such director, executive officers, member of management or employee, so long as (x) no Default or Event of Default then exists or would exist after giving effect thereto and (y) the aggregate amount of cash expended by the Borrower and Holdings pursuant to this clause (viii) in any calendar year shall not exceed $4,000,000; PROVIDED that, in addition to amounts available pursuant to preceding clause (y) (but subject to the requirements of preceding clause (x)), WTI, Laser Tech, the Borrower or Holdings may make additional cash purchases in respect of Holdings Common Stock and/or options to purchase Holdings Common Stock previously held by any Person listed above, after the death of such Person, with proceeds of key-man life insurance maintained by WTI, Laser Tech, the Borrower or Holdings, as the case may be, on such Person;

        (ix) WTI, Laser Tech or the Borrower may make cash
    Restricted Payments to Holdings, which in turn shall (within one Business Day thereafter) utilize the full amount of such cash Restricted Payments to pay regularly accruing cash dividends as and when due with respect to any Qualified Preferred Stock then outstanding, PROVIDED that (x) no Default or Event of Default then exists or would exist immediately after the making of any such payments and (y) the amount of such cash Restricted Payments shall not exceed the amount necessary to make such required Qualified Preferred Stock dividend payments in accordance with the terms of the documentation governing the respective issue of Qualified Preferred Stock;

        (x) Holdings may make Dividends in the form of the issuance of additional capital stock to effectuate the Rights Plan to the extent permitted by Section 9.12(a);

        (xi) during the 90-day period following the Restatement Effective Date, the Borrower may make cash Dividends to Holdings, which in turn shall (within one Business Day thereafter) utilize the full amount of such cash Dividends to pay fees and expenses in connection with the Transaction so long as no Default or Event of Default then exists or would exist after giving effect thereto; and

        (xii) if same is entered into on or prior to the Restatement Effective Date, payments may thereafter be made by WTI to Holdings pursuant to the Management Services Agreement;

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        (xiii)  Restricted Payments to the extent expressly
    provided to be made on the Restatement Effective Date in accordance with the provisions of Section 5.08 may be made in accordance with the requirements thereof;

        (xiv) the Borrower and Treasure Chest Advertising Company of Texas, Inc. may make Dividends to Holdings in the form of electronic pre-press equipment, so long as (x) Holdings promptly contributes such equipment to Laser Tech in accordance with the provisions of Section 9.02(xv) and (y) the aggregate fair market value of all such equipment does not exceed $5,000,000; and

        (xv) so long as no Default or Event of Default exists at the time of payment thereof or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends to Holdings for the purpose of paying, so long as the proceeds thereof are promptly used by Holdings to pay, principal and interest as and when due with respect to any promissory note contributed by Holdings in accordance with Section 9.05(xx).

        9.04 INDEBTEDNESS. Holdings will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

        (i) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

        (ii) unsecured Indebtedness of (x) Holdings pursuant to the Existing 10-3/4% Senior Subordinated Notes, so long as the aggregate principal amount thereof at any time outstanding does not exceed $126,700,000 less the amount of any repayments of principal thereof after the Restatement Effective Date and (y) WTI pursuant to the WTI Senior Subordinated Notes, so long as the aggregate principal amount thereof at any time outstanding does not exceed $90,000,000 less the amount of any repayments of principal thereof on or after the Restatement Effective Date;

        (iii) at any time after the Restatement Effective Date, Holdings may refinance any then outstanding Existing 10-3/4% Senior Subordinated Notes through the incurrence of Subordinated Permitted Unsecured Indebtedness, so long as (a) the requirements contained in the definition thereof (and in the definition of Permitted
    Unsecured Indebtedness) are satisfied, (b) the amount of refinancing Indebtedness incurred pursuant to this clause (iii) does not exceed the aggregate principal amount of Existing 10-3/4% Senior Subordinated Notes being refinanced plus premiums actually paid thereon in an amount not to exceed 5% of the aggregate principal amount of such Existing 10-3/4% Senior Subordinated Notes and reasonable fees and expenses reasonably incurred in connection with such

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

    refinancing and (c) no Default or Event of Default shall exist at the time of any such refinancing or immediately after giving effect thereto;

        (iv) Scheduled Existing Indebtedness shall be permitted to the extent the same is listed on Schedule VI, but no refinancings or renewals thereof, except as expressly permitted on such Schedule VI;

        (v) accrued expenses and current trade accounts payable incurred in the ordinary course of business;

        (vi) Indebtedness under Interest Rate Protection Agreements reasonably related to outstanding floating rate debt permitted under this Agreement;

        (vii) Indebtedness of the Borrower, WTI, Laser Tech and their respective Subsidiaries evidenced by Capitalized Lease Obligations to the extent permitted pursuant to Section 9.01(vi), Indebtedness secured by Liens permitted under Section 9.01(vii) and Indebtedness constituting unsecured Permitted Acquired Debt, PROVIDED that in no event shall the aggregate principal amount of Capitalized Lease Obligations and Indebtedness permitted by this clause (vii) exceed $40,000,000; PROVIDED FURTHER, that in no event shall the aggregate principal amount of Capitalized Lease Obligations and Indebtedness secured by Liens permitted under
    Section 9.01(vii) exceed $33,000,000;

        (viii) Contingent Obligations of(x) the Borrower or any of its Subsidiaries as a guarantor of the lessee under any lease pursuant to which the Borrower or any of its Subsidiaries is the lessee so long as such lease is otherwise permitted hereunder,(y) WTI or any of its Subsidiaries as the guarantor of the lessee under any lease pursuant to which WTI or any of its Subsidiaries is the lessee so long as such lease is otherwise permitted hereunder and
    (z) Laser Tech or any of its Subsidiaries as a guarantor of the lessee under any lease pursuant to which Laser Tech or any of its Subsidiaries is the lessee so long as such lease is otherwise permitted hereunder;

        (ix) Contingent Obligations of Holdings pursuant to the Amended Tax Sharing Agreement;

        (x) Indebtedness among (v) the Borrower and the other Receivables Sellers to the extent resulting from intercompany loans made in accordance with the requirements of Section 8.19, (w) the Borrower and its Wholly-Owned Subsidiaries to the extent permitted pursuant to Section 9.05(v), (x) WTI and its Wholly-Owned Subsidiaries to the extent permitted pursuant to Section 9.05(xvi),
    (y) Laser Tech and its Wholly-Owned Subsidiaries to the extent permitted pursuant to Section 9.05(xvi) and (z) the Borrower and Holdings, WTI or Laser Tech, as the case may be, to the extent permitted pursuant to Section 9.05(xiii), (xiv) or (xv);

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

        (xi) in addition to the foregoing Indebtedness, Holdings shall be permitted to incur additional Permitted Unsecured Indebtedness for borrowed money so long as (x) such Indebtedness is not directly or indirectly guaranteed by, and does not constitute Indebtedness of, any of its Subsidiaries or Unrestricted Subsidiaries, (y) the proceeds of such Indebtedness are not used to refinance Existing Indebtedness and (z) all net cash proceeds of such Indebtedness, to the extent not immediately used by Holdings to effect Permitted Unrestricted Subsidiary Investments in accordance with the covenants contained in this Agreement, shall be contributed to the capital of the Borrower;

        (xii) Indebtedness which may be deemed to exist pursuant to the Receivables Facility so long as, if the Attributed Receivables Facility Indebtedness ever exceeds the Receivables Facility Threshold Amount as then in effect, any repayments and commitment reductions required as a result thereof pursuant to Section 4.02(e) shall have been made in accordance with the terms thereof;

        (xiii) in addition to the foregoing Indebtedness, the Borrower and its Subsidiaries shall be permitted to incur (and thereafter suffer to exist) Permitted Secured Indebtedness for borrowed money so long as (x) the proceeds of such Indebtedness are not used to refinance Existing Indebtedness, (y) the aggregate principal amount of Permitted Secured Indebtedness incurred after the Effective Date pursuant to this clause (xiii) shall in no event exceed $50,000,000 and (z) Permitted Secured Indebtedness shall be permitted to be incurred and remain in existence only so long as Holdings at such time has long-term senior unsecured debt outstanding which, at such time, has a rating which constitutes a Required Investment Grade Rating;

        (xiv) Indebtedness arising from transactions as contemplated in Sections 9.05(xvii), (xviii), (xix) and (xx), so long as such Indebtedness does not exceed the respective amounts, if any, as provided in the respective such Sections;

        (xv) Contingent Obligations of the Subsidiaries of WTI pursuant to the WTI Senior Subordinated Notes Indenture;

        (xvi) WTI and its Subsidiaries may provide indemnifications pursuant to lottery contracts entered into by WTI and its Subsidiaries in the ordinary course of business and consistent with past practices prior to the Restatement Effective Date; and

        (xvii) obligations of any Subsidiary of Holdings incurred with respect to performance bonds and/or fidelity bonds required to be furnished by such Subsidiary in connection with contracts entered into by such Subsidiary in the

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    ordinary course of its business, so long as the aggregate amount of outstanding obligations at any time pursuant to this clause (xvi) does not exceed $25,000,000.

         In furtherance of the foregoing and in no way in limitation thereof, Holdings shall not permit any Unrestricted
Subsidiary to incur any Indebtedness or any other obligation having any element of recourse to Holdings or any of its Subsidiaries or to any of its assets or property.

         9.05 INVESTMENTS: ETC. Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents(any of the foregoing, an "Investment"), except that the following shall be permitted:

        (i) each of the Borrower and its Subsidiaries, WTI and its Subsidiaries, and Laser Tech and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

        (ii) Holdings and its Subsidiaries may acquire and hold cash and Cash Equivalents; provided that during any time that Revolving Loans of Non-Defaulting Banks or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents permitted to be held by (x) Holdings shall not exceed $3,000,000 at anytime or (y) Subsidiaries of Holdings (including, without limitation, the Borrower and its Subsidiaries, but excluding the Receivables Subsidiary and, until the occurrence of the WTI Subsidiaries Guaranty Date, excluding WTI and its Subsidiaries) shall not exceed $27,000,000 for any period of five consecutive days;

        (iii) Holdings and its Subsidiaries may make loans and advances to their respective employees, officers and directors in connection with relocations, purchases by such persons of the capital stock of Holdings or warrants, options or similar rights to purchase the capital stock of Holdings and other ordinary course of business purposes, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $4,000,000;

        (iv)    the Borrower may enter into Interest Rate
    Protection Agreements to the extent permitted in Section 9.04(vi);

        (v)     the Borrower and its Wholly-Owned Domestic
    Subsidiaries may make intercompany loans to each other, so long as each such intercompany loan is

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    evidenced by a promissory note pledged pursuant to the Pledge and
    Security Agreement;

        (vi) Holdings may (x) establish Subsidiaries in compliance with Section 9.11 and (y) make Investments therein as otherwise provided in this Section 9.05;

        (vii) Holdings may make Permitted Unrestricted Subsidiary Investments in accordance with the requirements of Section 8.14 and the relevant definitions as used therein;

        (viii) the Borrower, Laser Tech and WTI may make Permitted Acquisitions in accordance with the relevant requirements of
    Section 8.14 and the component definitions as used therein;

        (ix) Holdings and its Subsidiaries may retain cash consideration plus purchase money notes derived from asset sales permitted pursuant to Section 9.02(ii);

        (x) existing Investments by Holdings and its Subsidiaries shall be permitted to the extent listed on Schedule IX;

        (xi) to the extent the Borrower is permitted to make Restricted Payments at any time pursuant to Section 9.03(vi), the Borrower may instead, at its option, loan or advance the relevant amount permitted to be paid as a Restricted Payment to Holdings; provided that any amount loaned or advanced pursuant to this clause
    (xi) shall (a) be evidenced by a promissory note delivered for pledge pursuant to the Pledge and Security Agreement and (b) reduce the amount permitted to be paid as a Restricted Payment pursuant to
    Section 9.03(vi);

        (xii) Holdings and each of its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

        (xiii) (A) the Borrower may make intercompany loans and advances to Laser Tech for general corporate and working capital purposes, so long as (x) the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $15,000,000 and (y) each such loan is evidenced by an unsubordinated promissory note pledged by the Borrower pursuant to the Pledge and Security Agreement, (B) the Borrower may make intercompany loans to WTI for general corporate and working capital purposes pursuant to the Replacement Working Capital Facility, so long as (x) the aggregate principal amount thereof at any time

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    outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed the remainder of (I) $45,000,000 less (II) the sum of the Letter of Credit Outstandings at such time in respect of WTI Letters of Credit, and (y) each such loan is evidenced by a WTI Working Capital Note and/or a WTI Swingline Note, in each case pledged by the Borrower pursuant to the Pledge and Security Agreement and (C) Laser Tech may make intercompany loans to the Borrower so long as each such loan is evidenced by a subordinated promissory note in the form of Exhibit K, which is delivered by Laser Tech to the Collateral Agent for pledge pursuant to the Pledge and Security Agreement;

        (xiv)   on the Restatement Effective Date, Holdings
    Intercompany Loans, WTI Intercompany Loans and/or Laser Tech - WTI Intercompany Loans shall be made in accordance with the requirements of Section 5.08, and all promissory notes issued in connection therewith shall be pledged pursuant to the Pledge and Security Agreement;

        (xv) the Borrower (x) may make WTI Intercompany Loans as contemplated by Section 8.17(iii), so long as the aggregate principal amount so loaned shall not exceed the amount to be used by WTI to effect WTI Change of Control Offer Repurchases and all promissory notes issued in connection therewith are pledged by the Borrower pursuant to the Pledge and Security Agreement and (y) may make WTI Intercompany Loans to enable WTI to effect Optional WTI Note Repurchases, so long as the aggregate principal amount so loaned shall not exceed the amount to be used by WTI to effect Optional WTI Note Repurchases and all promissory notes issued in connection therewith shall be pledged by the Borrower pursuant to the Pledge and Security Agreement;

        (xvi) WTI and its Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances to each other, and Laser Tech and its Wholly-Owned Domestic Subsidiaries may make intercompany loans and advances to each other, in each case so long as any such intercompany loan or advance is evidenced by a promissory note pledged pursuant to the Pledge and Security Agreement;

        (xvii) as a result of sales, contributions and other transfers of Receivable Facility Assets to the Receivables Subsidiary in accordance with Section 9.02(x), Investments may exist from time to time consisting of (x) contributions by the Borrower to the capital of the Receivables Subsidiary and (y) intercompany loans being made (or deemed made) by the Receivables Sellers as a result of the transfer of such Receivables Facility Assets, in each case so long as all capital stock of the Receivables Subsidiary is pledged pursuant to the Pledge and Security Agreement and all such intercompany loans are evidenced by one or more promissory notes which are pledged pursuant to the Pledge and Security Agreement;

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        (xviii) Holdings may guarantee obligations of its
    Subsidiaries as sellers pursuant to the Receivables Documents, so long as no such guaranty shall give rise to recourse liability (other than in connection with Standard Securitization
    Undertakings) for the payment of any Receivables Facility Assets or the principal of, or interest on, any Purchased Interest or Investor Certificate;

        (xix) the Borrower and the other Receivables Sellers may make intercompany loans in accordance with the requirements of
    Section 8.19;

        (xx) to the extent necessary to maintain the net worth of the Receivables Subsidiary in accordance with the requirements of the Receivables Facility, Holdings may at any time contribute one or more promissory notes to the capital of the Borrower, which shall in turn contribute such promissory notes to the capital of the Receivables Subsidiary; provided that (x) at no time shall the aggregate principal amount of such outstanding promissory notes exceed the remainder of (A)$5 million less (B) the sum of (I) the amount of all write-downs and write-offs of such principal amount plus (II) the aggregate amount of all principal payments in respect of such promissory notes made after the Restatement Effective Date and (y) the interest rate payable pursuant to such promissory notes shall not be greater than the short-term "Applicable Federal Rate" (as such term is defined in Section 1274(d) of the Code);

        (xxi) Holdings and its Subsidiaries may make capital contributions to any of their respective Subsidiaries (excluding the Receivables Subsidiary and, prior to the occurrence of the WTI Subsidiaries Guaranty Date, excluding WTI and its Subsidiaries) which is a Credit Party;

        (xxii) so long as no Default or Event of Default then exists or would exist after giving effect thereto, the Borrower may make Permitted Acquisition Loans at the time of, and to enable Laser Tech or WTI, as the case may be, to effect, any Permitted Acquisition, so long as (w) such Permitted Acquisition is effected in accordance with the requirements of Section 8.14 and the definition thereof contained herein, (x) Laser Tech or WTI, as the case may be, shall use the proceeds of such Permitted Acquisition Loans to effect the respective Permitted Acquisition, (y) the aggregate principal amount so loaned shall not exceed the amount to be used by Laser Tech or WTI, as the case may be, to effect the respective Permitted Acquisition and (z) all promissory notes issued in connection therewith shall be pledged by the Borrower pursuant to the Pledge and Security Agreement;

        (xxiii) WTI may (x) consummate the Suncraft Option Exercise in accordance with the requirements of Section 9.02(xiii) and (y) after the consummation of the

    Suncraft Option Exercise, effect the Suncraft Acquisition in accordance with the relevant requirements of Section 9.02(xiv); and

         (xxiv) Investments made in accordance with the relevant requirements of Section 9.02 (xv).

         9.06 TRANSACTIONS WITH AFFILIATES AND UNRESTRICTED SUBSIDIARIES. Holdings will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Holdings or any of its Subsidiaries or any of its Unrestricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Holdings or such Subsidiary as would reasonably be obtained by Holdings or such Subsidiary at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that:

        (i)  Dividends may be paid to the extent provided in
    Section 9.03;

        (ii)  Investments may be made to the extent permitted by
    Section 9.05;

        (iii) the transactions entered into between Holdings and its Subsidiaries, or between such Subsidiaries, shall be permitted to the extent expressly permitted by Section 9.02;

        (iv) customary fees may be paid to non-officer directors of Holdings and its Subsidiaries;

        (v) Holdings and its Subsidiaries may enter into employment arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business;

        (vi) Holdings and its Subsidiaries may enter into the transactions contemplated by the Receivables Documents;

        (vii) existing transactions between Holdings and its Subsidiaries and their Affiliates shall be permitted to the extent listed on Schedule X;

        (viii) Holdings may sell or issue Holdings Common Stock to its Affiliates (other than its Subsidiaries);

        (ix) WTI, Laser Tech, the Borrower and their respective Subsidiaries may make payments owing by them in accordance with the provisions of the Amended Tax Sharing Agreement, so long as all payments required to be made by WTI, Laser Tech, the Borrower and their respective Subsidiaries to Holdings are made when required pursuant to the terms of such Amended Tax Sharing Agreement;

        (x) the Acquisition shall be permitted in accordance with the requirements of Section 5.08 and the component definitions as used therein;

        (xi) if the Management Services Agreement is entered into on or prior to the Restatement Effective Date, WTI may pay consulting and management fees in the amounts required pursuant to the terms of the Management Services Agreement to Holdings when and as due; and

        (xii) so long as no Default and no Event of Default exists at the time of payment thereof or would exist immediately after giving effect thereto, the Borrower may pay consulting and management fees to WTI, so long as the aggregate amount of fees paid by the Borrower pursuant to this clause (xii) does not exceed $2,000,000 in any calendar year.

Without limiting the foregoing provisions of this Section 9.06, in no event shall any management or similar fees be paid or payable by Holdings or any of its Subsidiaries to any Affiliate (other than the Borrower) except as specifically provided in Section 9.06(xi).

         Notwithstanding anything contained in the foregoing to the contrary, any transactions between and among Holdings and/or its Subsidiaries on the one hand and any of their respective Affiliates (excluding Holdings and its Subsidiaries) and/or Unrestricted Subsidiaries on the other hand, shall be arm's length transactions and on terms and conditions at least as favorable to Holdings and/or such Subsidiaries as the terms and conditions which would apply to a similar transaction on an arm's length basis with a Person that is not an Affiliate, PROVIDED that, any transaction (other than as described in clauses
(i), (ii), (iii) and (vi) above and except in the case of transactions with Portfolio Companies in the ordinary course of business) between and among the aforementioned parties with a value in excess of (A) $1,000,000 shall only be permitted if a majority of the disinterested directors of Holdings approve the transaction and(B) $10,000,000 shall only be permitted if the parties thereto provide a fairness opinion from a Person, and in form and substance, satisfactory to the Administrative Agent.

         9.07 Capital Expenditures. (a) Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that during any calendar year(beginning with calendar year 1996), Holdings, the Borrower, WTI, Laser Tech and their respective Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures by all such Persons does not exceed $65,000,000; PROVIDED that all Capital Expenditures made by Holdings shall relate to improvements and renovations to its office space.

        (b) To the extent that the amount of Capital Expenditures made by the Borrower. WTI, Laser Tech and their Subsidiaries during any calendar year is less than $65,000,000 plus any increase in such amount for such calendar year as provided below in this clause (b), the lesser of (x) such unused amount and (y) $32,500,000 (such lesser amount, the "Rollover Amount") may be carried forward and utilized by the Borrower, WTI, Laser Tech and their Subsidiaries to make additional Capital Expenditures in the immediately succeeding calendar year; PROVIDED, that the maximum amount carried forward into any calendar year pursuant to this clause (b) shall be $32,500,000.

         (c) In addition to the Capital Expenditures permitted pursuant to preceding clauses (a) and (b), the following additional Capital Expenditures shall be permitted: the reinvestment of proceeds of Recovery Events not required to be applied to reduce Commitments or repay Loans pursuant to Section 4.02(h).

         9.08 CONSOLIDATED NET INTEREST COVERAGE RATIO. Holdings will not permit the Consolidated Net Interest Coverage Ratio for any Test Period ended after the Restatement Effective Date to be less than 2.25:1.0.

         9.09 LEVERAGE RATIO. Holdings will not permit the Leverage Ratio at any time after the Restatement Effective Date to be greater than 4.25 to 1.0 through and including March 31, 1997 and 4.00 to 1.0 thereafter; PROVIDED, that in no event shall the Leverage Ratio be greater than 4.00 to 1.00 upon the consummation of, and after giving effect on a Pro Forma Basis to, any Permitted Transaction effected after the Restatement Effective Date.

        9.10 LIMITATION ON MODIFICATIONS OF AND PAYMENTS ON INDEBTEDNESS AND PREFERRED STOCK; MODIFICATIONS OF CERTIFICATE OF INCORPORATION, BY-LAWS AND CERTAIN OTHER AGREEMENTS. (a) Holdings will not, and will not permit any of its Subsidiaries to, (i) amend or modify, or permit the amendment or modification of, any provision of the Existing Indebtedness or, after the incurrence or issuance thereof, any Permitted Debt, WTI Intercompany Notes. Laser Tech-WTI Intercompany Notes, Permitted Acquisition Notes, WTI Intercompany Preferred Stock, WTI Working Capital Notes, WTI Swingline Note, Holdings Intercompany Notes or Qualified Preferred Stock, or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement, or security agreement or certificate of designation) relating thereto, other than any amendments or modifications to the Existing Indebtedness, any Permitted Debt, WTI Intercompany Notes. Laser Tech - WTI Intercompany Notes, Permitted Acquisition Notes, WTI Intercompany Preferred Stock, WTI Working Capital Notes, WTI Swingline Note, Holdings Intercompany Notes or Qualified Preferred Stock which (A) do not make any term or condition thereof more restrictive than the previously existing terms and conditions with respect thereto, (B) do not in any way adversely affect the interests of the Banks, (C) do not increase (or change in any respect in the case of the WTI Intercompany Notes, Laser Tech - WTI Intercompany Notes, Permitted Acquisition Notes, WTI Intercompany Preferred Stock, WTI Working Capital Notes, WTI Swingline Note or Holdings Intercompany Notes) the interest or dividend rates applicable thereunder, reduce (or change in any respect in the case of the WTI Intercompany Notes, Laser Tech - WTI Intercompany

Notes, Permitted Acquisition Notes, WTI Intercompany Preferred Stock, WTI Working Capital Notes, WTI Swingline Note or Holdings Intercompany Notes)the maturity date thereunder or change any pay-in-kind mechanics or requirements or any subordination provision thereof from those in effect on the Restatement Effective Date or, in the case of and after the incurrence of any Permitted Debt, WTI Intercompany Notes, Laser Tech - WTI Intercompany Notes, WTI Intercompany Preferred Stock, WTI Working Capital Notes, WTI Swingline Note, Holdings Intercompany Notes or Qualified Preferred Stock, the date on which such debt was incurred or equity issued, (ii) except as provided in following clause (b), make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of any of the Existing Indebtedness or, after the incurrence thereof, any Permitted Debt or Qualified Preferred Stock, (iii) after the entering into of a Receivables Facility in accordance with the requirements of this Agreement, amend or modify, or permit the amendment or modification of, any provision (including without limitation for purposes of this clause
(iii) as a modification, any reduction to the amount available pursuant to the Receivables Maximum Funding Amount) of the documentation with respect thereto, except for amendments and modifications where the Receivables Amendment Conditions are satisfied, (iv) enter into any new Management Agreement (other than a Management Agreement to be entered into by the Borrower and WTI, so long as all payments required to be made pursuant thereto are consistent with the requirements of Section 9.06(xii)) or amend, modify or change any existing Management Agreement or the Management Services Agreement, except amendments, modifications or changes to any such agreement which are not adverse to any Bank, do not violate or breach, and are not inconsistent with, any of the terms of this Agreement and which do not, and will not, result in Holdings or any of its Subsidiaries incurring then or any time in the future any liability or monetary obligation which could give rise to a violation of this Agreement or (v) amend, modify or change its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation other than any certificate of designation relating to Qualified Preferred Stock), by-laws, partnership agreement or certificate of limited partnership, as the case may be, or any agreement entered into by it, with respect to its capital stock (including any Shareholders' Agreement), or enter into any new agreement with respect to its capital stock, other than any amendments, modifications or changes pursuant to this clause (v) and any such new agreements pursuant to this clause (v) which do not in any way adversely affect the interests of the Banks. The amendments to Holdings' certificate of incorporation and by-laws as described in the Registration Statement as described in (x) the second sentence of the section entitled "Recapitalization" and (y) the section entitled "Description of Capital Stock." and the filing of a Certificate of Designation, Preferences and Rights of Series A Junior Preferred Stock shall in any event be permitted.

         (b) Notwithstanding anything to the contrary contained in clause (a) above, (x) the Refinancing Transactions shall be permitted to be effected in accordance with the relevant provisions of Sections 5.08 and 8.17 and the component definitions as used therein and (y) the Existing 10-3/4% Senior Subordinated Notes may be refinanced with

Subordinated Permitted Unsecured Indebtedness in accordance with the requirements of Section 9.04(iii) or Qualified Preferred Stock in accordance with the requirements of Section 9.12(c).

         (c) Holdings will not, and will not permit any of its Subsidiaries to, amend, modify or change any provision of the Amended Tax Sharing Agreement other than any amendment, modification or change deemed immaterial by the Administrative Agent or as otherwise consented to by the Required Banks.

         9.11 LIMITATION ON CREATION OR ACQUISITION OF SUBSIDIARIES AND UNRESTRICTED SUBSIDIARIES. Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Restatement Effective Date any Subsidiary or Unrestricted Subsidiary, unless (x) in the case of an Unrestricted Subsidiary (i) it is established, created or acquired by Holdings or another Unrestricted Subsidiary, (ii) if a Domestic Unrestricted Subsidiary of Holdings, all of the capital stock of such new Domestic Unrestricted Subsidiary owned by Holdings shall be pledged pursuant to the Pledge and Security Agreement and the certificates representing such stock, together with stock powers duly executed in blank, shall be delivered to the Collateral Agent, (iii) if a Foreign Unrestricted Subsidiary of Holdings, all of the capital stock of such new Foreign Unrestricted Subsidiary owned by Holdings (except that not more than 65% of the outstanding voting stock of any Foreign Unrestricted Subsidiary need be so pledged, except in the circumstances contemplated by Section 8.16) shall be pledged pursuant to the Pledge and Security Agreement and the certificates representing such stock, together with stock powers duly executed in blank, shall be delivered to the Collateral Agent, and (iv) such Unrestricted Subsidiary shall, at the request of the Administrative Agent, become a party to the Amended Tax Sharing Agreement, or (y) in the case of a Subsidiary, it shall be a Wholly-Owned Subsidiary of the Borrower (except that (I) the Acquisition shall be permitted in accordance with the requirements of Section 5.08(a) and the component definitions as used therein, (II) in the case of a Permitted Acquisition effected by WTI or the Suncraft Acquisition, such Subsidiary shall be a Wholly-Owned Subsidiary of WTI and (III) in the case of a Permitted Acquisition effected by LaserTech, such Subsidiary shall be a Wholly-Owned Subsidiary of Laser Tech) and (i) at least 10 Business Days' prior written notice thereof is given to the Administrative Agent and the Banks, (ii) if a Domestic Subsidiary (excluding the Domestic Subsidiary acquired as a result of the Suncraft Acquisition, unless the WTI Subsidiaries Guaranty Date has theretofore occurred), 100% of the capital stock of such new Domestic Subsidiary is pledged pursuant to the Pledge and Security Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, (iii) if a Foreign Subsidiary, all of the capital stock of such new Foreign Subsidiary (except that not more than 65% of the outstanding voting stock of any Foreign Subsidiary need be so pledged, except in the circumstances contemplated by Section 8.16) is pledged pursuant to the Pledge and Security Agreement and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent and (iv) any new Domestic Subsidiary (excluding the Domestic

Subsidiary acquired as a result of the Suncraft Acquisition, unless the WTI Subsidiaries Guaranty Date has theretofore occurred) executes a counterpart of the Subsidiaries Guaranty and the Pledge and Security Agreement. In addition, each new Wholly-Owned Domestic Subsidiary (excluding the Domestic Subsidiary acquired as a result of the Suncraft Acquisition, unless the WTI Subsidiaries Guaranty Date has theretofore occurred) created or acquired after the Restatement Effective Date shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Wholly-Owned Domestic Subsidiary would have had to deliver if such new Wholly-Owned Domestic Subsidiary were a Subsidiary Guarantor on the Restatement Effective Date. Notwithstanding anything to the contrary contained in this Section 9.11 or elsewhere in this Agreement, the Master Trust may, at any time or from time to time, in accordance with the operation of the provisions of the Receivables Facility, be or become (or thereafter cease to be) a Subsidiary of the Receivables Subsidiary (and,therefore, of Holdings and the Borrower), and any such occurrence shall not constitute a violation of any covenant contained in this Agreement (including, without limitation,this Section 9.11) and in no event shall the Master Trust be required to become a Subsidiary Guarantor or a Credit Party. If, as contemplated by the immediately preceding sentence, the Master Trust is at any time a Subsidiary of the Receivables Subsidiary, the actions taken by the Master Trust in accordance with the requirements of the Receivables Facility shall likewise not constitute a violation of any covenant contained in this Agreement.

         9.12 LIMITATION ON ISSUANCE OF CAPITAL STOCK. (a) Holdings shall not issue (i) any Preferred Stock, other than Qualified Preferred Stock issued pursuant to clause (c) below and any Preferred Stock issued pursuant to the Rights Plan or (ii) any redeemable common stock unless, in either case, all terms thereof are satisfactory to the Required Banks in their sole discretion.

         (b) No Subsidiary of Holdings shall issue, or permit any of their Subsidiaries to issue, any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the capital stock of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law, (iv) Subsidiaries formed after the Restatement Effective Date pursuant to Section 9.11 may issue capital stock to the Borrower, Laser Tech, WTI or such Subsidiary of the Borrower, Laser Tech or WTI which is to own such stock in accordance with the requirements of Section 9.11, (v) for WTI Intercompany Preferred Stock issued by Acquisition Corp. (which will become preferred stock of WTI upon the consummation of the Acquisition) in accordance with the requirements of Section 5.08(e) and (vi) for common stock of Acquisition Corp. or WTI issued to Holdings in accordance with the requirements of Section 5.08(e). All capital stock issued in accordance with this Section 9.12(b) shall, to the extent required by the

Pledge and Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the Pledge and Security Agreement.

         (c) Holdings may issue Qualified Preferred Stock so long as (w) no Default or Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, (x) the proceeds of such Qualified Preferred Stock are not used to refinance Existing Indebtedness (except as provided in the second succeeding proviso below), (y) all Net Cash Proceeds of such Qualified Preferred Stock, to the extent not immediately used by Holdings to effect Permitted Unrestricted Subsidiary Investments (or, as permitted below, to refinance Existing 10-3/4% Senior Subordinated Notes), shall be contributed to the capital of the Borrower and (z) with respect to each issue of Qualified Preferred Stock, the gross cash proceeds therefrom shall be at least equal to the liquidation preference thereof at the time of issuance or, if greater, the fair market value thereof; PROVIDED that Qualified Preferred Stock may be issued directly as consideration in connection with a Permitted Transaction (in which case cash proceeds shall not be received by Holdings in respect thereof) so long as the greater of the aggregate liquidation preference and fair market value (at the time of issuance) of all Qualified Preferred Stock so issued, when added to the aggregate amount of all Net Cash Proceeds excluded from the requirements of
Section 4.02(e) by virtue of the first proviso thereto, do not exceed $100 million; and NOTWITHSTANDING the immediately preceding clause (x), Qualified Preferred Stock may be issued to refinance any then outstanding Existing 10-3/4% Senior Subordinated Notes, so long as (i) the requirements contained in the definition of Qualified Preferred Stock are satisfied and (ii) the amount of Qualified Preferred Stock issued for the purpose of refinancing Existing 10-3/4% Senior Subordinated Notes does not exceed the aggregate principal amount of Existing 10-3/4% Senior Subordinated Notes being refinanced plus premiums actually paid thereon in an amount not to exceed 5% of the aggregate principal amount of such Existing 10-3/4% Senior Subordinated Notes and reasonable fees and expenses incurred in connection with such refinancing.

         9.13 BUSINESS. (a) The Borrower, WTI, and Laser Tech will not,and will not permit any of their respective Subsidiaries (other than the Receivables Subsidiary) to, engage (directly or indirectly) in any business other than the Printing Business. No Unrestricted Subsidiary shall engage (directly or indirectly) in any business other than the Media Business.

         (b) Holdings shall not engage in any business other than its ownership of the capital stock of the Borrower, WTI, Laser Tech and any Unrestricted Subsidiaries established or acquired by it after the Restatement Effective Date. Holdings shall have no significant assets other than its ownership interests as described in the immediately preceding sentence and shall act as a holding company which shall not directly engage in any business.

         (c) Holdings and the Borrower shall cause each of Treasure Chest of Nevada and RGP to engage in no significant business and at no time to have assets with an aggregate value in excess of $50,000.

         (d) Holdings and the Borrower shall cause the Receivables Subsidiary to comply with the requirements of Section 9.15(a).

         9.14 LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES. (a) Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, except as set forth on Schedule XI, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Holdings or any Subsidiary of Holdings, or pay any Indebtedness owed to Holdings or a Subsidiary of Holdings, (y) make loans or advances to Holdings or any of Holdings' Subsidiaries or (z) transfer any of its properties or assets to Holdings or any of Holdings' Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the provisions contained in the Existing Indebtedness, (iv) restrictions permitted to exist under Permitted Debt hereafter incurred or issued in accordance with the relevant definitions contained herein, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings,
(vi)customary provisions restricting assignment of any licensing agreement entered in to by Holdings or any Subsidiary of Holdings in the ordinary course of business, (vii) any holder of a Permitted Lien may restrict the transferability of any asset subject to such Permitted Lien and (viii) restrictions on the Receivables Subsidiary, and with respect to the Receivables Facility Assets, set forth in the Receivables Documents.

         (b) Holdings will not permit any of its Unrestricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction whatsoever on the operations of Holdings and/or its Subsidiaries.

         9.15 LIMITATION ON RECEIVABLES SUBSIDIARY AND RECEIVABLES FACILITY.
(a) The Receivables Subsidiary shall engage in no business activities other than the purchase, acquisition, sale and pledge of receivables (or interests therein) pursuant to the Receivables Facility and borrowings thereunder and any business activities reasonably incidental thereto, all in accordance with the Receivables Facility, and shall have no assets or liabilities, other than promissory notes contributed by the Borrower in accordance with Section 9.05(xx) and receivables purchased from or contributed by the Receivables Sellers, cash collections therefrom, any investments of such cash collections and other assets and liabilities reasonably incidental to the foregoing activities, and shall in no event purchase any receivables from an Unrestricted Subsidiary or, prior to the WTI Subsidiaries Guaranty Date, WTI or any of its Subsidiaries.

         (b) Holdings and its Subsidiaries shall not cause, permit, or suffer to exist (including as a result of actions taken by the Receivables Purchasers) any termination of the Receivables Facility on any date prior to the date which is five and one-half years after the Restatement Effective Date except, in the event the Receivables Facility is repaid, refinanced or otherwise replaced in accordance with the terms hereof by a replacement Receivable Facility.

         SECTION 10. EVENTS OF DEFAULT. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

         10.01 PAYMENTS. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, (ii) default in the payment of any Unpaid Drawing for three or more Business Days after the date the respective Drawing was made or, if no Default or Event of Default exists pursuant to Section 10.05, for three or more Business Days after the receipt by the Borrower of notice of the respective Drawing by the Administrative Agent or the Issuing Bank or (iii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or Note or Unpaid Drawing, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

         10.02 REPRESENTATIONS, ETC. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         10.03 COVENANTS. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(g)(i), 8.08. 8.13. 8.14, 8.17 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Administrative Agent or any Bank; or

         10.04 DEFAULT UNDER OTHER AGREEMENTS. (i) Holdings or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, PROVIDED that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $1,000.000; or

         10.05 BANKRUPTCY, ETC. Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code") or shall consent to the filing of any petition against it under any such law; or an involuntary case is commenced against Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries), or Holdings or any of its Subsidiaries
(excluding Insignificant Subsidiaries) commences any otherproceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries), or there is commenced against Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) any such proceeding which remains undismissed for a period of 60 days, or Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries (excluding Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or

         10.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under
Section 409, 502(i), 502(l).  515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212
of ERISA or Section 401(a)(29), 4971.4975 or 4980 of the Code, or Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Sec-tion 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or pursuant to any employee pension benefit plan (as defined in Section 3(2) of ERISA) or Foreign Pension Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Banks, will have a material adverse effect upon the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of Holdings or any Subsidiary of Holdings; or

         10.07 SECURITY DOCUMENTS. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period specifically applicable thereto pursuant to the terms of such Security Document; or

         10.08 GUARANTIES. Any Guaranty or any provision thereof shall cease to be in full force or effect as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the relevant Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the relevant Guaranty; or

         10.09 JUDGMENTS. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving in the aggregate for Holdings and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company or not paid) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments exceeds $1,000,000; or

         10.10 CHANGE OF CONTROL.  A Change of Control shall occur; or

         10.11 RECEIVABLES FACILITY. Any early amortization event or any event permitting any Receivables Purchaser or Receivables Purchasers to effect an early termination of the Receivables Facility (or a portion thereof) shall have occurred and be continuing (after giving effect to any legally valid written waivers of such events adopted by the relevant Receivables Purchasers); or

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Banks, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (PROVIDED that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result of which would occur upon the giving of written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any RL Commitment Commission and other Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit, which may be terminated, in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash, to be held as security by the Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (vi) apply any cash collateral as provided in Section 4.02.

                    SECTION 11.  DEFINITIONS AND ACCOUNTING TERMS.

         11.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Acquired Business" shall mean the businesses to be acquired by Holdings pursuant to the Acquisition Documents, including all of the businesses of WTI and its Subsidiaries.

         "Acquisition" shall mean the acquisition of 100% of the capital stock of WTI by way of a one-step merger of Acquisition Corp. with and into WTI, with WTI surviving said merger and existing as a Wholly-Owned Subsidiary of Holdings in accordance with the Merger Agreement.

         "Acquisition Corp." shall mean WTI Acquisition Corp., a Delaware corporation and Wholly-Owned Subsidiary of Holdings.

         "Acquisition Documents" shall mean the Merger Agreement, the certificate of merger and all other agreements, instruments and documents, if any, entered into in connection with the Acquisition and Merger.

         "Additional Collateral" shall mean any property or assets, other than Pledge and Security Agreement Collateral, which at any time serve as security pursuant to any Additional Security Document.

         "Additional Security Documents" shall mean any security documents, other than the Pledge and Security Agreement, at any time entered into pursuant to this Agreement or the other Credit Documents.

         "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus, without duplication, the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense, but excluding any net non-cash charges reflected in Adjusted Consolidated Working Capital) and net non-cash losses which were included in arriving at Consolidated Net Income for such period less the sum of the amount of all net non-cash income or gains (including, without limitation, deferred tax expense and other non-cash income, but exclusive of items reflected in Adjusted Consolidated Working Capital) included in arriving at Consolidated Net Income for such period.

         "Adjusted Consolidated Working Capital" at any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

         "Adjusted Percentage" shall mean (x) at a time when no Bank Default exists, for each Bank, such Bank's Percentage and (y) at a time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Revolving Loan Commitment at such time by the Adjusted Total Revolving Loan Commitment at such time, it being understood that all references herein to Revolving Loan Commitments and the Adjusted Total Revolving Loan Commitment at a time when the Total Revolving Loan Commitment or Adjusted Total Revolving Loan Commitment, as the case may be, has been terminated shall be references to the Revolving Loan Commitments or Adjusted Total Revolving Loan Commitment, as the case may be, in effect immediately prior to such termination, PROVIDED that (A) no Bank's Adjusted Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default, to the extent such change after giving effect to such Bank Default, and any repayment of Revolving Loans and Swingline Loans at such time pursuant to
Section 4.02(a) or otherwise, would cause the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings, to exceed the Adjusted Total Revolving Loan Commitment; (B) any changes to the Adjusted Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Banks plus (ii) the aggregate outstanding principal amount of Swingline Loans plus (iii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Revolving Loan Commitment; and (C) if (i) a Non-Defaulting Bank's Adjusted Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank's Revolving Loans, or of Unpaid Drawings with respect to Letters of Credit or of Swingline Loans, that were made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Bank's Adjusted Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Bank plus such Bank's new Adjusted Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equalling such Bank's Revolving Loan Commitment at such time.

         "Adjusted Total Available Revolving Loan Commitment" shall mean at any time the Adjusted Total Revolving Loan Commitment; PROVIDED that on any date (beginning 11 months after the Initial Borrowing Date) when a Clean-Down Period is required to be in existence in accordance with Section 4.02(b), the Adjusted Total Available Revolving Loan Commitment as otherwise calculated above shall be reduced by an amount equal to $40,000,000, which reduction shall remain in existence until the Clean-Down Period referenced in Section 4.02(b) has concluded.

         "Adjusted Total Revolving Loan Commitment" shall mean at any time the Total Revolving Loan Commitment less the aggregate Revolving Loan Commitments of all Defaulting Banks.

         "Administrative Agent" shall mean Bankers Trust Company, in its capacity as Administrative Agent for the Banks hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

         "Affiliate" shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; PROVIDED, HOWEVER, that for purposes of Section 9.06, an Affiliate of Holdings shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of Holdings and any officer or director of Holdings or any such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" shall mean, except as otherwise provided in Section 12, either or both of the Administrative Agent and Documentation Agent.

         "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed or replaced from time to time.

         "Amended Tax Sharing Agreement" shall have the meaning provided in
Section 5.16.

         "Ammon Permitted Holders" shall mean and include R. Theodore Ammon, his estate, spouse, heirs, ancestors, lineal descendants, legatees, legal representatives, or the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or grantors thereof.

         "Applicable Margin" shall mean the Applicable RL Margin or the Applicable TL Margin, as the case may be.

         "Applicable RL Margin" initially shall mean (subject to any qualification for different rates pursuant to the immediately succeeding sentence on the Initial Borrowing Date) a percentage equal to (i) in the case of Base Rate Loans, 1.00% and (ii) in the case of Eurodollar Loans, 2.00% and
(iii) in the case of the RL Commitment Commission, .5%. From and after each day of delivery (including the Initial Borrowing Date) of any certificate delivered in accordance with the following sentence indicating an entitlement to a different margin than that described in the immediately preceding sentence (each, a "Start Date") to and including the applicable End Date described below, the Applicable RL Margin shall be that set forth below opposite the Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:


  Leverage              Eurodollar            Base Rate            Commitment
   Ratio                Loan Margin          Loan Margin         Commission Fee
  --------              -----------          -----------         --------------
Greater than 4.0:1        2.250%               1.250%                0.500%

Equal to or
greater than 3.5:1        2.000%               1.000%                0.500%
but less than
or equal to 4.0:1

Equal to or
greater than 3.0:1        1.625%               0.625%                0.400%
but less than
3.5:1

Equal to or
greater than 2.5:1        1.250%               0.250%                0.350%
but less than
3.0:1

Greater than
2.00:1 but less           0.875%               0.000%                0.300%
than 2.5:1

Less than or equal        0.500%               0.000%                0.250%
to 2.0:1



The Leverage Ratio shall be determined based on the delivery of a certificate of the Borrower by an Authorized Representative of the Borrower to the Administrative Agent (with a copy to be sent by the Borrower to each Bank), within 50 days of the last day of any fiscal quarter of Holdings (or on or prior to the Initial Borrowing Date in the case of the Applicable RL Margin to be initially established), which certificate shall set forth the calculation of the Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date and the Applicable RL Margins which shall be thereafter applicable (until same is changed or ceases to apply in accordance with the following sentences); PROVIDED that at the time of the consummation of the Acquisition, any Permitted Transaction or any issuance of Permitted Debt or Qualified Preferred Stock, an Authorized Representative of the Borrower shall deliver to the Administrative Agent a certificate setting forth the calculation of the Leverage Ratio on a PRO FORMA Basis as of the last day of the last Calculation Period ended prior to the date on which the Acquisition or such Permitted Transaction is consummated or such Permitted Debtor Qualified Preferred Stock is issued for which financial statements have been made available (or were required to be made available) pursuant to Section 8.01(b) or
(c), as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Applicable RL Margin which shall be thereafter applicable (until same is changed or ceases to apply in accordance with the following sentence) shall be based upon the Leverage Ratio as so calculated. The

Applicable RL Margins so determined shall apply, except as set forth in the succeeding sentence, from the Start Date to the earlier of (x) the date on which the next certificate is delivered to the Administrative Agent, (y) the date on which the next Permitted Transaction (or the Acquisition) is consummated or
Permitted Debt or Qualified Preferred   is issued or (z) the date which is 50
days following the last day of the Test Period in which the previous Start Date occurred (the "End Date"), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to Applicable RL Margins other than those described in the first sentence of this definition (and thus commencing a new Start Date), the Applicable RL Margins shall be those described in the first sentence of this definition. Notwithstanding anything to the contrary contained above in this definition, the Applicable RL Margins shall be those described in the first sentence of this definition at all times during which there shall exist a Default or any Event of Default.

         "Applicable TL Margin" shall mean a percentage per annum equal to (i) in the case of Term Loans maintained as Base Rate Loans, 1-1/2% and (ii) in the case of Term Loans maintained as Eurodollar Loans, 2-1/2%.

         "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).

         "Attributed Receivables Facility Indebtedness" at any time shall mean the principal amount of Indebtedness which would be outstanding at such time under the Receivables Facility if same were structured as a secured lending agreement rather than a purchase agreement.

         "Authorized Representative" shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion, Letter of Credit Requests and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, BTCo and each Issuing Bank; (ii) delivering financial information and officer's certificates pursuant to this Agreement, any treasurer or other financial officer of Holdings or the Borrower and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower.

         "Available Revolving Loan Commitment" for any Bank shall mean,at any time, such Bank's Percentage of the Total Available Revolving Loan Commitment.

         "Bank" shall mean each financial institution with a Commitment listed on Schedule I (as amended from time to time), as well as any Person which becomes a "Bank" hereunder pursuant to Section 1.13 and/or 13.04(b).

         "Bank Book" shall mean the Supplemental Confidential Memorandum, dated February 1996, distributed to the Banks in connection with the Acquisition.

         "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under Section 2.03 or (ii) a Bank having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01(a), Section 1.01(d) or Section 2, in the case of either clause (i) or (ii) as a result of any takeover of such bank by any regulatory authority or agency.

         "Bankruptcy Code" shall have the meaning provided in Section 10.05.

         "Base Rate" at any time shall mean the highest of (i) 1/2 of 1% in excess of the Federal Funds Rate and (ii) the Prime Lending Rate.

         "Base Rate Loan" shall mean (i) each Swingline Loan and (ii) each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

         "BFP" shall mean Big Flower Press, Inc., a Delaware corporation, which corporation was merged with and into Holdings pursuant to the Merger as defined in the Original Credit Agreement.

         "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

         "Borrower Common Stock" shall have the meaning provided in Section 7.14(c).

         "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commitments of the respective Tranche (or from BTCo in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Loans the same Interest Period, PROVIDED that Base Rate Loans incurred pursuant to
Section 1.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

         "BTCC" shall mean BT Commercial Corporation, a Delaware corporation.

         "BTCo" shall mean Bankers Trust Company in its individual capacity.

         "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New

York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

         "Calculation Period" shall have the meaning provided in Section 8.14.

         "Capital Expenditures" shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles) and the amount of Capitalized Lease Obligations incurred by such Person.

         "Capitalized Lease Obligations" of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such GAAP.

         "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause
(ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P's or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than one year after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above and (vi) demand deposit accounts maintained in the ordinary course of business not in excess of $100,000 in the aggregate.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time. 42 U.S.C. Section 9601 ET SEQ.

         "Change of Control" shall mean (i) Holdings shall at any time cease to own 100% of the capital stock of the Borrower; (ii) at any time a "Change of Control" under, and as defined in, any Existing Indebtedness (but excluding the "Change of Control" occurring under the WTI Senior Subordinated Notes Indenture as a result of the Acquisition) or any Permitted Unsecured Indebtedness or Qualified Preferred Stock, in each case to the extent then outstanding, shall have occurred; or (iii) at any time and for any reason whatsoever (a) the Ammon Permitted Holders shall own less than 6.5% of the outstanding common stock of Holdings, (b) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 30% or more of Voting Stock of Holdings or (c) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors.

         "Change of Control Offer to Purchase" shall have the meaning provided in Section 8.17.

         "Change of Control Payment Date" shall mean the date upon which payments are made in respect of WTI Change of Control Offer Repurchases made pursuant to the Change of Control Offer to Purchase.

         "Clean-Down Period" shall mean any 30 consecutive day period commencing on or after the Restatement Effective Date, during which the amount of the Total Unutilized Revolving Loan Commitment shall be equal to or greater than $40,000,000 for such consecutive 30-day period.

         "Co-Agents" shall have the meaning provided in the first paragraph of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provision of the Code, amendatory thereof, supplemental thereto or substituted therefor.

         "Collateral" shall mean and include all Pledge and Security Agreement Collateral (which shall include all capital stock of, and promissory notes issued by, the Receivables Subsidiary, to the extent held by any Credit Party), all cash and Cash Equivalents delivered as collateral pursuant to Section 4.02 or 10 hereof and all Additional Collateral, if any.

         "Collateral Agent" shall mean the Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

         "Collective Bargaining Agreements" shall have the meaning provided in
Section 5.06.

         "Commitment" shall mean any of the Commitments of any Bank, I.E., its Term Loan Commitment and/or Revolving Loan Commitment.

         "Consolidated Current Assets" shall mean, at any time, the current assets at Holdings and its Subsidiaries (excluding the Receivables Subsidiary) determined on a consolidated basis.

         "Consolidated Current Liabilities" shall mean, at any time, the current liabilities of Holdings and its Subsidiaries determined on a consolidated basis at such time, but excluding (i) the current portion of any Indebtedness under this Agreement, any Attributed Receivables Facility Indebtedness and any other long-term Indebtedness which would other-wise be included therein, (ii) accrued but unpaid interest with respect to the Indebtedness described in clause (i) and with respect to Capitalized Lease Obligations, (iii) the current portion of Indebtedness constituting Capitalized Lease Obligations and (iv) any current portion of tax liabilities of such Persons.

         "Consolidated Debt" shall mean all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis, with respect to borrowed money or other obligations of such Persons which would appear on the balance sheet of such Persons as indebtedness (including unreimbursed drawings under Letters of Credit, but excluding Consolidated Current Liabilities and deferred tax and pension liabilities) plus, without duplication, the amount of all Attributed Receivables Facility Indebtedness at such time, PROVIDED that in determining Consolidated Debt, any Preferred Stock of Holdings or any of its Subsidiaries (including, without limitation, any Qualified Preferred Stock then outstanding) shall be treated as Indebtedness, with an amount equal to the greater of the liquidation preference or the maximum fixed repurchase price of any such outstanding Preferred Stock deemed to be a component of Consolidated Debt.

         "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income of Holdings and its Subsidiaries, determined on a consolidated basis, before Consolidated Net Interest Expense (to the extent amounts included in Consolidated Net Interest Expense have been deducted in arriving at Consolidated Net Income) and provision for taxes or gains or losses from sales of assets other than inventory sold in the ordinary course of business, in each case that were included in arriving at Consolidated Net Income.

         "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT. adjusted by adding thereto (w) the amount of all amortization and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period, (x) cash Dividends paid to Holdings by each Unrestricted Subsidiary more than 50% of the capital stock of which is directly owned by Holdings (together with any cash Dividends paid directly to

Holdings by any subsidiaries of the respective such Unrestricted Subsidiary) during the respective Test Period, to the extent such cash Dividends do not exceed the EBITDA of such Unrestricted Subsidiary, (y) to the extent Consolidated EBITDA is being determined for any period that includes all or a portion of the fiscal year ended June 30, 1995, then to the extent that Consolidated EBITDA (whether directly or through reductions to Consolidated Net Income) has been reduced by not more than $1.9 million of relocation costs incurred in the fiscal year ended June 30, 1995, the amount of such reductions (but in no event to exceed $1.9 million for the fiscal year ended June 30, 1995) and (z) to the extent Consolidated EBITDA is being determined for any period that includes all or a portion of the twelve month period ended June 30, 1996, then to the extent that Consolidated EBITDA (whether directly or through reductions to Consolidated Net Income) has been reduced by not more than $3.7 million of relocation costs incurred in the twelve month period ended June 30, 1996, the amount of such reductions (but in no event to exceed $3.7 million for the twelve month period ended June 30, 1996).

         "Consolidated Net Income" shall mean, for any period, the net after tax income of Holdings and its Subsidiaries determined on a consolidated basis, without giving effect to any extraordinary non-cash gains or non-cash losses, any other non-cash expenses incurred or payments made in connection with the Transaction and purchase accounting adjustments, and without giving effect to gains and losses from the sale or disposition of assets (other than sales or dispositions of inventory, equipment, raw materials and supplies) by Holdings and its Subsidiaries after the Initial Borrowing Date; PROVIDED that, in calculating Consolidated Net Income for the purposes of Section 9.03(v), Consolidated Net Income shall mean the amount determined by reference to the preceding clause less the amount of all cash Dividend requirements (whether or not declared or paid) on Preferred Stock (including, without limitation, any Qualified Preferred Stock then outstanding) paid, accrued or scheduled to be paid or accrued during such period.

         "Consolidated Net Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such period.

         "Consolidated Net Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (i) that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period, and capitalized interest expense, (ii) all Receivables Facility Financing Costs for such period and (iii) the amount of all cash Dividend requirements (whether or not declared or paid) on Preferred Stock paid or accrued or scheduled to be paid or accrued during such period, in each case net of the total consolidated cash interest income of Holdings and its Subsidiaries for such period, but excluding the amortization of any deferred financing costs or of any costs in respect of the Existing Interest Rate Swap. Notwithstanding anything to the contrary contained above, to the extent Consolidated Net Interest Expense is to be determined for any Test Period which ends prior to the first anni-versary of the Restatement Effective Date, Consolidated Net Interest Expense for all portions of such period occurring prior to the Restatement Effective Date shall be calculated in accordance with the definition of Test Period contained herein.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.


         "Continuing Directors" shall mean the directors of Holdings on the Restatement Effective Date and each other director, if such director's nomination for election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

         "Credit Documents" shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Security Document and the Subsidiaries Guaranty and, after the execution and delivery thereof, each additional guaranty or security document executed pursuant to Section 8.11.

         "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

         "Credit Party" shall mean the Borrower, the Parent Guarantor and each Subsidiary Guarantor.

         "Cumulative Consolidated Net Income" shall initially mean $0, which amount shall be increased or decreased after the end of each fiscal quarter ended after

March 31, 1996 (which increase or decrease shall occur on the date of the delivery of the financial statements with respect to such fiscal quarter delivered pursuant to Section 8.01(b) or (c), as the case may be) by the amount of Consolidated Net Income for the respective fiscal quarter (with Cumulative Consolidated Net Income to be increased if such Consolidated Net Income is positive, and decreased if it is negative).

         "Debt Agreements" shall have the meaning provided in Section 5.06.

         "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

         "Dividend" with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders or partners or authorized or made any other distribution, payment or delivery of property (other than distributions or dividends of common stock of such Person) or cash to its stockholders or partners as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or any partnership interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or any partnership interests). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all payments made or required to be made during any period by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans, or the Rights Plan described in the Registration Statement, or setting aside of any funds for the foregoing purposes, except to the extent such payments have reduced Consolidated EBITDA during the respective period.

         "Documentation Agent" shall mean Credit Suisse, in its capacity as Documentation Agent for the Banks hereunder.

         "Documents" shall mean the Credit Documents, the Receivables Documents, the Acquisition Documents and the Refinancing Documents.

         "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

         "Domestic Subsidiary" shall mean a Subsidiary which is not a Foreign Subsidiary.

         "Domestic Unrestricted Subsidiary" shall mean any Unrestricted Subsidiary which is not a Foreign Unrestricted Subsidiary.

         "Drawing" shall have the meaning provided in Section 2.05(b).

         "EBITDA" shall mean, for any Unrestricted Subsidiary for any period, the Consolidated EBITDA as determined for such Unrestricted Subsidiary and its subsidiaries on a basis substantially the same (with necessary reference changes) as provided in the definition of Consolidated EBITDA contained herein, except that (i) all references therein and in the component definitions used in determining Consolidated EBITDA to "Holdings and its Subsidiaries" shall be deemed to be references to the respective Unrestricted Subsidiary and its subsidiaries and (ii) the adjustment contained in clauses (x), (y) and (z) of the definition of Consolidated EBITDA shall not be made.

         "Effective Date" shall mean the Effective Date of, and as defined in, the Original Credit Agreement.

         "Eligible Transferee" shall mean and include a commercial bank, mutual fund, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

         "Employee Benefit Plans" shall have the meaning provided in Section
5.06.

         "Employment Agreements" shall have the meaning provided in Section
5.06.

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, for the purposes of this definition, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

         "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guidance and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Holdings or the Borrower or any of their respective Subsidiaries, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 ET SEQ., the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 ET SEQ, and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ. (to the extent it regulates occupational exposure to Hazardous Materials); the New Jersey Industrial Site Recovery Act and any state and local or foreign counterparts or equivalents, in each case as amended from time to time. Notwithstanding the foregoing definition of "Environmental Law", for purposes of the representations and warranties contained in Section 7.19, "Environmental Law" shall only mean any Environmental Law in effect as of the date such representations and warranties are made or are deemed to be made.

         "Equity Financing Transactions" shall mean all of the equity financing transactions described in Section 5.08(e).

         "ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or any Subsidiary of Holdings would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c),
(m) or (o) of the Code or (ii) as a result of Holdings or any Subsidiary of Holdings being or having been a general partner of such person.

         "Eurodollar Loan" shall mean each Loan (excluding Swingline Loans) designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

         "Eurodollar Rate" shall mean (a) the offered quotation to first-class banks in the New York interbank Eurodollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of ail reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

         "Event of Default" shall have the meaning provided in Section 10.

         "Excess Cash Flow" shall mean, for any period, the remainder of (a) the sum of (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) the amount of Capital Expenditures made by the Borrower and its Subsidiaries on a consolidated basis during such period pursuant to and in accordance with Section 9.07(a) and (b), except in either case to the extent financed with the proceeds of Qualified Preferred Stock or Indebtedness or pursuant to Capitalized Lease Obligations,
(ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Subsidiaries (excluding (1) payments with proceeds of asset sales, (2) payments of Attributed Receivables Facility Indebtedness, (3) payments pursuant to the Original Credit Agreement Transaction or the Transaction or with the proceeds of other Indebtedness or equity and (4) payments of Loans or other Obligations, PROVIDED that repayments of Loans shall be deducted in determining Excess Cash Flow if such repayments were (x) required as a result of a Scheduled Commitment Reduction under Section 3.03 or a Term Loan Scheduled Repayment under
Section 4.02 or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment)) during such period, and (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period.

         "Excess Cash Flow Payment Date" shall mean the date occurring on or before 95 days after the last day of each fiscal year (beginning with the fiscal year ended closest to December 31, 1997).

         "Excess Cash Flow Payment Period" shall mean, with respect to each Excess Cash Payment Date, the immediately preceding fiscal year.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Existing Credit Agreement" shall mean the Amended and Restated Loan and Security Agreement, dated as of April 27, 1994, among Treasure Chest Advertising Company, Inc., Retail Graphics Printing Company, KTB Associates, Inc., the financial institutions from time to time party thereto, BT Commercial Corporation, as Agent and Citicorp U.S.A., Inc. as Co-agent, as in effect on the Effective Date.

         "Existing Indebtedness" shall have the meaning provided in
Section 5.14.

         "Existing Interest Rate Swap" shall mean the Interest Rate Swap Agreement, dated as of January 19, 1994, entered into by the Borrower.

         "Existing Letters of Credit" shall have the meaning provided in
Section 2.01(d).

         "Existing 10-3/4% Senior Subordinated Note Indentures" shall mean and include the Indenture, dated as of August 1, 1993, and the Indenture, dated as of April 15, 1994, in each case entered into by and between Holdings (as successor by merger to BFP) and Shawmut Bank Connecticut, National Association, as trustee thereunder, as in effect on the Restatement Effective Date and as the same maybe modified, amended or supplemented from time to time to the extent permitted in accordance with the terms hereof and thereof.

         "Existing 10-3/4% Senior Subordinated Notes" shall mean Holdings' (as successor by merger to BFP) 10-3/4% Senior Subordinated Notes due 2003, as in effect on the Restatement Effective Date and as the same may be modified, supplemented or amended from time to time to the extent permitted pursuant to the terms hereof and thereof.

         "Facing Fee" shall have the meaning provided in Section 3.01(c).

         "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

         "Fees" shall mean all amounts payable pursuant to or referred to in
Section 3.01.

         "Final Maturity Date" shall mean December 31, 2001.

         "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or any of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

         "Foreign Subsidiary" shall mean each Subsidiary of Holdings that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, the United States Virgin Islands or Puerto Rico.

         "Foreign Unrestricted Subsidiary" shall mean each Unrestricted Subsidiary that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, the United States Virgin Islands or Puerto Rico.

         "GAAP" or "Generally Accepted Accounting Principles" shall have the meaning provided for GAAP in Section 13.07(a).

         "Guaranteed Creditors" shall mean and include each of the Agents, the Collateral Agent, the Banks and each party (other than any Credit Party) party to an Interest Rate Protection Agreement to the extent such party constitutes a Secured Creditor under the Security Documents.

         "Guaranteed Obligations" shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal of and interest on each Note issued by the Borrower to each Bank, and Loans made, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrower to such Bank now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due preformance and compliance with all the terms, conditions and agreements contained in the Credit Documents by the Borrower and (ii) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) of the Borrower owing under any such Interest Rate Protection Agreement entered into by the Borrower or any of its Subsidiaries with any Bank or any affiliate thereof (even if such Bank subsequently ceases to be a Bank under this Agreement for any reason) so long as such Bank or affiliate participates in such Interest Rate Protection Agreement, and their subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

         "Guarantor" unless further qualified, shall mean and include the Parent Guarantor and each of the Subsidiary Guarantors.

         "Guaranty" unless further qualified, shall mean and include each of the Parent Guaranty and the Subsidiaries Guaranty.

         "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable and require abatement, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances included as "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under Environmental Laws.

         "Holdings" shall have the meaning provided in the first paragraph of this Agreement.

         "Holdings Class B Stock" shall have the meaning provided in Section 7.14(a).

         "Holdings Common Stock" shall have the meaning provided in Section 7.14(a).

         "Holdings Intercompany Loans" shall mean intercompany loans made by the Borrower or Laser Tech to Holdings on the Restatement Effective Date in accordance with Section 5.08(e), which loans shall (i) be in all respects satisfactory to the Agents, (ii) be evidenced by Holdings Intercompany Notes pledged by the Borrower or Laser Tech, as the case may be, pursuant to the Pledge and Security Agreement and (iii) be made in accordance with the requirements of Section 5.08(e).

         "Holdings Intercompany Note" shall mean one or more promissory notes issued by Holdings to the Borrower or Laser Tech, as the case may be, in the form of Exhibit N.

         "Holdings Preferred Stock" have the meaning provided in Section
7.14(a).

         "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, I.E., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement or under any similar type of agreement. In addition to the foregoing, all Attributed Receivables Facility Indebtedness shall constitute Indebtedness.

         "Initial Borrowing Date" shall mean the Initial Borrowing Date under, and as defined in, the Original Credit Agreement.

         "Insignificant Subsidiary" shall mean any Subsidiary of Holdings which has assets of not greater than $1,000,000 in the aggregate and which, if aggregated with all other Subsidiaries of Holdings with respect to which an event described under Section 10.05 has occurred and is continuing, would have assets of not greater than $1,000,000.

         "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

         "Interest Period" shall have the meaning provided in Section 1.09.

         "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

         "Interest Rate Protection Creditors" shall have the meaning provided in the Security Documents.

         "Investor Certificates" shall have the meaning provided in the Receivables Pooling Agreement.

         "Investments" shall have the meaning provided in Section 9.05.

         "ISRA" shall mean the New Jersey Industrial Site Recovery Act.

         "Issuing Bank" shall mean BTCo and any Bank which at the request of the Borrower and with the consent of the Administrative Agent agrees, in such Bank's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2. The sole Issuing Bank on the Restatement Effective Date is BTCo.

         "Laser Tech" shall mean Laser Tech Color, Inc., a Delaware corporation.

         "Laser Tech Initial Receivables Facility Amount" shall mean the net cash proceeds received by Laser Tech from the transfer of its Receivables Facility Assets pursuant to the Receivables Facility on or prior to the Restatement Effective Date.

         "Laser Tech - WTI Intercompany Loans" shall mean intercompany loans made by Laser Tech to WTI on the Restatement Effective Date, which Loans shall
(i) be in all respects satisfactory to the Agents, (ii) be evidenced by Laser Tech- WTI Intercompany Notes pledged by Laser Tech pursuant to the Pledge and Security Agreement, (iii) constitute "Senior Debt" under, and as defined in, the WTI Senior Subordinated Notes Indenture and (iv) be made in accordance with the requirements of Section 5.08(e).

         "Laser Tech - WTI Intercompany Note" shall mean a promissory note issued by WTI to Laser Tech in the form of Exhibit M-2.

         "L/C Supportable Indebtedness" shall mean (i) obligations of WTI,
Laser Tech, the Borrower or any of their respective Wholly-Owned Subsidiaries incurred in the ordinary course of business with respect to contractual obligations (including with respect to lottery contracts), environmental responsibilities, employee benefit obligations, insurance obligations and workers' compensation, surety bonds and other similar statutory obligations and
(ii) such other obligations of the Borrower, any Subsidiary Guarantor or WTI and its Wholly-Owned Subsidiaries as are permitted to remain outstanding hereunder without giving rise to any violation of this Agreement.

         "L/C Supportable Obligations" shall mean obligations of the Borrower, WTI, Laser Tech or any of their respective Wholly-Owned Subsidiaries incurred in the ordinary course of business with respect to contractual obligations (including with respect to lottery contracts), environmental responsibilities, employee benefit obligations, insurance obligations and workers' compensation, surety bonds and other similar statutory obligations, and all obligations customarily supported by standby letters of credit and satisfactory to the Administrative Agent.

         "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

         "Letter of Credit" shall have the meaning provided in Section 2.01(a) and shall include Trade Letters of Credit and Standby Letters of Credit.

         "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

         "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit which have not terminated and (ii) the amount of all Unpaid Drawings.

         "Letter of Credit Request" shall mean any request for the issuance of a Letter of Credit made by the Borrower pursuant to Section 2.03(a), including any request for issuance of either a Trade Letter of Credit or a Standby Letter of Credit.

         "Levelco" shall mean Levelco 84, a California limited partnership.

         "Levelco Dissolution" shall have the meaning provided in Section 9.02(xii).

         "Leverage Ratio" shall mean on any date the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, in each case taken as one accounting period; PROVIDED that if the Acquisition or one or more Permitted Transactions is effected during the respective Test Period, Consolidated EBITDA shall, for the purposes of this definition only, be calculated on a PRO FORMA Basis (but only giving effect to adjustments described in clause (iii) of the definition of PRO FORMA Basis) after giving effect to the Transaction or such Permitted Transaction.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

         "Loan" shall mean each Term Loan, Revolving Loan and each Swingline
Loan.

         "Lowest Outstanding Amount" shall have the meaning provided in Section 13.17.

         "Majority Banks" of any Tranche shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

         "Management Agreements" shall have the meaning provided in Section
5.06.

         "Management Services Agreement" shall mean the Management Agreement, by and between Holdings and WTI, as (and to the extent) in effect on the Restatement Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

         "Mandatory Borrowing" shall have the meaning provided in Section
1.01(c).

         "Margin Stock" shall have the meaning provided in Regulation U.

         "Master Trust" shall mean the trust created pursuant to the Receivables Bridge Facility, and any successor or similar trust created pursuant to any subsequent Receivables Facility.

         "Material Contracts" shall have the meaning provided in Section 5.06.

         "Maturity Date" shall mean, with respect to any Tranche of Loans, the Term Loan Maturity Date or the Final Maturity Date, as the case may be.

         "Maximum Swingline Amount" shall mean $25,000,000.

         "Media Business" shall mean the Printing Business and any business that creates, communicates, licenses, markets, leases or disseminates ideas, information or entertainment, together with all businesses related thereto, and any business that generates a significant portion of its revenues from advertising.

         "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 1, 1996, by and among WTI, Holdings and Acquisition Corp.

         "Merger Consideration" shall mean the merger consideration payable pursuant to, and in accordance with the terms of, the Merger Agreement.

         "Moody's" shall mean Moody's Investors Service, Inc.

         "Net Cash Proceeds" shall mean for any event requiring a commitment reduction and/or repayment of Loans pursuant to Section 3.03 or 4.02, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event; PROVIDED, that for purposes of Section 4.02(d) only, to the extent proceeds from the sale or issuance of equity described in said Section 4.02(d) are received by a Subsidiary of Holdings which is not a Wholly-Owned Subsidiary, Net Cash Proceeds shall mean the amount otherwise calculated by reference to the preceding clause multiplied by a number, the numerator of which shall be the aggregate percentage of the equity interests of such non-Wholly-Owned Subsidiary owned directly or indirectly by Holdings and its Wholly-Owned Subsidiaries before giving effect to any such equity sale or issuance and the denominator of which shall be 100%.

         "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Banks pursuant to this Agreement) which is secured by the respective assets which were sold, and the estimated marginal increase in income taxes which will be payable by Holdings' consolidated group with respect to the fiscal year (for U.S. federal income tax purposes) in which the sale occurs as a result of such sale; but excluding any portion of any such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments (to the extent the Borrower delivers to the Banks a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined, (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.

         "New Banks" shall mean each of the Persons which becomes a Bank on the Restatement Effective Date, but which was not theretofore a Bank under this Agreement.

         "Non-Cash Pay Permitted Unsecured Indebtedness" shall mean each issue of Permitted Unsecured Indebtedness where, pursuant to the terms thereof, no cash payment of interest (or any charge in the nature of interest), principal or premium shall be required to be paid (except in the case of an acceleration of the maturity thereof in accordance with provisions consistent with the requirements of the definition of Permitted Unsecured Indebtedness) at any time prior to the date which is one year after the Term Loan Maturity Date as in effect at the time of the issuance of such Indebtedness; PROVIDED, that regular cash interest payments may begin not sooner than 180 days after the Term Loan Maturity Date as in effect at the time of the issuance of such Indebtedness.

         "Non-Defaulting Bank" shall mean and include each Bank other than a Defaulting Bank.

         "Note" shall mean each Term Note, each Revolving Note and the Swingline Note.

         "Notice of Borrowing" shall have the meaning provided in Section 1.03.

         "Notice of Conversion" shall have the meaning provided in Section
1.06.

         "Notice Office" shall mean the office of the Administrative Agent located at 130 Liberty Street, New York, New York 10006, Attention: Christopher Kinslow or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

         "Obligations" shall mean all amounts owing to the Agents, the Collateral Agent, any Issuing Bank or any Bank pursuant to the terms of this Agreement or any other Credit Document.

         "Optional WTI Note Repurchase" shall mean one or more repurchases of WTI Senior Subordinated Notes by WTI on or prior to the Term Loan Contingent Repayment Date at a cash price up to $1,010 per $1,000 principal amount, plus accrued and unpaid interest thereon; PROVIDED, that (i) WTI shall effect any Optional WTI Note Repurchases in accordance with all applicable law and the WTI Senior Subordinated Notes Indenture, (ii) Optional WTI Note Repurchases shall not be effected on the Restatement Effective Date if the WTI Tender Offer/Consent Solicitation Consummation has occurred and (iii) WTI shall effect any Optional WTI Note Repurchases with funds made available to WTI by the Borrower by means of WTI Intercompany Loans; PROVIDED FURTHER, that any WTI Senior Subordinated Notes so repurchased shall be immediately and permanently retired (and shall not thereafter be reissued).

         "Optional WTI Note Repurchase Date" shall mean any date upon which payments are made to effect any Optional WTI Note Repurchase in accordance with the definition thereof contained in this Agreement.

         "Original Banks" shall mean each Person which was a Bank under, and as defined in, the Original Credit Agreement.

         "Original Credit Agreement" shall have the meaning provided in the recitals to this Agreement.

         "Original Credit Agreement Transaction" shall mean the Transaction under, and as defined in, the Original Credit Agreement.

         "Parent Guarantor" shall mean Holdings.

         "Parent Guaranty" shall mean the guaranty of the Parent Guarantor pursuant to Section 14.

         "Participant" shall have the meaning provided in Section 2.04(a).

         "Partnership Acknowledgment" shall have the meaning provided in the Pledge and Security Agreement.

         "Partnership Notice" shall have the meaning provided in the Pledge and Security Agreement.

         "Payment Office" shall mean the office of the Administrative Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

         "Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time, PROVIDED that if the Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

         "Permitted Acquired Debt" shall mean Indebtedness of Laser Tech or of any Subsidiary of the Borrower, Laser Tech or WTI acquired pursuant to a Permitted Acquisition or the Suncraft Acquisition, which Indebtedness existed at the time of the consummation of any such acquisition and was not created in contemplation thereof (and the provisions of which were not altered in contemplation thereof), so long as (x) Holdings and its other Subsidiaries (other than the Subsidiary being so acquired) have no liability with respect to any such Indebtedness and (y) any Liens securing such Indebtedness apply only to assets of the Subsidiary so acquired (and so long as additional assets of such Subsidiary are not granted as security following, or in contemplation of, the respective Permitted Acquisition or the Suncraft Acquisition, as the case may
be).

         "Permitted Acquisition" shall mean the acquisition by the Borrower, Laser Tech or WTI of assets constituting part of or an entire business, division or product line of any Person not already a Subsidiary of the Borrower, Laser Tech or WTI or of 100% of the capital stock of any such Person, which Person shall, as a result of such acquisition, become a Subsidiary, PROVIDED that (A) the consideration paid by the Borrower, Laser Tech or WTI, as the case may be, consists solely of cash (including proceeds of Revolving Loans or WTI Intercompany Loans, as the case may be) or common stock, the issuance of any Qualified Preferred Stock otherwise permitted in Section 9.12, the issuance of Indebtedness otherwise permitted in Section 9.04 and the assumption/acquisition of any Permitted Acquired Debt (calculated at face value) relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) the assets acquired, or the business of the Person whose stock is acquired, shall be in the Printing Business, and (C) in the case of the acquisition of 100% of the capital stock of any Person, such Person shall own no capital stock of any other Person unless either (x) such Person owns 100% of the capital stock of such other Person or (y)

(1) such Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such Person and its Subsidiaries and (2) any non-Wholly Owned Subsidiary of such Person was non-Wholly Owned prior to the date of such Permitted Acquisition of such Person. Notwithstanding anything to the contrary contained in the immediately preceding sentence, any acquisition shall be a Permitted Acquisition only if all requirements of Sections 8.14 and 9.02(vi) applicable to Permitted Acquisitions are met with respect thereto. Notwithstanding anything to the contrary contained above, (x) the acquisition by Holdings of Laser Tech on the Initial Borrowing Date shall be deemed to have constituted a Permitted Acquisition and (y) the Suncraft Acquisition shall only constitute a Permitted Acquisition if same is effected in accordance with the requirements of Section 8.14 and 9.02(vi).

         "Permitted Acquisition Loans" shall mean intercompany loans made by the Borrower to Laser Tech or WTI in accordance with the requirements of Sections 9.05(xxii) and 8.14, which loans shall (i) be evidenced by Permitted Acquisition Notes pledged by the Borrower pursuant to the Pledge and Security Agreement and (ii) in the case of any such loans made by the Borrower to WTI, constitute "Senior Debt" under, and as defined in, the WTI Senior Subordinated Notes Indenture.

         "Permitted Acquisition Note" shall mean a promissory note issued by Laser Tech or WTI to the Borrower in the form of Exhibit O.

         "Permitted Debt" shall mean and include Permitted Secured Indebtedness and Permitted Unsecured Indebtedness.

         "Permitted Holders" shall mean and include (i) the Ammon Permitted Holders, (ii) BT Securities Corporation and its Affiliates and (iii) Apollo Advisors, L.P. and entities controlled by Apollo Advisors, L.P.

         "Permitted Liens" shall have the meaning provided in Section 9.01.

         "Permitted Secured Indebtedness" shall mean any Indebtedness for borrowed money incurred by the Borrower and/or one or more Subsidiary Guarantors (which Indebtedness may be guaranteed by the Borrower and/or one or more Subsidiary Guarantors, but not by any other Person), so long as (i) calculations are made by the Borrower of compliance with the covenants contained in Sections
9.08 and 9.09 for the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness, on a PRO FORMA Basis after giving effect to the incurrence of such Indebtedness, and such calculations shall show that such financial covenants would have been complied with if such Indebtedness had been incurred on the first day of the respective Calculation Period, (ii) based on good faith projections prepared by the Borrower for the period from the date of the incurrence of such Indebtedness to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in

Sections 9.08 and 9.09 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 and 9.09 of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the incurrence of such Indebtedness, (iii) the Borrower shall furnish to the Administrative Agent for distribution to each of the Banks an officer's certificate by the chief financial officer or treasurer of the Borrower certifying to the best of his knowledge as to compliance with the requirements of the preceding clauses (i) and (ii) and containing the calculations required by the preceding clauses (i) and (ii), (iv) the maturity of any such Indebtedness shall be at least one year after the latest Maturity Date as then in effect, the weighted average life of such Indebtedness shall be at least one year longer than the weighted average life of the Indebtedness then outstanding pursuant to this Agreement and such Indebtedness shall have no required payments of principal (other than (x) pursuant to "change of control" or "asset sale" provisions which are at least as favorable to Holdings as those contained in the Existing 10-3/4% Senior Subordinated Note Indentures and (y) scheduled amortizations of principal which comply with the weighted average requirements set forth above) prior to the date which occurs one year after the latest Maturity Date then in effect, (v) with respect to each issue of Permitted Secured Indebtedness, the Borrower or such Subsidiary shall receive gross cash proceeds from the issuance thereof in an amount at least equal to the aggregate principal amount thereof (or the discounted amount thereof if such Permitted Secured Indebtedness is issued with original issue discount), (vi) such Indebtedness may be secured, but only to the extent the Liens securing such Indebtedness are permitted pursuant to Section 9.01(xvi), and (vii) such Indebtedness shall not contain any provision (including, without limitation, covenants, defaults and remedies) in the documents governing or evidencing the same which, in the opinion of the Administrative Agent, are more restrictive in any material respect than, or less favorable in any material respect to Holdings and its Subsidiaries or the Banks than, the provisions contained in this Agreement; PROVIDED, that each issue of Permitted Secured Indebtedness shall expressly permit Total Outstandings under this Agreement (or any refinancing or successive refinancings hereof) to be outstanding at any time, without requiring calculations pursuant to any financial tests, in an amount equal to or greater than the lesser of (a) $425,000,000 or (b) 110% of the Term Loans then outstanding and the Total Commitment then in effect, and shall permit any such Indebtedness to be guaranteed and secured without limitation.

         "Permitted Transaction" shall mean any Permitted Acquisition effected by the Borrower, Laser Tech or WTI, or any Permitted Unrestricted Subsidiary Investment effected by Holdings.

         "Permitted Unrestricted Subsidiary Amount" shall mean the sum of:
    (i) $50,000,000;

    (ii) the aggregate amount of cash Restricted Payments made after the Restatement Effective Date pursuant to Section 9.03(v), but only to the extent the amount of such cash Restricted Payments are used by Holdings to effect Permitted Unrestricted Subsidiary Investments and are not used by Holdings to pay Dividends;

         (iii) the 50% of net cash proceeds from issuances by Holdings of Holdings Common Stock after the Restatement Effective Date which are not required to be used to effect a mandatory repayment of Term Loans and/or a reduction to the Total Commitment pursuant to Section 4.02(d); and

         (iv) the aggregate amount of cash proceeds received by Holdings from Unrestricted Subsidiaries after the Restatement Effective Date.

         "Permitted Unrestricted Subsidiary Investment" shall mean the expenditure of any amount to acquire or establish an Unrestricted Subsidiary (including, without limitation, any capital contribution therein, the acquisition price thereof or otherwise) and/or the making of any Investment by Holdings in any Unrestricted Subsidiary; PROVIDED that in no event shall the aggregate amount (including, without limitation, the amount of all cash investments, the greater of the aggregate liquidation preference and the fair market value (at the time of issuance) of all Preferred Stock directly issued as a component of the consideration, and the fair market value of any other consideration issued or invested in connection with a Permitted Unrestricted Subsidiary Investment, but excluding any Holdings Common Stock directly issued as consideration in connection with a Permitted Unrestricted Subsidiary Investment where no Net Cash Proceeds are received by Holdings or any of its Subsidiaries in connection therewith) of Permitted Unrestricted Subsidiary Investments made on or after the Restatement Effective Date exceed the Permitted Unrestricted Subsidiary Amount as determined on the date of the making of the respective Permitted Unrestricted Subsidiary Investment; PROVIDED FURTHER, that the term "Permitted Unrestricted Subsidiary Investment" shall mean and include the making of any Investment (but excluding the purchase of Margin Stock) by Holdings in Persons not Subsidiaries or Unrestricted Subsidiaries of Holdings which are engaged in the Media Business so long as the aggregate amount of such Investments (for this purpose including the amount of cash and the fair market value of all other consideration, including the fair market value of any equity of Holdings issued in connection with any such Investment) made on or after the Restatement Effective Date shall not exceed $25,000,000 in the aggregate.

         "Permitted Unsecured Indebtedness" shall mean any general unsecured Indebtedness incurred by Holdings (which is not directly or indirectly guaranteed by, and does not constitute Indebtedness of, any other Person), so long as (i) calculations are made by the Borrower of compliance with the covenants contained in Sections 9.08 and 9.09 for the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness on a PRO FORMA Basis after giving effect to the incurrence of such Indebtedness, and such calculations shall show that such financial covenants would have been complied with if such Indebtedness had been incurred on the first day of the respective Calculation Period, (ii) based on good faith projections prepared by the Borrower for the period from the date of the incurrence of such Indebtedness to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.08 and 9.09 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 and 9.09 of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the incurrence of such Indebtedness, (iii) the Borrower shall furnish to the Administrative Agent for distribution to each of the Banks an officer's certificate by the chief financial officer or treasurer or treasurer of the Borrower certifying to the best of his knowledge as to compliance with the requirements of the preceding clauses (i) and (ii) and containing the calculations required by the preceding clauses (i) and (ii), (iv) the maturity of any such Indebtedness shall be at least one year after the latest Maturity Date as then in effect, and such Indebtedness shall have no required repayments of principal (other than pursuant to "change of control" or "asset sale" provisions which are at least as favorable to Holdings as those contained in the Existing 10-3/4% Senior Subordinated Notes Indenture) prior to the date which occurs one year after the latest Maturity Date then in effect, (v) if the proceeds of the respective issuance of Permitted Unsecured Indebtedness are to be used to refinance then outstanding Existing 10-3/4% Senior Subordinated Notes, any Indebtedness which subsequently refinanced same or any other Subordinated Permitted Unsecured Indebtedness, such Permitted Unsecured Indebtedness shall be subordinated to the Obligations and the Guaranteed Obligations at least to the same extent as the subordination provisions applicable to the Existing 10-3/4% Senior Subordinated Notes on the Restatement Effective Date, (vi) each issue of Permitted Unsecured Indebtedness shall contain express provisions whereby the holders thereof agree that such Indebtedness constitutes only the obligation of Holdings, and that no Subsidiary or Unrestricted Subsidiary of Holdings shall have any liability whatsoever with respect to such Indebtedness and whereby the holders waive any right to proceed against any such Subsidiary or Unrestricted Subsidiary for any such payment,
(vii) each issue of Permitted Unsecured Indebtedness shall constitute either Subordinated Permitted Unsecured Indebtedness or Non-Cash Pay Permitted Unsecured Indebtedness, PROVIDED that Non-Cash Pay Permitted Unsecured Indebtedness shall not be permitted to be incurred to the extent the proceeds thereof are used as described in preceding clause (v).(viii) with respect to each issue of Permitted Unsecured Indebtedness, Holdings shall receive gross cash proceeds from the issuance thereof in an amount at least equal to the aggregate principal amount thereof (or the discounted amount thereof if such Permitted Unsecured Indebtedness is issued with original issue discount) and
(ix) such Indebtedness shall not contain any provision (including, without limitation, covenants, defaults and remedies) in the documents governing or evidencing the same which, in the opinion of the Administrative Agent, are more restrictive in any material respect than, or less favorable in any material respect to Holdings and its Subsidiaries or the Banks than, the provisions contained in the Existing 10-3/4% Senior Subordinated Notes Indenture; PROVIDED that each issue of Permitted Unsecured Indebtedness shall expressly permit Total Outstandings under this Agreement (or any refinancing or successive refinancings hereof) to be outstanding at any time, without requiring calculations pursuant to any financial tests, in an amount equal to or greater than the lesser of (a) $425,000,000 or (b) 110% of the Term Loans then outstanding and the Total Commitment then in effect, and shall permit any such Indebtedness to be guaranteed and secured without limitation.

         "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

         "Plan" shall mean (i) any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), Holdings or a Subsidiary of Holdings or an ERISA Affiliate and that is subject to Title IV of ERISA, and
(ii) each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed or had an obligation to contribute to such plan; PROVIDED that any plan referred to in clause (ii) hereof but not in clause (i) hereof (a "Former Plan") shall be deemed a Plan only during such period of time (the "Applicable Period") during which Holdings, a Subsidiary of Holdings or an ERISA Affiliate actually maintained, contributed to or had an obligation to contribute to such plan or with respect to which Holdings, any Subsidiary of Holdings or any ERISA Affiliate may have any liability, such that any representations and warranties contained in this Agreement with respect to any Former Plan shall be deemed made only with respect to the Applicable Period.

         "Pledge and Security Agreement" shall have the meaning provided in
Section 5.11.

         "Pledge and Security Agreement Collateral" shall mean all "Collateral" as defined in the Pledge and Security Agreement.

         "Pledged Partnership" shall have the meaning provided in the Pledge and Security Agreement.

         "Pledged Securities" shall mean "Pledged Securities" as defined in the Pledge and Security Agreement.

         "Portfolio Companies" shall mean operating companies which may be deemed to be Affiliates of Holdings, but only because the respective such operating company is directly or indirectly controlled by BT Securities and its Affiliates or Apollo Advisors, L.P., and its Affiliates.

         "Preferred Stock," as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person.

         "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

         "Printing Business" shall mean the printing business as conducted by the Borrower, WTI, Laser Tech and their respective Subsidiaries on the Restatement Effective Date, and any printing business and reasonable extensions thereof engaged in by the Borrower and its Subsidiaries in the future.

         "PRO FORMA Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a PRO FORMA basis to (u) if the relevant period to be tested includes any period occurring prior to the Initial Borrowing Date, the consummation of the Original Credit Agreement Transaction as if same had occurred on the first day of such period, (w) if the relevant period to be tested includes any period occurring prior to the Restatement Effective Date, the consummation of the Transaction (but excluding any Optional WTI Note Repurchases and any WTI Change of Control Offer Repurchases except to the extent same have actually occurred prior to the date the respective calculation is to be made) as if same had occurred on the first day of such period, (x) the incurrence of any Indebtedness or issuance of any Qualified Preferred Stock (other than revolving Indebtedness, except to the extent same is incurred to finance the Original Credit Agreement Transaction or the Transaction, to refinance other outstanding Indebtedness or to finance Permitted Transactions) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred or Qualified Preferred Stock issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent paid with Permitted Debt or Qualified Preferred Stock) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period and (z) the Permitted Transaction, if any, then being consummated as well as any other Permitted Transaction consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Transaction then being effected, with the following rules to apply in connection therewith:

              (i) all Indebtedness and Qualified Preferred Stock (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Original Credit Agreement Transaction or the Transaction, to refinance other outstanding Indebtedness, to make Optional WTI Note Repurchases, to make WTI Change of

    Control Offer Repurchases or to finance Permitted Transactions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Transaction, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 8.14(a)(iv) or clause (ii) of the definitions of Permitted Unsecured Indebtedness, Permitted Secured Indebtedness or Qualified Preferred Stock)and (y)(other than revolving Indebtedness except to the extent paid with Permitted Debt or Qualified Preferred Stock) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 8.14(a)(iv) or clause (ii) of the definitions of Permitted Unsecured Indebtedness, Permitted Secured Indebtedness or Qualified Preferred Stock);

             (ii) all Indebtedness or Qualified Preferred Stock assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or dividends at (x) the rate applicable thereto, in the case of fixed rate indebtedness or Qualified Preferred Stock or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Qualified Preferred Stock (although interest or dividends expense with respect to any Indebtedness or Qualified Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 8.14(a)(iv) or clause (ii) of the definitions of Permitted Unsecured Indebtedness, Permitted Secured Indebtedness or Qualified Preferred Stock, all Indebtedness or Qualified Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest or dividends at a floating rate of interest or dividends shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

            (iii) in making any determination of Consolidated EBITDA, PRO FORMA effect shall be given to the Original Credit Agreement Transaction and the Transaction (other than any Optional WTI Note Repurchases and any WTI Change of Control Offer Repurchases which have not theretofore been effected) and any Permitted Transaction for the periods described above, taking into account, in the case of any Permitted Acquisition, cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

         "Projections" shall have the meaning provided in Section 5.15(b).

         "Purchased Interest" shall have the meaning provided in the Receivables Pooling Agreement.

         "Qualified Preferred Stock" shall mean any Preferred Stock issued, so long as (i) calculations are made by the Borrower of compliance with the covenants contained in Sections 9.08 and 9.09 for the Calculation Period most recently ended prior to the date of the issuance of such Qualified Preferred Stock, on a PRO FORMA Basis after giving effect to the issuance of such Qualified Preferred Stock, and such calculations shall show that such financial covenants would have been complied with if such Qualified Preferred Stock had been incurred on the first day of the respective Calculation Period, (ii) based on good faith projections prepared by the Borrower for the period from the date of the issuance of such Qualified Preferred Stock to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.08 and 9.09 shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.08 and 9.09 of this Agreement as compliance with such covenants would be required through the date which is one year from the date of the issuance of such Qualified Preferred Stock, (iii) the Borrower shall furnish to the Administrative Agent for distribution to each of the Banks an officer's certificate by the chief financial officer or treasurer or treasurer of the Borrower certifying to the best of his knowledge as to compliance with the requirements of the preceding clauses (i) and (ii) and containing the calculations required by the preceding clauses (i) and (ii), (iv) the maturity of any such Qualified Preferred Stock shall be at least one year after the latest Maturity Date as then in effect, and such Qualified Preferred Stock shall have no required redemptions (other than pursuant to "change of control" or "asset sale" provisions which are at least as favorable to Holdings as those contained in the Existing 10-3/4% Senior Subordinated Notes Indenture) prior to the date which occurs one year after the latest Maturity Date then in effect, and (v) such Qualified Preferred Stock shall not contain any provision in the documents governing or evidencing the same which, in the opinion of the Administrative Agent, are more restrictive in any material respect than, or less favorable in any material respect to Holdings and its Subsidiaries or the Banks than, the provisions contained in the Existing 10-3/4% Senior Subordinated Note Indentures.

         "Quarterly Payment Date" shall mean the last Business Day of each June, September, December and March, occurring after the Initial Borrowing Date.

         "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. Section 6901 ET SEQ.

         "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

         "Receivables Amendment Conditions" means, with respect to any amendment or modification of any Receivables Document, the requirement that the following shall be true after giving effect to such amendment or modification:

         (A) the Receivables Maximum Funding Amount shall not be less than $100 million except to the extent that such amount is less than $100 million due to a shrinkage of receivables of Holdings' Subsidiaries which are sellers of Receivables Facility Assets pursuant to the Receivables Facility after the Restatement Effective Date;

         (B) the scheduled maturities of the Investor Certificates and the Purchased Interests shall not be earlier than the scheduled maturities of Investor Certificates issued under the Receivables Bridge Facility;

         (C) the weighted average of the PER ANNUM interest rates payable in respect of Investor Certificates and Purchased Interests would not exceed the PER ANNUM interest rates applicable to the Receivables Bridge Facility (as applicable after the first anniversary of the closing of the Receivables Bridge Facility and, if fixed rate financing is to be made available pursuant to the Receivables Facility, calculated on a swapped equivalent basis);

         (D) the Receivables Subsidiary would be required to apply all funds available to it (after giving effect to the allocation of funds to reserves required under the terms of the Receivables Documents and to the payment of interest, principal and other amounts owed under the Receivables Documents) to pay the purchase price for accounts receivables (including any deferred portion of the purchase price) or to make Restricted Payments to the Borrower;

         (E) if any early amortization event that is not in the Receivables Bridge Facility shall be added to the Receivables Documents or any early amortization event that is in the Receivables Documents is made more restrictive, such additional early amortization event or change in an existing early amortization event shall not be adverse in any material respect to the interests of Holdings and its Subsidiaries, taken as a whole (as determined in good faith by the Borrower); provided that the inclusion of an early amortization event from the Receivables Bridge Facility in the documentation for another series of Investor Certificates or Purchased Interests shall not be construed as the addition of an early amortization event for purposes hereof;

         (F) the degree of recourse to Holdings or its Subsidiaries (other than the Receivables Subsidiary) under or in respect of the Receivables Documents shall not be increased in any material respect (as determined in good faith by the Borrower) and in no event shall Holdings or any of its Subsidiaries (other than the Receivables Subsidiary) have recourse liability (except pursuant to Standard Securitization

    Undertakings) for the payment of any Receivables Facility Assets or any Investor Certificates or Purchased Interests;

         (G) if additional covenants are included in the Receivables Documents or existing covenants in the Receivables Documents are made more restrictive, such additional covenants or changes to existing covenants shall not be adverse in any material respect to the interests of Holdings and its Subsidiaries taken as a whole (as determined in good faith by the Borrower);

         (H) if additional representations and warranties are included in the Receivables Documents or existing representations and warranties are made more restrictive, such additional representations and warranties shall not be adverse in any material respect to the interest of Holdings and its Subsidiaries taken as a whole (as determined in good faith by the Borrower); and

         (I) the provisions of the Receivables Facility shall not conflict with the relevant requirements of Sections 8.19, 9.02, 9.04 and 9.05;

PROVIDED that, notwithstanding anything to the contrary contained in the definition, any changes to the Receivables Documents which relate to Holdings' or any Subsidiary's servicing or origination or Receivables Facility Assets that are transferred to the Receivable Subsidiary pursuant to the Receivable Documents shall be permitted.

         "Receivables Bridge Facility" shall mean the transactions contemplated by the Series 1996-1 Supplement to the Receivables Pooling Agreement dated as of March 19,1996, among BFP Receivables Corporation, Holdings and Manufacturers and Traders Trust Company, as Trustee, and the Certificate Purchase Agreement (Series 1996-1), dated as of March 19,1996, among BFP Receivables Corporation, the Purchasers described therein and Credit Suisse, as Co-Agent, and Bankers Trust Company, as Agent,

         "Receivables Documents" shall mean all documentation relating to any Receivables Facility, including, without limitation, the Receivables Pooling Agreement and the documentation delivered in connection therewith (including any documentation relating to a series of certificates or purchased interests issued and sold pursuant thereto).

         "Receivables Facility" shall mean the Receivables Bridge Facility, pursuant to which (x) the Borrower and its Subsidiaries and Laser Tech will, and after the WTI Subsidiaries Guaranty Date WTI and its Subsidiaries may, from time to time sell or otherwise transfer accounts receivable and related assets to the Receivables Subsidiary and (y)the Receivables Subsidiary shall sell or otherwise transfer accounts receivable and related assets (or interests therein) to the Receivables Purchasers, as more fully set forth in the Receivables Documents; PROVIDED that the Receivables Facility may be replaced or supplemented, or successively replaced or supplemented, after the Effective Date so long as the Receivables Amendment Conditions are satisfied (in which event such replacement facility shall be deemed to be the Receivables Facility hereunder).

         "Receivables Facility Assets" shall mean all accounts receivable (whether now existing or arising in the future) of any of Holdings' Subsidiaries (other than the Receivables Subsidiary) which are transferred to the Receivables Subsidiary pursuant to the Receivables Facility, and any assets directly related thereto, including, without limitation, (i) Transferred Assets (as defined in Section 2.1 of the Receivables Pooling Agreement as originally in effect), (ii) all collateral given by the respective account debtor or on its behalf (but not by Holdings or any of its Subsidiaries) securing such accounts receivable, (iii) all contracts and all guarantees (but not by Holdings or any of its Subsidiaries) or other obligations directly related to such accounts receivable,
(iv) other related assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, and (v) proceeds of all of the foregoing.

         "Receivables Facility Financing Costs" shall mean, for any period, the total consolidated interest and fee expense of Holdings and its Subsidiaries which would have existed for such period pursuant to the Receivables Facility if same were structured as a secured lending arrangement rather than as a facility for the sale of Receivables Facility Assets.

         "Receivables Facility Threshold Amount" shall mean $150 million; provided that, (A)on each date upon which a mandatory repayment or commitment reduction is required pursuant to Section 4.02(e) of this Agreement as a result of the incurrence of Attributed Receivables Facility Indebtedness in excess of the Receivables Facility Threshold Amount as theretofore in effect, the Receivables Facility Threshold Amount shall be increased (on the date of, and after giving effect to, the respective mandatory repayment and/or commitment reduction) by the amount of the mandatory repayment and/or commitment reduction required on such date pursuant to Section 4.02(e) to the extent required as a result of the respective incurrence of Attributed Receivables Facility Indebtedness and (B) to the extent any Permitted Acquisition made after the Restatement Effective Date is financed with Attributed Receivables Facility Indebtedness actually incurred and extended with respect to the accounts receivables of the entity being acquired pursuant to the respective Permitted Acquisition, and so long as the Borrower certifies to the Administrative Agent the amount of Attributed Receivables Facility Indebtedness being so incurred in connection with the respective Permitted Acquisition, the Receivables Facility Threshold Amount shall be increased by the amount of Attributed Receivables Facility Indebtedness being incurred as described in this clause (B) in connection with such Permitted Acquisition; provided further that the maximum aggregate increases to the Receivables Facility Threshold Amount pursuant to clause (B) of the immediately preceding proviso from all Permitted Acquisitions effected after the Restatement Effective Date shall be $25 million.

         "Receivables Maximum Funding Amount" shall mean the sum of (x) with respect to outstanding Investors Certificates and Purchased Interests that have fixed principal amounts, such principal amounts plus (y) with respect to Investors Certificates or Purchased Interests that have variable principal amounts, the Receivables Stated Amounts thereof.

         "Receivables Pooling Agreement" shall mean the Big Flower Receivables Master Trust Pooling and Servicing Agreement, dated as of March 19, 1996 among BFP Receivables Corporation, Holdings and Manufacturers and Traders Trust Company, as Trustee, as amended or modified from time to time.

         "Receivables Purchasers" shall mean and include (i) Manufacturers and Traders Trust Company, as Trustee under the Receivables Pooling Agreement, and its successors in that capacity, (ii) the purchaser or purchasers of any interest in the Receivables Facility Assets under or in connection with any Receivables Facility and (iii) the respective successors and assigns of the foregoing Receivables Purchasers.

         "Receivables Stated Amount" means, with respect to an Investor Certificate or Purchased Interest, the maximum amount of the funding commitment with respect thereto.

         "Receivables Sellers" at any time shall mean the Borrower and any Subsidiary Guarantor which is, at such time, a Person which is selling or transferring Receivables Facility Assets to the Receivables Subsidiary.

         "Receivables Subsidiary" shall mean a Wholly-Owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable and which is designated (as provided below) as the Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Holdings nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Receivables Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to Holdings or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Holdings, and (c) to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer's certificate of the Borrower certifying that, to the best of such officer's knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

         "Recovery Event" shall mean the receipt by Holdings or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or assets of Holdings or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 8.03.

         "Refinancing Documents" shall mean the documents entered into with respect to the Refinancing Transactions.

         "Refinancing Transactions" shall mean (i) the refinancing of the WTI Credit Agreement on the Restatement Effective Date, (ii) the WTI Tender Offer Repurchases and, if applicable, the execution and delivery of the WTI Senior Subordinated Notes Indenture Supplement in accordance with the requirements of
Section 5.08(d), (iii) any Optional WTI Note Repurchases made in accordance with the definition thereof and (iv) if the WTI Tender Offer/Consent Solicitation Consummation has not occurred on or prior to the Restatement Effective Date, the WTI Change of Control Offer Repurchases.

         "Register" shall have the meaning provided in Section 13.17.

         "Registration Statement" shall mean the Form S-1 Registration Statement and Exhibits, as amended prior to the Effective Date, Registration Number 33-97082, filed by Holdings in connection with the Equity Financing (as defined in the Original Credit Agreement).

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

         "Replaced Bank" shall have the meaning provided in Section 1.13.

         "Replacement Bank" shall have the meaning provided in Section 1.13.

         "Replacement Working Capital Facility" shall have the meaning provided in Section 5.08(c).

         "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived by statute, under subsection .13, .14, .16, .18, .19 or
 .20 of PBGC Regulation Section 2615 or otherwise.

         "Reporting Company" shall mean a company required to file Form 10-K Reports and Form 10-Q Reports under the Exchange Act.

         "Required Banks" shall mean Non-Defaulting Banks, the sum of whose (i) outstanding Term Loans (or, if prior to the Term Loan Borrowing Date, Term Loan Commitments) and (ii) Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and Adjusted Percentage of Swingline Loans and Letter of Credit Outstandings) represent greater than 50% of the sum of (i) all outstanding Term Loans (or, if prior to the Term Loan Borrowing Date, Term Loan Commitments) of Non-Defaulting Banks and (ii) the Adjusted Total Revolving Loan Commitment (or after the termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Banks and the aggregate Adjusted Percentages of all Non-Defaulting Banks of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

         "Required Investment Grade Rating" shall mean a rating of (i) BBB or better assigned by S&P or (ii) Baa2 or better assigned by Moody's.

         "Requisite Consents" shall have the meaning provided in Section
5.08(d).

         "Restatement Effective Date" shall have the meaning provided in
Section 13.10.

         "Restricted Payment" shall mean (i) the authorization, declaration or payment of any Dividend with respect to Holdings or any of its Subsidiaries,
(ii) the payment by WTI, Laser Tech or the Borrower or any of their respective Subsidiaries of any principal of, interest on, or any other amount owing with respect to, any advance or loan made by, or owing by such Person to, Holdings or
(iii) the making of any other payment by WTI, Laser Tech or the Borrower or any of their respective Subsidiaries to Holdings.

         "Restricted Subsidiaries" shall mean, (x) all of the Subsidiaries of Holdings and its Subsidiaries in existence on the Restatement Effective Date and
(y) any Subsidiary (other than an Unrestricted Subsidiary) that is created, established or acquired after the Effective Date.

         "Returns" shall have the meaning provided in Section 7.09.

         "Revolving Loan" shall have the meaning provided in Section 1.01(a), and shall include all Revolving Loans made pursuant to the Original Credit Agreement.

         "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I hereto directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b). It is understood that, on the Restatement Effective Date, the Revolving Loan Commitment of each Bank is the same as its "Commitment" under the Original Credit Agreement, which has been renamed "Revolving Loan
Commitment" under this Agreement for convenience purposes only.

         "Revolving Loan Sharing Percentage" at any time shall mean a percentage equal to 100% less the Term Loan Sharing Percentage at such time.

         "Revolving Note" shall have the meaning provided in Section 1.05(a).

         "RGP" shall mean RGP Limited Partnership, a limited partnership organized and existing under the laws of the State of Nevada.

         "Rights Plan" shall mean the Rights Agreement between Holdings and the Bank of New York, as Rights Agent, included as an Exhibit to the Registration Statement.

         "RL Commitment Commission" shall have the meaning provided in Section 3.01(a).

         "Rollover Amount" shall have the meaning provided in Section 9.07(b).

         "S&P" shall mean Standard & Poors Ratings Group.

         "Scheduled Commitment Reduction" shall have the meaning provided in
Section 3.03(d).

         "Scheduled Commitment Reduction Date" shall have the meaning provided in Section 3.03(d).

         "Scheduled Existing Indebtedness" shall have the meaning provided in
Section 5.14.

         "SEC" shall have the meaning provided in Section 8.01(h).

         "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b).

         "Secured Creditors" shall have the meaning assigned that term in the Security Documents.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Security Document" shall mean the Pledge and Security Agreement and, after the execution and delivery thereof, each Additional Security Document.

         "Shareholders' Agreements" shall have the meaning provided in Section 5.06.

         "Specified Default" shall mean any Default under Section 10.01 or 10.05.

         "Standby Letter of Credit" shall mean any standby letter of credit or similar instrument issued or deemed issued for the account of the Borrower pursuant to Section 2.01 for the purpose of supporting L/C Supportable Obligations.

         "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Holdings or any Subsidiary thereof in connection with a Receivables Facility which are reasonably customary in an accounts receivable transaction.

         "Start Date" shall have the meaning provided in the definition of Applicable Margin.

         "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

         "Subordinated Permitted Unsecured Indebtedness" shall mean any issue of Permitted Unsecured Indebtedness which is subordinated to the Obligations and the Guaranteed Obligations at least to the same extent as the subordination provisions applicable to the Existing 10-3/4% Senior Subordinated Notes on the Restatement Effective Date.

         "Subsidiaries Guaranty" shall have the meaning provided in Section
5.10.

         "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Notwithstanding the foregoing (and except for purposes of the definitions of Unrestricted Subsidiary and Wholly-Owned Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its other Subsidiaries for purposes of this Agreement. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

         "Subsidiary Guarantor" shall mean each Wholly-Owned Domestic
Subsidiary of Holdings as of the Restatement Effective Date (other than the Borrower, the Receivables Subsidiary. RGP, Treasure Chest of Nevada and, unless and until the WTI Subsidiaries Guaranty Date has occurred, WTI and its Wholly-Owned Subsidiaries) and any Wholly-Owned Domestic Subsidiary of the Borrower created after the Restatement Effective Date pursuant to Section 9.11.

         "Suncraft" shall mean Suncraft, Inc., an Illinois corporation.

         "Suncraft Acquisition" shall mean the acquisition by WTI of all capital stock of Suncraft not previously acquired by it pursuant to the Suncraft Option Exercise.

         "Supermajority Banks" shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if
(x) no Term Loans or Term Loan Commitments were then outstanding and (y) the percentage "50%" contained therein were changed to "66-2/3%."

                                        -l47-

         "Supermajority Term Banks" shall mean those Non-Defaulting Banks which would constitute the Required Banks under, and as defined in, this Agreement if
(x) no Revolving Loan Commitments or extensions of credit pursuant thereto (i.e., Revolving Loans, Swingline Loans and Letter of Credit Outstandings) were then outstanding and (y) the percentage "50%" contained therein were changed to "66-2/3%".

         "Swingline Expiry Date" shall mean the date which is two Business Days prior to the Final Maturity Date.

         "Swingline Loan" shall have the meaning provided in Section 1.01(b).

         "Swingline Note" shall have the meaning provided in Section 1.05(a).

         "Taxes" shall have the meaning provided in Section 4.04(a).

         "TC Letter of Credit" shall mean and include all Letters of Credit which are not WTI Letters of Credit.

         "Term Loan" shall have the meaning provided in Section 1.01(d).

         "Term Loan Borrowing Date" shall have the meaning provided in Section 1.01(d).

         "Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I hereto directly below the column entitled "Term Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

         "Term Loan Contingent Repayment Date" shall mean the date occurring 70 days after the Restatement Effective Date.

         "Term Loan Maturity Date" shall mean the last Business Day of
December, 2001, PROVIDED, that so long as no more than $25 million aggregate principal amount of WTI Senior Subordinated Notes remain outstanding on the Term Loan Contingent Repayment Date, then the "Term Loan Maturity Date" shall instead mean the last Business Day of December, 2002.

         "Term Loan Scheduled Repayment" shall have the meaning provided in
Section 4.02(c).

         "Term Loan Scheduled Repayment Date" shall have the meaning provided in Section 4.02(c).

         "Term Loan Sharing Percentage" at any time shall be a fraction (expressed as a percentage) the numerator of which is the outstanding principal amount of Term Loans at such time and the denominator of which is the sum of the numerator as provided above and the Total Revolving Loan Commitment as then in effect.

         "Term Loan Syndication Date" shall mean the date upon which the Agents determine in their sole discretion (and notify the Borrower) that the primary syndication of the Term Loans (and the resultant addition of institutions as Banks pursuant to Section 13.04) has been completed.

         "Term Note" shall have the meaning provided in Section 1.05(a).


         "Test Period" shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period, with the first Test Period to end on the last day of the fiscal quarter ending September 30, 1995. Notwithstanding anything to the contrary contained above or in
Section 13.07 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Restatement Effective Date, such period shall be a one-year period ending on the last day of the fiscal quarter last ended, with any calculations of Consolidated Net Interest Expense required in determining compliance with Section 9.08 or the Applicable Margin to be made on a Pro Forma Basis in accordance with the immediately succeeding sentence. To the extent the respective Test Period (i) includes the fiscal quarter of Holdings ended closest to March 31, 1995, Consolidated Net Interest Expense for such fiscal quarter shall be deemed to be $10 million, (ii) includes the fiscal quarter of Holdings ended closest to June 30, 1995, the Consolidated Net Interest Expense for such fiscal quarter shall be deemed to be $10 million,
(iii) includes the fiscal quarter of Holdings ended closest to September 30, 1995, the Consolidated Net Interest Expense for such fiscal quarter shall be deemed to be $10 million, (iv) includes the fiscal quarter of Holdings ended closest to December 31, 1995, Consolidated Net Interest Expense for such fiscal quarter shall be deemed to be $10 million and (v) includes the fiscal quarter of Holdings ended closest to March 31, 1996, Consolidated Net Interest Expense shall be deemed to be $10 million; provided that the amounts provided above in this sentence shall be adjusted, to the extent required by the definition of PRO FORMA Basis, but only for Permitted Acquisitions effected, and increased Indebtedness incurred, after the Restatement Effective Date and not as part of the financing for the Transaction.

         "Threshold Amount" shall mean an amount equal to $75,000,000.

         "Total Available Revolving Loan Commitment" shall mean at any time an amount equal to the Total Revolving Loan Commitment; PROVIDED that at any time while a Clean-Down Period is required to be in existence pursuant to the provisions of Section 4.02(b), the Total Available Revolving Loan Commitment as determined above shall be reduced by $40,000,000 for the duration of such Clean-Down Period.

         "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

         "Total Outstandings" at any time shall mean the then outstanding principal of Term Loans, Revolving Loans and Swingline Loans and the then aggregate amount of Letter of Credit Outstandings.

         "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

         "Total Revolving Outstandings" at any time shall mean the then outstanding principal of Revolving Loans and Swingline Loans and the then aggregate amount of Letter of Credit Outstandings.

         "Total Term Loan Commitment" shall mean, at any time, the sum of the Term Loan Commitments of each of the Banks.

         "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment, less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans outstanding plus the then aggregate amount of Letter of Credit Outstandings.

         "Trade Letter of Credit" shall mean any Letter of Credit or similar instrument issued for the account of any Borrower pursuant to Section 2.01 for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower, any Subsidiary Guarantor, WTI or any Subsidiary of WTI in the ordinary course of business of the Borrower, any Subsidiary Guarantor, WTI or any Subsidiary of WTI.

         "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, I.E., Term Loans and Revolving Loans.

         "Transaction" shall mean, collectively, (i) the consummation of the Acquisition, (ii) the consummation of the Refinancing Transactions, (iii) the entering into of the Receivables Facility, (iv) the Equity Financing Transactions and (v) the entering into of the Credit Documents and the incurrence of Loans hereunder on the Restatement Effective Date.

         "Transaction Documents" shall mean all Documents (other than the Credit Documents) and agreements and instruments entered into in connection with the Transaction.

         "Treasure Chest of Nevada" shall mean Treasure Chest Advertising Company of Nevada, Inc., a corporation organized and existing under the laws of the State of Nevada.

         "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, I.E., whether a Base Rate Loan or a Eurodollar Loan.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

         "Unfunded Current Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year each exceeds the fair market value of the assets allocable thereto, determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

         "United States" and "U.S." shall each mean the United States of America.

         "Unpaid Drawing" shall have the meaning provided for in Section
2.05(a).

         "Unrestricted Subsidiary" shall mean any Subsidiary of Holdings (none of the capital stock of which shall be owned by the Borrower or any of Holdings' Restricted Subsidiaries) that is acquired or created after the Restatement Effective Date and designated by Holdings as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; PROVIDED that Holdings shall only be permitted to so designate a new Unrestricted Subsidiary after the Restatement Effective Date and so long as (i) no Default or Event of Default exists or would result therefrom and (ii) all of the provisions of Section 9.11 shall have been complied with in respect of such newly designated Unrestricted Subsidiary and such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any of its Subsidiaries) through Permitted Unrestricted Subsidiary Investments as permitted by, and in compliance with, Sections 8.14 and 9.05, PROVIDED that at the time of the initial Investment by Holdings in such Subsidiary (x) Holdings shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent and (y) such entity. Holdings and the Borrower shall have entered into the Amended Tax Sharing Agreement on a basis which is satisfactory to the Administrative Agent. Additionally, Holdings may not designate the Borrower, WTI or any of its Subsidiaries. Laser Tech or any of its Subsidiaries, the Receivables Subsidiary, any Credit Party or any Subsidiary created or acquired pursuant to a Permitted Acquisition or the Suncraft Acquisition as an Unrestricted Subsidiary.

         "Unutilized Revolving Loan Commitment" with respect to any Bank, at any time, shall mean such Bank's Revolving Loan Commitment at such time, if any, less the sum of (i) the aggregate outstanding principal amount of Revolving Loans made by such Bank at such time plus (ii) such Bank's Adjusted Percentage of the Letter of Credit Outstandings at such time.

         "Voting Stock" shall mean, as to any Person, any class or classes of capital stock of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

         "Wholly-Owned Domestic Subsidiary" shall mean any Wholly-Owned Subsidiary which is not a Foreign Subsidiary.

         "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time; PROVIDED that, other than in the definition of Wholly-Owned Unrestricted Subsidiary, no Unrestricted Subsidiary shall be considered a Wholly-Owned Subsidiary.

         "Wholly-Owned Unrestricted Subsidiary" shall mean any Wholly-Owned Subsidiary which is an Unrestricted Subsidiary.

         "WTI" shall have the meaning provided in the recitals to this Agreement.

         "WTI Attributed Receivables Facility Indebtedness" shall mean all Attributed Receivables Facility Indebtedness which arises as a result of any sales or transfers of Receivables Facility Assets by WTI or any of its Subsidiaries.

         "WTI Change of Control Offer Documents" shall mean all of the documents and agreements entered into in connection with the Change of Control Offer to Purchase.

         "WTI Change of Control Offer Repurchases" shall have the meaning provided in Section 8.17.

         "WTI Credit Agreement" shall mean the Credit Agreement, dated as of December 6, 1993, among WTI, Webcraft Games, Inc., Webcraft Chemicals, Inc, the financial institutions from time to time party thereto, and BTCC, as Agent, as in effect on the Restatement Effective Date.

         "WTI Intercompany Loans" shall mean intercompany loans made by the Borrower to WTI on the Restatement Effective Date, the Change of Control Payment Date or any Optional WTI Note Repurchase Date, which loans shall (i) be in all respects satisfactory to the Agents, (ii) be evidenced by WTI Intercompany Notes pledged by the Borrower pursuant to the Pledge and Security Agreement, (iii) constitute "Senior Debt" under, and as defined in, the WTI Senior Subordinated Notes Indenture and (iv) be made in accordance with the requirements of Section 5.08(d), 5.08(e) or 8.17, as applicable.

         "WTI Intercompany Note" shall mean a promissory note issued by WTI to the Borrower in the form of Exhibit M-l, which note shall, if the WTI Tender Offer/Consent Solicitation Consummation does not occur on the Restatement Effective Date, contain provisions, in form and substance satisfactory to the Agents, for mandatory principal prepayments based upon excess cash flow generated by WTI and its Subsidiaries.

         "WTI Intercompany Preferred Stock" shall mean Preferred Stock of Acquisition Corp.(which, upon the consummation of the Acquisition, shall remain outstanding as Preferred Stock of WTI) issued to Holdings on or prior to the Restatement Effective Date in accordance with the requirements of Section 5.08(e), which Preferred Stock shall (i) pay quarterly cash dividends at an annual rate of 11.0%, (ii) not be redeemable (mandatorily or optionally) until February 16, 2002, (iii) be pledged by Holdings pursuant to the Pledge and Security Agreement and (iv)be in all respects satisfactory to the Agents.

         "WTI Letter of Credit" shall mean any Letter of Credit issued for the benefit of WTI and/or its Subsidiaries, including all Existing Letters of Credit issued prior to the Restatement Effective Date pursuant to the WTI Credit Agreement.

         "WTI Noteholders" shall have the meaning provided in Section 5.08(d).

         "WTI Senior Subordinated Notes" shall mean 9-3/8% Senior Subordinated Notes due 2002, as in effect on the Restatement Effective Date and as the same may be modified, supplemented or amended from time to time to the extent permitted pursuant to the terms hereof and thereof.

         "WTI Senior Subordinated Notes Indenture" shall mean the Indenture, dated as of February 15, 1994, entered into by and between WTI, as Issuer, and KSS Transportation Corp., Webcraft Chemicals, Inc., Webcraft Games, Inc., Webcraft Investors, Inc., and Webtech Holdings, Inc., as Guarantors thereunder, and State Street Bank and Trust Company of Connecticut, National Association, as trustee thereunder, as in effect on the Restatement Effective Date and as the same may be modified, amended or supplemented from time to time to the extent permitted in accordance with the terms hereof and thereof.

         "WTI Senior Subordinated Notes Indenture Amendment" shall have the meaning provided in Section 5.08(d).

         "WTI Senior Subordinated Notes Indenture Supplement" shall mean the Supplemental Indenture to the WTI Senior Subordinated Notes Indenture in form and substance satisfactory to the Agents and entered into by WTI and the trustee for the WTI Senior Subordinated Notes in connection with the WTI Tender Offer/Consent Solicitation.

         "WTI Subsidiaries Guaranty Date" shall mean the first to occur of (x) the Restatement Effective Date, but only if the WTI Senior Subordinated Notes Indenture Supplement is executed on or prior to such date and (y) the first date occurring on or after the Restatement Effective Date upon which no WTI Senior Subordinated Notes remain outstanding or the WTI Senior Subordinated Notes Indenture no longer regulates (or restricts) the granting of guaranties by Wholly-Owned Subsidiaries of WTI.

         "WTI Swingline Note" shall mean the promissory note issued by WTI pursuant to the Replacement Working Capital Facility in the form of Exhibit L-2.

         "WTI Tender Offer/Consent Solicitation" shall have the meaning provided in Section 5.08(d).

         "WTI Tender Offer/Consent Solicitation Consummation" shall have the meaning provided in Section 5.08(d).

         "WTI Tender Offer Repurchases" shall have the meaning provided in
Section 5.08(d).

         "WTI Working Capital Note" shall mean the promissory note issued by WTI pursuant to the Replacement Working Capital Facility in the form of Exhibit L-l.

         SECTION 12.  THE AGENTS.

         12.01 APPOINTMENT. The Banks hereby designate BTCo as Administrative Agent (for purposes of this Section 12, the term "Agent" shall include BTCo in its capacity as Administrative Agent hereunder and Collateral Agent pursuant to the Security Documents) and Credit Suisse as Documentation Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent and the Documentation Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent or Documentation Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each of the Agent and the Documentation Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

         12.02 NATURE OF DUTIES. The Agent and the Documentation Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Documents. The Co-Agents, in their capacity as such, shall not have any duties or responsibilities pursuant to this Agreement or any of the Security Documents. None of the Agent, the Documentation Agent or the Co-Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent, the Documentation Agent and the Co-Agents shall be mechanical and administrative in nature; the Agent, the Documentation Agent and the Co-Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent, the Documentation Agent and the Co-Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

         12.03 LACK OF RELIANCE ON THE AGENT, THE DOCUMENTATION AGENT AND THE CO-AGENTS. Independently and without reliance upon the Agent, the Documentation Agent and the Co-Agents, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Agent, the Documentation Agent and the Co-Agents shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. None of the Agent, the Documentation Agent, the Co-Agents or any of their respective affiliates nor any of their respective officers, directors, agents, or employees shall be responsible to any Bank or the holder of any Note for, or be required or have any duty to ascertain, inquire or verify the accuracy of,
(i) any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, (ii) the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document, (iii) the financial condition of Holdings and any of its Subsidiaries, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, (v) the satisfaction of any of the conditions precedent set forth in Section 5 or 6, or (vi) the existence or possible existence of any Default or Event of Default.

         12.04 CERTAIN RIGHTS OF THE AGENT, THE DOCUMENTATION AGENT AND THE CO-AGENTS. If the Agent, the Documentation Agent or the Co-Agents shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent, Documentation Agent or Co-Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Banks, and such Agent, Documentation Agent or Co-Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against such Agent, Documentation Agent or Co-Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

         12.05 RELIANCE. The Agent, Documentation Agent and Co-Agents shall be entitled to rely, and shall be fully protected (and shall have no liability to any person) in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopie message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent, Documentation Agent or Co-Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties here under and there under, upon advice of counsel selected by such Agent, Documentation Agent or Co-Agent (which may be counsel for the Credit Parties).

         12.06 INDEMNIFICATION. To the extent each of the Agent, Documentation Agent or Co-Agent is not reimbursed and indemnified by the Borrower or the Parent Guarantor, the Banks will reimburse and indemnify such Agent, Documentation Agent or Co-Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and allliabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent, Documentation Agentor Co-Agent in performing its respective duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; PROVIDED that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's, Documentation Agent's or Co-Agent's gross negligence or willful misconduct.

         12.07 THE AGENT, DOCUMENTATION AGENT AND THE CO-AGENTS IN THEIR INDIVIDUAL CAPACITIES. With respect to its obligation to make Loans or issue or participate in any Letter of Credit under this Agreement, each of the Agent, Documentation Agent and Co-Agents shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent, the Documentation Agent and the Co-Agents in their individual capacity. Each of the Agent, the Documentation Agent and the Co-Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

         12.08 HOLDERS. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

         12.09 Resignation by the Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

         (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

         (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower (which consent will not be unreasonably withheld or delayed), shall then appoint a commercial bank or trust company as successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Agent as provided above.

         (d) If no successor Agent has been appointed pursuant to clause (b) or
(c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Agent as provided above.

         (e) The Documentation Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days' prior written notice to the Banks. Such resignation shall take effect at the end of such five Business Day period.

         (f) Each Co-Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days' prior written notice to the Banks. Such resignation shall take effect at the end of such five Business Day period.

         SECTION 13.  MISCELLANEOUS.

         13.01 PAYMENT OF EXPENSES. ETC. The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case and local counsel and all appraisal fees, trustee's fees, documentary and recording taxes, title insurance and recording, filing and other expenses) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agents in connection with its syndication efforts with respect to this Agreement and of the Agents and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agents and, following and during the continuation of an Event of Default in connection with the enforcement of this Agreement and the other Credit Documents, for each of the Banks); (ii) pay and hold each of the Agents and each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Agents and each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agents and each Bank, and each of their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of,
(a) any investigation, litigation or other proceeding (whether or not any Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein (including, without limitation, the Transaction) or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by any Credit Party or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned, leased or operated by any Credit Party or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against any Credit Party, any of its Subsidiaries, its operations or any Real Property owned or at any time operated by any Credit Party or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other reasonably necessary consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

         13.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of any Credit Party or any of its Subsidiaries against and on account of the Obligations and liabilities of such Credit Party or such Subsidiary to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand here under and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         13.03 NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Parent Guarantor or the Borrower, at such Person's address specified opposite its signature below; if to the Documentation Agent or any Bank, at its address specified opposite its name on Schedule II below; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other paries hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective two days after deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Borrower and either of the Agents shall not be effective until received by the Borrower and such Agent.

         13.04 BENEFIT OF AGREEMENT. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; PROVIDED, HOWEVER, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks and, PROVIDED FURTHER, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, PROVIDED FURTHER, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Obligations hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation.

         (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans (and if prior to the Term Loan Borrowing Date, Term Loan Commitment) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or
(y) assign all, or if less than all, a portion equal to at least (A) $10,000,000, in the case of assignments of Revolving Loans or (B) $5,000,000, in the case of assignments of Term Loans (and, if prior to the Term

Loan Borrowing Date, Term Loan Commitments), in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitments and outstanding principal amount of Term Loans (and, if prior to the Term Loan Borrowing Date, Term Loan Commitments) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, PROVIDED that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding Term Loans, as the case may be) of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrower's expense, to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of
Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Term Loans, as the case may be),
(iii) the consent of BTCo shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld), (iv) the consent of the Borrower and each Issuing Bank shall be required in connection with any assignment of any Revolving Loan Commitments pursuant to clause (y) above) (which consent shall not be unreasonably withheld) and, (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 in the case of any such assignment pursuant to clause
(y) above and $1,750 in the case of any such assignment pursuant to clause (x) above; and, PROVIDED FURTHER, that such transfer or assignment shall not be effective until recorded by the Administrative Agent on the Register pursuant to
Section 13.16. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitment. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a Section 4.04(b)(ii) Certificate) described in Section 4.04(b)). To the extent that an assignment of all or any portion of a Bank's Commitment and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.06 or
4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes or occurrences of the types described in said Sections after the date of the respective assignment).

         (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

         13.05 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any Agent or any Bank or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and any Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

         13.06 PAYMENTS PRO RATA. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its PRO RATA share of any such payment) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

         (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, RL Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; PROVIDED that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

         13.07 CALCULATIONS; COMPUTATIONS. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks), PROVIDED that (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow, the Applicable RL Margin and all computations determining compliance with Section 9 shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to Section 7.05(a) (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called "GAAP"), (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a PRO FORMA Basis, (iii) to the extent compliance with either of Sections 9.08 or 9.09 or calculations of the Applicable RL Margin would include periods occurring (x) prior to the Initial Borrowing Date, such calculation shall be adjusted on a PRO FORMA Basis to give effect to the Original Credit Agreement Transaction as if same had occurred on the first day of the respective period and/or (y) prior to the Restatement Effective Date, such calculation shall be adjusted on a PRO FORMA Basis to give effect to the Transaction (other than any Optional WTI Note Repurchases and any WTI Change of Control Offer Repurchases which have not theretofore been effected) as if same had occurred on the first day of the respective period, (iv) in the case of any determinations of Consolidated Net Interest Expense for any portion of any Test Period which ends prior to the Restatement Effective Date, all computations determining compliance with Section
9.08 shall be calculated in accordance with the definition of Test Period contained herein, (v) for all purposes of this Agreement, all Attributed Receivables Facility Indebtedness shall be included as Indebtedness in the consolidated financial statements of Holdings and its Subsidiaries, and shall be considered Indebtedness of a Subsidiary of Holdings hereunder, regardless of any differing treatment pursuant to generally acceptable accounting principles, and
(vi) for purposes of computations as described in preceding clause (i) Unrestricted Subsidiaries shall be treated as if same did not exist.

         (b) All computations of Eurodollar interest, RL Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, RL Commitment Commission or Fees are payable. All computations of Base Rate interest hereunder shall be made on the basis of a year of 365/366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

         13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE: WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW

                                        -l63-

YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES AND APPOINTS HOLDINGS, LOCATED AT THE ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, AS ITS AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON HOLDINGS SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE CREDIT PARTIES AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH OF THE CREDIT PARTIES FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH OF THE CREDIT PARTIES, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHTS OF THE AGENTS UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

         (b) EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

    (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS

AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         13.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

         13.10 EFFECTIVENESS. This Agreement shall become effective on the date (the "Restatement Effective Date")on which (i) the Borrower, the Required Banks (determined immediately before the occurrence of the Restatement Effective Date and without including any Term Loans or Term Loan Commitments in the computation thereof), Banks (whether Original Banks and/or New Banks) with aggregate Term Loan Commitments of $75 million, and each Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile device) the same to the Administrative Agent at its Notice Office and (ii) the conditions contained in Sections 5 and 6 are met to the satisfaction of the Agents and the Required Banks (determined immediately after the occurrence of the Restatement Effective Date). Unless the Administrative Agent has received actual notice from any Bank that the conditions contained in Sections 5 and 6 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Restatement Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Restatement Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5 or 6). The Administrative Agent will give the Borrower and each Bank prompt written notice of the occurrence of the Restatement Effective Date.

         13.11 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         13.12 AMENDMENT OR WAIVER; ETC. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Banks, PROVIDED that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) (with Obligations being directly affected thereby), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) release the Parent Guarantor from its Obligations pursuant to the Parent Guaranty (except as expressly provided therein), (iv) amend, modify or waive any provision of this Section 13.12,
(v) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Commitments are included on the Effective Date), (vi) consent to the assignment or transfer by the Borrower or the Parent Guarantor of any of its rights and obligations under this Agreement or the Parent Guaranty, as the case may be or (vii) amend, waive or modify the approval rights of the Banks in respect of a nine or twelve-month Interest Period as provided in
Section 1.09; PROVIDED FURTHER, that no such change, waiver, discharge or termination shall (u) increase the Commitment of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (v) without the consent of the respective Issuing Bank or Issuing Banks, amend, modify or waive any provision of Section 2 with respect to Letters of Credit issued by it or alter its rights or obligations with respect to Letters of Credit issued by it, (w) without the consent of BTCo, amend, modify or waive any provision of Sections 1.01(b) and (c) or alter its rights and obligations with respect to Swingline Loans (including, without limitation, the obligations of the other Banks with Commitments to fund Mandatory
Borrowings), (x) without the consent of the respective Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent,
(y) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent and
(z) without the consent of the Supermajority Banks either (A) reduce the percentage specified in the definition of Supermajority Banks or (B) amend, modify or waive any Scheduled Commitment Reduction.

         (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Bank's Commitment (if such

Bank's consent is required as a result of its Commitment) and repay outstanding Revolving Loans of such Bank which gave rise to the need to obtain such Bank's consent, in accordance with Sections 3.02(b) and/or 4.01(v), PROVIDED that, unless the Commitments are terminated, and Revolving Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Banks or the increase of the Commitments and/or outstanding Revolving Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Banks (determined before giving effect to the proposed action) shall specifically consent thereto, PROVIDED FURTHER, that in any event the Borrower shall not have the right to replace a Bank, terminate its Commitment or repay its Revolving Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

         13.13 SURVIVAL. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 13.01, 13.06 and 13.16 shall survive the execution, delivery and termination of this Agreement, the Notes and any Letters of Credit, and the making and repayment of the Loans.

         13.14 DOMICILE OF LOANS. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11,
2.06 or 4.04 from those being charged by the respective Bank prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

         13.15 CONFIDENTIALITY. (a) Subject to the provisions of clause (b) of this Section 13.15, each Bank agrees that it will use its best efforts not to disclose without the prior consent of the Borrower (other than to its Affiliates, employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section
13.15 to the same extent as such Bank) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by Holdings to the Banks in writing as confidential, PROVIDED that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, (e) to the Agents or the Collateral Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Bank, PROVIDED, that such prospective transferee agrees to provisions substantially the same as to those contained in this Section.

         (b) Each Credit Party hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Bank.

         13.16 REGISTER. The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 13.16, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of the Commitments and the Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16, PROVIDED that the Borrower shall have no obligation to indemnify the Administrative Agent for any loss, claim, damage, liability or expense which resulted primarily from the gross negligence or wilful misconduct of the Administrative Agent.

         13.17 COMPLIANCE WITH CERTAIN EXISTING INDEBTEDNESS. (a) Holdings and the Borrower represent and warrant to the Banks that, on the Restatement Effective Date (after giving effect to the Borrowings to occur on such date), Loans and Letters of Credit in aggregate principal amount equal to the Total Commitment and, without duplication, the then aggregate outstanding principal amount of Term Loans as in effect on such date would be permitted to be incurred pursuant to the first paragraph of Section 4.9 of the Existing 10-3/4% Senior Subordinated Notes Indentures (and that Holdings' Fixed Charge Coverage Ratio referred to therein would be at least equal to 2.25 to 1 after giving effect thereto) and any such incurrence of Indebtedness would constitute "Senior Indebtedness" and "Designated Senior Indebtedness" thereunder. If at any time after the Restatement Effective Date the Total Revolving Outstandings are, or are reduced below, an amount equal to $275,000,000 (with the amount of the Total Revolving Outstandings on the Restatement Effective Date, or the lowest amount to which the Total Revolving Outstandings have at any time been reduced thereafter, as such amount may be adjusted as herein provided, being herein called the "Lowest Outstanding Amount"), then if the Total Revolving Outstandings at any time thereafter exceed the then previous Lowest Outstanding Amount by more than the Threshold Amount, the then previous Lowest Outstanding Amount shall be increased by an amount equal to such excess over the Threshold Amount, provided that in no event shall the Lowest Outstanding Amount ever exceed $275,000,000. Furthermore, and notwithstanding anything to the contrary contained elsewhere in this Agreement or any other Credit Document, it is understood and agreed that (x) the Borrower and its Subsidiaries shall not incur any Indebtedness, except pursuant to this Agreement, which is justified as being outstanding pursuant to clause
(i) of the second paragraph of Section 4.9 of the Existing 10-3/4% Senior Subordinated Notes Indentures and (y) the Borrower shall not be permitted to incur Loans or have Letters of Credit issued at any time after the Restatement Effective Date which would cause the Total Revolving Outstandings to exceed the Lowest Outstanding Amount at such time by more than the Threshold Amount unless, in connection with any such Credit Event, the Borrower complies with the applicable requirements of Section 6.05. Holdings and the Borrower each represent and warrant that each incurrence of Loans and issuance of any Letter of Credit shall not be prohibited pursuant to the terms of either of the Existing 10-3/4% Senior Subordinated Notes Indentures and any such incurrence of Indebtedness shall constitute "Senior Indebtedness" and "Designated Senior Indebtedness" thereunder. This Section 13.17 shall cease to be of further force or effect at such time as all Existing 10-3/4% Senior Subordinated Notes have been repaid in full (or fully defeased) and the provisions of Section 4.9 of the Existing 10-3/4% Senior Subordinated Notes Indentures are no longer effective.

         (b) Holdings and the Borrower represent and warrant to the Banks that neither the consummation of the Transaction (including, without limitation, the extension of the WTI Intercompany Loans, the issuance of the WTI Intercompany Preferred Stock and the extensions of credit pursuant to the Replacement Working Capital Facility) or any other transactions contemplated by this Agreement nor the execution, delivery or performance of any Documents shall cause any violation of the WTI Senior Subordinated Notes Indenture.

         13.18 LIMITATION ON ADDITIONAL AMOUNTS, ETC. Notwithstanding anything to the contrary contained in Section 1.11 of this Agreement, unless a Bank gives notice to the Borrower that it is obligated to pay an amount under such Section within six months after the later of (x) the date the Bank incurs the respective loss, expense or liability or (y) the date such Bank has actual knowledge of its incurrence of the respective loss, expense or liability, then such Bank shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.11, to the extent the loss, expense or liability is incurred or suffered on or after the date which occurs six months prior to such Bank giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.11. This Section 13.18 shall have no applicability to any Section of this Agreement other than said Section 1.11.

         13.19 ADDITION OF NEW BANKS; OBLIGATION TO PAY CERTAIN AMOUNTS OWING PURSUANT TO ORIGINAL CREDIT AGREEMENT. (a) On and as of the occurrence of the Restatement Effective Date in accordance with Section 13.10, each New Bank shall become a "Bank" under, and for all purposes of, this Agreement and the other Credit Documents.

         (b) The Borrower understands and agrees that all accrued but unpaid interest and fees pursuant to the Original Credit Agreement, which have not become due and payable pursuant to the terms of the Original Credit Agreement on or prior to the Restatement Effective Date, shall be paid on the respective payment date pursuant to this Agreement and shall be due and payable as obligations pursuant to this Agreement. Furthermore, all indemnities pursuant to the Original Credit Agreement shall survive pursuant to the terms of this Agreement. The Borrower covenants and agrees to repay all amounts which are due and payable pursuant to the terms of the Original Credit Agreement on or prior to the occurrence of the Restatement Effective Date.

         13.20 CERTAIN AGREEMENT FOR THE MUTUAL BENEFIT OF THE BANKS. (a) To induce the Banks with Term Loan Commitments to make the Term Loans on the Restatement Effective Date and for the benefit of such Banks and their successors and assigns, each Bank which executes this Agreement agrees for itself, and its successors and assigns, that such Bank (including for this purpose its successors and assigns) will not in the future agree to any amendment or modification to this Agreement which amends, modifies or waives any Term Loan Scheduled Repayment or the definition of "Supermajority Term Banks" without (x) the consents required by Section 13.12 and (y) the consent of the Supermajority Term Banks at such time.

         (b) To induce each Bank which executes and delivers a copy of this Agreement to execute and deliver same, and for the benefit of such Banks and their successors and assigns, each Bank which executes this Agreement (including, without limitation, each Bank with a Term Loan Commitment) agrees for itself, and its successors and assigns, that such Bank (including for this purpose its successors and assigns) will not in the future agree to any amendment or modification to this Agreement), without (x) the consents required by Section 13.12 and (y) the consent of the Majority Banks of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Banks of each Tranche in the case of an amendment to the definition of Majority Banks), which amends the definition of Majority Banks or alters the required application of any prepayments or repayments (or commitment reductions) as between the various Tranches, pursuant to Section 4.01 or 4.02 (excluding Section 4.02(c))(although, subject to the requirements of (i) clause
(z) of the second proviso to Section 13.12(a) and (ii) Section 13.20(a), the Required Banks may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered).

         SECTION 14.  PARENT GUARANTY.

         14.01 THE PARENT GUARANTY. In order to induce the Agents and the Banks to enter into this Agreement and to extend credit hereunder, to induce Interest Rate Protection Creditors to enter into Interest Rate Protection Agreements and in recognition of the direct benefits to be received by the Parent Guarantor from the proceeds of the Loans, the issuance of the Letters of Credit, and the entering into of Interest Rate Protection Agreements, the Parent Guarantor hereby agrees with the Guaranteed Creditors as follows: the Parent Guarantor hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, the Parent Guarantor irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Parent Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Parent Guarantor, notwithstanding any revocation of this Parent Guaranty, and the Parent Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

         14.02 BANKRUPTCY. Additionally, the Parent Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the

Borrower to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

         14.03 NATURE OF LIABILITY. The liability of the Parent Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Borrower whether executed by the Parent Guarantor, any other guarantor or by any other party, and the liability of the Parent Guarantor hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Parent Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

         14.04 INDEPENDENT OBLIGATION. The obligations of the Parent Guarantor hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against the Parent Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. The Parent Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Parent Guarantor. This Parent Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

         14.05 AUTHORIZATION. The Parent Guarantor authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

         (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Parent Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

         (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

         (c) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

         (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

         (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

         (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Parent Guarantor or the Borrower remain unpaid;

         (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

         (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Parent Guarantor from its liabilities under this Parent Guaranty.

         14.06 RELIANCE. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

         14.07 SUBORDINATION. Any of the indebtedness of the Borrower now or hereafter owing to the Parent Guarantor is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative

Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to the Parent Guarantor shall be collected, enforced and received by the Parent Guarantor for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Parent Guarantor under the other provisions of this Parent Guaranty. Prior to the transfer by the Parent Guarantor of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to the Parent Guarantor, the Parent Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.
Without limiting the generality of the foregoing, the Parent Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

         14.08 WAIVER. (a) The Parent Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. The Parent Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by any Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Parent Guarantor hereunder except to the extent the Guaranteed Obligations have been paid. The Parent Guarantor waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Parent Guarantor against the Borrower or any other party or any security.

         (b) The Parent Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence. creation or incurring of new or additional Guaranteed Obligations. The Parent Guarantor assumes all responsibility for being and keeping itself informed of the

Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Parent Guarantor assumes and incurs hereunder, and agrees that neither the Agents nor any Bank shall have any duty to advise the Parent Guarantor of information known to them regarding such circumstances or risks.

         14.09 MAXIMUM LIABILITY. It is the desire and intent of the Parent Guarantor and the Guaranteed Creditors that this Parent Guaranty shall be enforced against the Parent Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Parent Guarantor under this Parent Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of the Parent Guarantor shall be deemed to be reduced and the Parent Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
- --------

3 East 54th Street                 BIG FLOWER PRESS HOLDINGS, INC.
19th Floor
New York, NY 10022
Tel: (212) 521-1600                By /s/ David Mait
Fax: (212) 223-4074                ----------------------------
Attention: R.  Theodore Ammon        Title: Vice President



250 West Pratt Street              TREASURE CHEST ADVERTISING
Baltimore.  MD 21201               COMPANY, INC.
Tel: (410) 361-8352
Fax: (410) 528-9288
Attention: Rick Frier              By /s/ Rick Frier
                                   ----------------------------
                                     Title: Treasurer



One Bankers Trust Plaza            BANKERS TRUST COMPANY,
130 Liberty Street                 Individually and as Administrative Agent
New York, NY 10006
Tel: (212) 250-1724
Fax: (212) 250-7200                By /s/ Christopher Kinslow
Attention: Christopher Kinslow     ----------------------------
                                     Title: Vice President



Credit Suisse                      CREDIT SUISSE,
12 E.  49th Street                 Individually
New York, NY 10017
Tel: (212) 238-5364
Fax: (212) 238-5389                By /s/ Christopher J. Eldin
Attention: Christopher J.  Eldin   ----------------------------
                                     Title: Member of Senior Management


                                   By /s/ Dawn Rubinstein
                                   ----------------------------
                                     Title: Associate

Credit Suisse                      CREDIT SUISSE,
12 E.  49th Street                 as Documentation Agent
New York, NY 10017
Tel: (212) 238-5061
Fax: (212) 238-5073                By /s/ Ira Lubinsky
Attention: Ira                     ----------------------------
Lubinsky                             Title: Associate

                                   By /s/ Matt Moser
                                   ----------------------------
                                     Title: Associate

                                   ABN AMRO BANK N.V.,
                                   NEW YORK BRANCH

                                   By /s/ Frances O'Reilly Logan
                                   ----------------------------
                                     Title: Vice President

                                   By /s/ Thomas Rogers
                                   ----------------------------
                                     Title: Assistant Vice President



                                   BANK OF AMERICA NT & SA



                                   By /s/ Jon M.  Varnell
                                   ----------------------------
                                     Title: Managing Director



                                   BANK OF IRELAND



                                   By /s/ Paddy Dowling
                                   ----------------------------
                                     Title: Account Manager

                                   THE BANK OF NEW YORK

                                   By /s/ Gregory Shefrin
                                   ----------------------------
                                     Title: Assistant Vice President



                                   CORESTATES BANK



                                   By /s/ Matthew T.  Panarese
                                   ----------------------------
                                     Title: Vice President



                                   COMERICA BANK

                                   By /s/ Tamara J.  Gurne
                                   ----------------------------
                                     Title: Account Officer



                                   CREDIT LYONNAIS -NEW YORK BRANCH

                                   By /s/ Fred Haddad
                                   ----------------------------
                                     Title: Authorized Signatory



                                   CREDIT LYONNAIS -CAYMAN ISLAND BRANCH


                                   By /s/ Fred Haddad
                                   ----------------------------
                                     Title: Authorized Signatory



                                   DAI-ICHI KANGYO BANK, LIMITED


                                   By /s/ Yusuke Yanagawa
                                   ----------------------------
                                     Title: Assistant Vice President

                                   DRESDNER BANK AG



                                   By /s/ Ramesh Raman
                                   ----------------------------
                                     Title: Assistant Vice President



                                   By /s/ Andrew E.  Schroeder
                                   ----------------------------
                                     Title: Assistant Vice President



                                   GIROCREDIT BANK AG DER SPARKASSEN, GRAND
                                    CAYMAN ISLAND BRANCH



                                   By /s/ John Redding
                                   ----------------------------
                                     Title: Vice President

                                   By /s/ Richard Stone
                                   ----------------------------
                                     Title: First Vice President



                                   THE INDUSTRIAL BANK OF JAPAN, LIMITED

                                   By /s/ Junri Oda
                                   ----------------------------
                                     Title: Senior Vice President and Senior
                                       Manager



                                   THE LTCB TRUST COMPANY


                                   By /s/ Rene O.  LeBlanc
                                   ----------------------------
                                     Title: Senior Vice President

                                   THE MITSUBISHI BANK, LIMITED -NEW YORK BRANCH



                                   By /s/ Randy Szuch
                                   ----------------------------
                                     Title: Vice President



                                   THE MITSUBISHI TRUST AND BANKING CORPORATION



                                   By /s/ Patricia Loret de Mola
                                   ----------------------------
                                     Title: Senior Vice President



                                   NATIONSBANK, N.A.



                                   By /s/ Cathy Wilcox
                                   ----------------------------
                                     Title: Senior Vice President



                                   SANWA BANK CALIFORNIA



                                   By /s/ Robert G.  Moore
                                   ----------------------------
                                     Title: Vice President



                                   SUMITOMO BANK OF CALIFORNIA



                                   By /s/ Robert M.  Iritani
                                   ----------------------------
                                     Title: Vice President

                                   THE FUJI BANK, LIMITED



                                   By /s/ Katsunori Nozawa
                                   ----------------------------
                                     Title: Vice President & Manager



                                   MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.



                                   By /s/ Anthony R.  Clemente
                                   ----------------------------
                                     Title: Authorized Signatory


                                   SENIOR HIGH INCOME PORTFOLIO,INC.



                                   By /s/ Anthony R.  Clemente
                                   ----------------------------
                                     Title: Authorized Signatory



                                   UNION BANK CORPORATE BANKING



                                   By /s/ Andrew G.  Ewing Jr.
                                   ----------------------------
                                     Title: Vice President